As filed with the Securities and Exchange Commission on November 7, 2006

Registration No. 333-137752

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
(PRE-EFFECTIVE AMENDMENT NO. 1)
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3699 (Primary Standard Industrial Classification Code Number)	98-0509431 (I.R.S. Employer Identification No.)

Guoshen Tu
4/F, East 3/B, Saige Science & Technology Park
Huaqiang, Shenzhen, China 518028
(86) 755-83765666
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Copies to:

Louis A. Bevilacqua, Esq. Thomas Shoesmith, Esq. Joseph R. Tiano, Jr., Esq. Thelen Reid & Priest LLP 701 8th Street, N.W. Washington, D.C. 20001 (202) 508-4000	Guoshen Tu 4/F, East 3/B Saige Science & Technology Park Huaqiang, Shenzhen, China 518028 (86) 755-83765666

(Name, address, including zip code and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock, par value $0.0001 per share	29,209,259	$5.65	165,032,313	$17,659
Shares underlying warrants to be assumed in the transaction with an exercise price of $3.80	150,000	$5.65	847,500	$91
Shares underlying warrants to be assumed in the transaction with an exercise price of $3.00	266,667	$5.65	1,506,669	$161
Shares underlying warrants to be assumed in the transaction with an exercise price of $4.80	926,918	$5.65	5,237,087	$560
Shares underlying warrants to be assumed in the transaction with an exercise price of $4.20	324,421	$5.65	1,832,979	$196
Shares underlying warrants to be assumed in the transaction with an exercise price of $1.85	100,000	$5.65	565,000	$60
Total	30,977,265	-	175,021,547	$18,728(3)

(1)  This registration statement relates to the common stock, par value $0.0001 per share, of the registrant, issuable to holders of common stock, par value $0.01 per share, of China Security and Surveillance Technology Inc. (the British Virgin Islands corporation), and to holders of warrants exercisable for the purchase of common stock of China Security and Surveillance Technology Inc. (the British Virgin Islands corporation) that are being assumed by the registrant pursuant to the proposed reincorporation described herein. Pursuant to Rule 416(b) under the Securities Act of 1933, as amended, there shall be deemed covered hereby all additional securities resulting from antidilution adjustments, if any, required under the merger agreement described herein.

(2)  Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee. The fee for the common stock was based on the average of the closing bid and asked prices of the common stock reported on the OTC Bulletin Board on September 27, 2006.

(3) $18,697 registration fee was previously paid in connection with the filing of the original registration statement on October 2, 2004.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not issue the common stock to be issued in connection with the merger described in this prospectus until the registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any representation to the contrary is a criminal offense.

PROSPECTUS

Subject to completion, dated                , 2006

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

30,977,265 shares of common stock
$0.0001 par value per share

China Security & Surveillance Technology, Inc. or CSST Delaware, a Delaware corporation, is registering 30,977,265 shares of its common stock, or the Common Stock (including 1,768,006 shares of common stock which are issuable upon the exercise of warrants for the purchase of common stock of China Security and Surveillance Technology Inc. or CSST BVI, a British Virgin Islands company, that are being assumed by CSST Delaware, for issuance to the stockholders and warrantholders of CSST BVI, pursuant to the merger agreement between CSST Delaware and CSST BVI).

Common stock of CSST BVI, is traded on the OTC Bulletin Board under the symbol “CSSTF.OB”. The last reported bid price of the common stock of CSST BVI, on November 3, 2006 was $8.24 per share.

Investing in the common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 to read about certain risks you should consider before investing in shares of our common stock.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory authority, has approved or disapproved any of these securities nor have any of the foregoing authorities passed upon or endorsed the merits of this plan of merger or the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

Our principal executive offices are located at 4/F, East 3/B, Saige Science & Technology Park, Huaqiang, Shenzhen, China 518028 and the telephone number is (86) 755-83765666.

The date of this prospectus is ________, 2006.

ABOUT THIS PROSPECTUS

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. Requests for information should be made to Guoshen Tu, CEO and President, 4/F, East 3/B, Saige Science & Technology Park, Huaqiang, Shenzhen, China 518028, telephone number (86) 755-83765666. To obtain timely delivery, you must request the information no later than ___________, 2006, which is five business days before the date you must make your investment decision.

TABLE OF CONTENTS

SUMMARY	1
ELECTED HISTORICAL FINANCIAL INFORMATION	5
MARKET PRICE AND DIVIDEND INFORMATION	7
RISK FACTORS	8
THE REINCORPORATION	16
DESCRIPTION OF CSST DELAWARE CAPITAL STOCK	22
DESCRIPTION OF CSST BVI CAPITAL STOCK	23
COMPARATIVE RIGHTS OF HOLDERS OF CSST DELAWARE CAPITAL STOCK	24
INFORMATION ABOUT OUR COMPANY	30
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS	40
QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK	53
MANAGEMENT	53
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	56
INTEREST OF MANAGEMENT IN THE REDOMESTICATION	57
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	57
LEGAL MATTERS	58
EXPERTS	58
WHERE YOU CAN FIND MORE INFORMATION	58

ANNEXES

A - Plan of Merger
B - Certificate of Amendment of China Security & Surveillance Technology, Inc., a Delaware Corporation
C - Bylaws of China Security & Surveillance Technology, Inc., a Delaware Corporation
D - Section 83 of the International Business Companies Ordinance Cap. 291

i

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain or may contain “forward-looking statements.” These forward-looking statements include, without limitation, those statements as to:

•	the anticipated closing date of the reincorporation;

•	the anticipated tax treatment of the reincorporation;

•	the benefits expected to result from the reincorporation;

•	our future business activity, performance and financial condition following the reincorporation;

•	the perceived advantages resulting from the reincorporation; and

•	the ability to retain key personnel before and after the reincorporation.

Any statements contained herein, including, without limitation, statements to the effect that we or our management “believe,” “expect,” “anticipate,” “plan,” “may,” “will,” “project,” “continue,” “estimate” or statements concerning “potential” or “opportunity” or other variations thereof or comparable terminology or the negative thereof, that are not statements of historical fact should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially and adversely from those anticipated in the forward-looking statements as a result of several factors, including those set forth in “Risk Factors” beginning on page 8, which you should review carefully.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

USE OF CERTAIN TERMS

In this prospectus, all references to “we,” “us,” “our,” “our Company,” “the Company” or “CSST” are to China Security & Surveillance Technology, Inc., a Delaware corporation, and China Security and Surveillance Technology Inc., a British Virgin Islands corporation, when the distinction between the two companies is not important to the discussion. When the distinction between the two companies is important to the discussion, we use the term “CSST Delaware” to refer to China Security & Surveillance Technology, Inc., a Delaware corporation, and the term “CSST BVI” to refer to China Security and Surveillance Technology Inc., a British Virgin Islands corporation. Unless the context otherwise requires, all references to (i) “Safetech” are to China Safetech Holdings Limited, a British Virgin Islands corporation; (ii) “Golden” are to Golden Group Corporation (Shenzhen) Limited, a corporation incorporated in the People’s Republic of China; (iii) “BVI” are to British Virgin Islands; (iv) “PRC” and “China” are to People’s Republic of China; (v) “U.S. dollar,” “$” and “US$” are to United States dollars; (vi) “RMB” are to Yuan Renminbi of China; (vii) “IBC Act” are to the BVI International Business Companies Ordinance Cap. 291; (viii) “Securities Act” are to Securities Act of 1933, as amended; and (ix) “Exchange Act” are to the Securities Exchange Act of 1934, as amended.

ii

SUMMARY

The following is a summary that highlights information contained in this prospectus. This summary may not contain all of the information that may be important to you and it is qualified in its entirety by the more detailed information appearing elsewhere in this document or that is incorporated by reference or attached as Annexes to this document. Page references are included in parentheses to direct you to a more complete description of the items presented in this summary. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 58 of this prospectus.

The Companies

CHINA SECURITY AND SURVEILLANCE TECHNOLOGY INC., A BVI CORPORATION

China Security and Surveillance Technology Inc.
4/F, East 3/B, Saige Science & Technology Park
Huaqiang, Shenzhen, China 518028
(86) 755-83765666

CSST BVI was incorporated in the BVI on April 8, 2002 under the name “Apex Wealth Enterprises Limited” as a corporation under the International Business Companies Ordinance, Cap. 291. In February 2006, it changed its name to China Security and Surveillance Technology Inc. Prior to its reverse acquisition of Safetech, which was consummated on September 12, 2005, CSST BVI was a development stage enterprise and had not yet generated any revenues. At that time, CSST BVI provided business advisory and management consulting services in greater China, initially concentrating on the Hong Kong market. The focus of these services was on small to medium size enterprises.

On September 12, 2005, CSST BVI acquired 50,000 shares of the issued and outstanding capital stock of Safetech, constituting all of the issued and outstanding capital stock of Safetech. The 50,000 shares of Safetech were acquired from the individual shareholders of Safetech in a share exchange transaction in return for the issuance of 8,138,000 shares of common stock of CSST BVI. As a result of this transaction, Safetech became a wholly-owned subsidiary of CSST BVI, and Golden became an indirect wholly-owned subsidiary of CSST BVI. Completion of the transaction resulted in a change in control of CSST BVI.  After the transaction, CSST BVI was no longer a shell company and CSST BVI’s business became the business of its indirect wholly-owned subsidiary, Golden. Golden was incorporated in January 1995 in the PRC, and is engaged in the business of manufacturing, distributing, installing and maintaining security and surveillance systems, with its headquarters in Shenzhen, China.

CSST BVI’s common stock is quoted on the Over-The-Counter Bulletin Board or OTCBB in the United States under the symbol “CSSTF.OB”. CSST BVI has not appointed an agent for service of process in the United States.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC., A DELAWARE CORPORATION

China Security & Surveillance Technology, Inc.
4/F, East 3/B, Saige Science & Technology Park
Huaqiang, Shenzhen, China 518028
(86) 755-83765666

CSST Delaware was formed as a wholly-owned subsidiary of CSST BVI solely for the purpose of changing the domicile of CSST BVI from the BVI to the state of Delaware. CSST Delaware had no assets or operations other than incident to its formation. After the reincorporation, CSST BVI will merge with and into CSST Delaware, with CSST Delaware as the surviving company, and the current stockholders of CSST BVI will become stockholders of CSST Delaware.

It is anticipated that the shares of common stock of CSST BVI will cease to trade on the OTCBB and the shares of common stock of CSST Delaware will begin trading under the same trading symbol on or about the effective date of the reincorporation.

The Business Combination

THE REINCORPORATION
(See page 16)

On September 30, 2006, CSST BVI and its wholly owned subsidiary CSST Delaware entered into a plan of merger, pursuant to which CSST BVI will merge with and into CSST Delaware, with CSST Delaware as the surviving corporation. The reincorporation is subject to various conditions and rights of termination described in this prospectus and the merger agreement. We have attached a copy of the merger agreement as Annex A to this prospectus. We encourage you to read carefully the merger agreement in its entirety because it is the legal document that governs the reincorporation.

WHAT YOU WILL RECEIVE IN THE REINCORPORATION
(See page 18)

In the reincorporation, each outstanding whole share of common stock of CSST BVI will convert automatically into one share of common stock of CSST Delaware. In addition, each of the outstanding warrants to purchase shares of CSST BVI common stock, if not exercised before the completion of the reincorporation, will become warrants to acquire, at the same exercise price, an identical number of shares of CSST Delaware common stock.

On the record date, there were outstanding 29,209,259 shares of CSST BVI common stock. There were also outstanding warrants to purchase a total of 1,768,006 shares of CSST BVI common stock.

CONDITIONS TO COMPLETION OF THE REINCORPORATION
(See page 18)

The completion of the merger depends on the satisfaction of a number of conditions, including, but not limited to, the following:

•	approval of the merger agreement by CSST BVI’s shareholders;

•	approval of the merger agreement by the board of directors of both CSST BVI and CSST Delaware;

•	absence of any temporary restraining order, preliminary or permanent injunction or other legal restraints preventing consummation of the reincorporation;

•
absence of any event that has or would result in the triggering of any right or entitlement of any security holder of CSST BVI that would not have been triggered absent the consummation of the reincorporation; and

•	receipt of approval for quotation on the OTCBB of the shares of common stock of CSST Delaware common stock to be issued in the reincorporation.

AMENDMENT AND TERMINATION OF THE MERGER AGREEMENT
(See page 19)

The merger agreement can be terminated, even after approval by its shareholders, if the board of directors of CSST BVI determines to do so. The plan of merger can also be amended by the board of directors of CSST BVI and CSST Delaware at any time prior to its being filed with one or more of the appropriate authorities. However, under the BVI laws, if the amendment is made after shareholders of CSST BVI have approved, then the amended merger agreement should be brought before the members of CSST BVI for their approval again.

REASONS FOR THE REINCORPORATION
(See page 16)

On April 4, 2006, CSST BVI entered into a stock purchase agreement with certain investors pursuant to which CSST BVI covenanted to change its domicile from BVI to a jurisdiction within the U.S. The CSST BVI board of directors determined that the reincorporation is fair to, and in the best interests of, CSST BVI and its stockholders and has approved the merger agreement and the reincorporation based on a number of factors, including, without limitation, the following:

•	perceived credibility and enhanced corporate image of being a Delaware company;

•	greater flexibility of Delaware corporate law and the substantial body of case law;

•	attractiveness of Delaware law to directors and officers; and

•	compliance with the stock purchase agreement dated April 4, 2006, which would impose a penalty for failure to timely effect the reincorporation of CSST BVI to a jurisdiction within the U.S.

APPROVAL OF THE SHAREHOLDERS

The approval of the reincorporation requires the affirmative votes of the holders of a majority of the outstanding shares of the common stock of each of CSST BVI and CSST Delaware on the record date, which has been fixed as September 29, 2006. CSST BVI expects to receive written consent approving the merger from shareholders holding a majority of the outstanding shares of CSST BVI common stock. Approximately 65% shares of CSST BVI common stock is held by its directors, executive officers and affiliates.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
(See page 19)

The reincorporation will qualify as a reorganization for United States federal income tax purposes.  Accordingly, no gain or loss should be recognized by CSST BVI stockholders as a result of their exchange of CSST BVI common stock for the common stock of CSST Delaware.

ACCOUNTING TREATMENT

For U.S. accounting purposes, the reincorporation of our company from a BVI company to a Delaware company represents a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at historical cost.

REGULATORY MATTERS

The reincorporation is not subject to any federal or state regulatory requirement or approval in the United States or BVI, except for filings necessary to effectuate the transactions contemplated by the reincorporation proposals with the State of Delaware and the BVI.

DISSENTERS’ RIGHTS OF APPRAISAL
(See page 29)

The laws of the BVI provide you, as a shareholder, with the right to dissent from the proposal to approve the merger agreement and with appraisal rights in relation to the value of your CSST BVI ordinary shares in the context of the reincorporation. This means that you are entitled to have the fair value of your shares determined by a committee of three appraisers and to receive payment based on that valuation. The ultimate amount you receive for your CSST BVI ordinary shares as a dissenting shareholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement. Your failure to follow exactly the procedures specified under the laws of the BVI will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 29 and Annex D—Section 83 of the IBC Act.

COMPARISON OF RIGHTS OF SECURITY HOLDERS
(See page 24)

Upon completion of the reincorporation, CSST BVI stockholders will be holders of shares of CSST Delaware common stock. After that time, their rights will be governed by the Delaware General Corporation Law, which we refer to as DGCL, as well as CSST Delaware’s certificate of incorporation and bylaws. The material differences between the rights of CSST BVI stockholders and those of CSST Delaware stockholders are described, beginning on page 24.

QUOTATION OF CSST DELAWARE COMMON STOCK ON THE OTCBB; REMOVAL FROM QUOTATION AND DE-REGISTERING OF CSST BVI COMMON STOCK

The completion of the merger is conditioned on the approval for quotation of the shares of CSST Delaware stock issuable in the merger (and other shares to be reserved for issuance in connection with the merger) on the OTCBB. We expect that CSST Delaware common stock will trade on the OTCBB under the symbol “CSST.OB”. In addition, CSST Delaware will become a reporting company under the Exchange Act.

Following the reincorporation, CSST BVI’s common stock will no longer be quoted on the OTCBB and will no longer be registered under the Exchange Act.

CERTAIN FINANCIAL INFORMATION

We have not included complete pro forma financial comparative per share information concerning CSST BVI that gives effect to the reincorporation because, immediately after the completion of the reincorporation, the consolidated financial statements of CSST Delaware will be identical to CSST BVI’s financial statements immediately prior to the reincorporation, and the reincorporation will result in the conversion of each share of CSST BVI common stock into the right to receive one share of CSST Delaware common stock. In addition, we have not provided financial statements of CSST Delaware because, prior to the reincorporation, it has no assets, liabilities or operations other than incident to its formation. Following completion of the reincorporation, CSST Delaware will assume all liabilities and obligations of CSST BVI.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected historical financial data of CSST BVI for the years ended December 31, 2003, 2004 and 2005 have been derived from the audited consolidated financials statements of CSST BVI. The selected historical financial data of CSST BVI for the years ended December 31, 2001 and 2002 and the six months ended June 30, 2005 and 2006 were unaudited. The selected historical financial data information is only a summary and should be read in conjunction with CSST BVI’s historical consolidated financials statements and related notes contained elsewhere herein.

We have not included complete pro forma financial comparative per share information that gives effect to the reincorporation because, immediately after the completion of the reincorporation, the consolidated financial statements of CSST Delaware will be identical to CSST BVI’s financial statements immediately prior to the reincorporation, and the reincorporation will result in the conversion of each share of CSST BVI common stock into the right to receive one share of CSST Delaware common stock. In addition, we have not provided financial statements of CSST Delaware because, prior to the reincorporation, it has no assets, liabilities or operations other than incident to its formation. Following completion of the reincorporation, CSST Delaware will assume all liabilities and obligations of CSST BVI.

(In US Dollar)

Statement of Income Data	Years Ended December 31,					Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
Revenues	$4,045,098	$10,330,847	$11,794,869	$16,055,704	$32,688,582	$12,729,441	$22,609,172

Income From Operations	302,445	2,234,128	3,262,057	6,130,779	7,478,842	2,441,937	6,279,225

Net Income	257,078	1,899,009	2,752,123	5,724,026	7,265,957	2,618,780	6,036,481

Weighted Average Shares (Basic & Diluted)	17,000,000	17,000,000	17,000,000	17,000,000	18,521,479	17,000,000	23,046,766

Basic & Diluted Net Income per Share	0.015	0.11	0.16	0.34	0.39	0.15	0.26

Balance Sheet Data	Years Ended December 31,					Six Months Ended June 30,
	2001	2002	2003	2004	2005	2006
Total Assets	$10,687,966	$13,581,661	$16,976,999	$22,008,920	$29,116,672	$59,150,650

Total Current Liabilities	1,766,061	4,126,166	5,900,469	5,208,364	4,504,926	20,076,451

Net Assets	8,921,905	9,455,495	11,076,530	16,800,556	24,611,746	39,074,198

Total Shareholders’ Equity	8,592,637	8,849,715	11,076,530	16,800,556	24,611,746	39,074,198

Exchange Rate Information

We prepare our financial statements in Renminbi. This report contains translations of Renminbi amounts into U.S. dollars, and U.S. dollars into Renminbi, at RMB 8.0702 to US$1.00, the noon buying rate on December 30, 2005 in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York. You should not assume that Renminbi amounts could actually be converted into U.S. dollars at these rates or at all.

Until July 20, 2005, the People’s Bank of China had set and published daily a base exchange rate with reference primarily to the supply and demand of Renminbi against the U.S. dollar in the market during the prior day. The People’s Bank of China also took into account other factors, such as the general conditions existing in the international foreign exchange markets. From 1994 to July 20, 2005, the official exchange rate for the conversion of Renminbi to U.S. dollars was generally stable. On July 21, 2005, the PRC government introduced a managed floating exchange rate system to allow the value of the Renminbi to fluctuate within a regulated band based on market supply and demand and by reference to a basket of currencies. On the same day, the value of the Renminbi appreciated by 2.0% against the U.S. dollar. Since then, the PRC government has made, and may in the future make, further adjustments to the exchange rate system. The People’s Bank of China announces the closing price of a foreign currency traded against the Renminbi in the inter-bank foreign exchange market after the closing of the market on each working day, and makes it the central parity for the trading against the Renminbi on the following working day.

Although PRC governmental policies were introduced in 1996 to reduce restrictions on the convertibility of Renminbi into foreign currency for current account items, conversion of Renminbi into foreign exchange for capital items, such as foreign direct investments, loans or securities, requires the approval of the Chinese State Administration for Foreign Exchange and other relevant Chinese authorities.

The noon buying rates in The City of New York for cable transfers payable in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York were US$1.00 to RMB 7.9538, on August 31, 2006. The following table sets forth the high and low noon buying rates between Renminbi and U.S. dollars for each of the periods shown.

The following table sets forth various information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this annual report or will use in the preparation of our periodic reports or any other information to be provided to you. The source of these rates is the Federal Reserve Bank of New York.

	Average	High	Low	Period-end
	(RMB per U.S. $1.00)
2001 (1)	8.2770	8.2786	8.2676	8.2766

2002 (1)	8.2770	8.2800	8.2669	8.2800

2003 (1)	8.2770	8.2800	8.2765	8.2769

2004 (1)	8.2768	8.2774	8.2764	8.2765

2005 (1)	8.1900	8.2765	8.0702	8.0702

November 2005 (2)	8.0839	8.0877	8.0796	8.0796

December 2005 (2)	8.0764	8.0808	8.0709	8.0709

January 2006 (2)	8.0668	8.0705	8.0608	8.0608

February 2006 (2)	8.0500	8.0608	8.0420	8.0420

March 2006 (2)	8.0345	8.0503	8.0170	8.0170

April 2006 (2)	8.0155	8.0248	8.0040	8.0165

May 2006 (2)	8.0131	8.0300	8.0005	8.0215

June 2006 (2)	8.0042	8.0225	7.9943	7.9943

July 2006 (2)	7.9897	8.0018	7.9690	7.9690

August 2006 (2)	7.9722	7.9538	8.0000	7.9538

(1) Annual averages are calculated by averaging the rates on the last business day of each month during the relevant period.

(2) Monthly average is calculated by averaging the daily rates during the relevant period.

MARKET PRICE AND DIVIDEND INFORMATION

CSST BVI. CSST BVI’s common stock has been quoted on the OTCBB since June 2005 and currently trades under the symbol “CSSTF.OB.” The CUSIP number is G21161 10 7.

In February 2006, CSST BVI submitted an application for listing on the American Stock Exchange, which is pending. No assurances can be given as to whether or when the application will be approved.

The following table sets forth the quarterly high and low bid prices of a share of CSST BVI common stock as reported by the OTCBB for the periods indicated. The quotations listed below reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

	Price (US $)
	High	Low

Annual Information
2001	N/A	N/A
2002	N/A	N/A
2003	N/A	N/A
2004	N/A	N/A
2005	4.50	0.05

Quarterly Information
1st quarter 2004	N/A	N/A
2nd quarter 2004	N/A	N/A
3rd quarter 2004	N/A	N/A
4th quarter 2004	N/A	N/A
1st quarter 2005	N/A	N/A
2nd quarter 2005 (from June 23, 2005)	0.25	0.05
3rd quarter 2005	4.50	0.05
4th quarter 2005	3.00	1.85
1st quarter 2006	4.40	3.50
2nd quarter 2006	8.10	3.60
3rd quarter 2006	6.50	4.00

Monthly Information
December 2005	3.00	2.25
January 2006	N/A	N/A
February 2006	4.40	3.50
March 2006	4.20	3.50
April 2006	7.25	3.60
May 2006	8.10	6.10
June 2006	6.00	5.10
July 2006	5.55	4.35
August 2006	4.85	4.00
September 2006	6.50	4.45

On September 29, 2006, the last full trading day before the announcement of the execution of the merger agreement, the closing per share sales price for the CSST BVI common stock was $6.70 on the OTCBB. As of September 29, 2006, there were approximately 53 holders of record of CSST BVI common stock.

CSST Delaware. CSST Delaware common stock is not publicly traded, and market price information is therefore not available. We expect that CSST Delaware common stock will trade on the OTCBB under the symbol “CSST.OB” immediately after the consummation of the reincorporation.

HOLDERS

The number of holders of record for CSST BVI’s common stock as of September 29, 2006 was approximately 53. This number excludes the 4,483,000 shares of CSST BVI common stock owned by individual stockholders holding stock under nominee security position listings.

DIVIDEND INFORMATION

CSST BVI has never declared or paid cash dividends on its shares of common stock. CSST Delaware anticipates that any earnings will be retained for development and expansion of its business and does not anticipate paying any cash dividends in the near future. CSST Delaware’s board of directors has sole discretion to pay cash dividends based on its financial condition, results of operation, capital requirements, contractual obligations and other relevant factors.

RISK FACTORS

The following factors should be considered together with the other information included in this prospectus, including the Annexes. Any of the following risks could materially adversely affect our business, operating results and financial condition. You should consider these factors in conjunction with the other information contained in this prospectus and the Annexes.

RISKS FACTORS RELATING TO THE REINCORPORATION

The rights of CSST BVI stockholders will differ from their rights as CSST Delaware security holders, which could provide less protection to the CSST BVI stockholders following the reincorporation.

Upon the consummation of the reincorporation, CSST BVI stockholders will become holders of CSST Delaware common stock. Material differences exist between the rights of CSST Delaware stockholders under CSST Delaware’s charter documents, bylaws, and Delaware law and the rights of CSST BVI stockholders under CSST BVI’s charter documents, bylaws and BVI law, which differences could provide less protection to CSST BVI stockholders and give more discretion to the officers and directors of CSST Delaware.

Upon the completion of the reincorporation, shares eligible for future sale could impact the price of CSST Delaware common stock.

A large portion of CSST BVI’s common stock is “restricted securities” as that term is defined in Rule 144 under the Securities Act. Upon the completion of the reincorporation, substantially all of the outstanding shares of our common stock, other than shares held by our officers, directors and other affiliates, will become freely tradable. The shares held by officers, directors and other affiliates will be subject to the transfer restrictions imposed by Rule 145 of the Securities Act. In order to remove the transfer restrictions arising under Rule 145 of the Securities Act from the shares of CSST Delaware common stock that will be held by persons who may be treated as affiliates and are not officers or directors of CSST Delaware after the reincorporation, we are filing a separate registration statement on Form S-1 that will relate to the resale of these shares. Approximately, 4,883,334 shares will be covered by the S-1 registration statement. The price of our common stock may be subject to significant fluctuation in the future, including as a result of the availability of shares for future sale.

As of November 3, 2006, there were 29,209,259 shares of CSST BVI common stock outstanding. In addition, CSST BVI has 1,768,006 shares of common stock reserved for issuance under existing warrants with exercise prices varying from $1.85 to $4.80 per share. Under the merger agreement, all shares of CSST BVI common stock will automatically convert into shares of CSST Delaware common stock and CSST Delaware will assume the existing CSST BVI warrants. Sales of any shares of CSST Delaware common stock and common stock underlying the warrants, depending on the volume, could adversely affect the trading price of our common stock after the completion of the reincorporation.

The proposed reincorporation may result in substantial direct and indirect costs whether or not completed.

The reincorporation may result in substantial direct costs. These costs and expenses are expected to consist primarily of attorneys’ fees, accountants’ fees, filing fees, mailing expenses and financial printing expenses. The reincorporation may also result in certain indirect costs by diverting the attention of our management and employees from our business with resulting increased administrative costs and expenses. In addition, upon the consummation of the reincorporation, we will become a U.S. domestic issuer and will incur more costs and expenses in compliance with our public company reporting obligations because a U.S. domestic issuer is subject to more stringent obligations as compared that of a foreign private issuer. For example, we will be required to issue quarterly reports and proxy statements and will be required to file annual reports within three months of the close of our fiscal year instead of six months.

RISKS FACTORS RELATING TO OUR COMPANY

Risks Related to Our Business

Due to the nature of our business, we do not have significant amounts of recurring revenues from our existing customers and we are highly dependent on new business development.

Most of our revenues derive from the installation of security and surveillance systems which are generally non-recurring. Our customers are mainly government entities, non-profit organizations and commercial entities (including airports, customs agencies, hotels, real estate developments, banks, mines, railways, supermarkets, and entertainment enterprises). We manufacture and install security systems for these customers and generate revenues from the sale of these systems to our customers and, to a lesser extent, from maintenance of these systems for our customers. After we have manufactured and installed a system at any particular customer site, we have generated the majority of revenues from that particular client. We would not expect to generate significant revenues from any existing client in future years unless that client has several possible installation sites. Therefore, in order to maintain a level of revenues each year that is at or in excess of the level of revenues we generated in prior years, we must identify and be retained by new clients. If our business development, marketing and sales techniques do not result in an equal or greater number of projects of at least comparable size and value for us in a given year compared to the prior year, then we may be unable to increase our revenues and earnings or even sustain current levels in the future.

In order to grow at the pace expected by management, we will require additional capital to support our long-term business plan.  If we are unable to obtain additional capital in future years, we may be unable to proceed with our long-term business plan and we may be forced to curtail or cease our operations.

We will require additional working capital to support our long-term business plan, which includes identifying suitable targets for horizontal or vertical mergers or acquisitions, so as to enhance the overall productivity and benefit from economies of scale.  Our working capital requirements and the cash flow provided by future operating activities, if any, will vary greatly from quarter to quarter, depending on the volume of business during the period and payment terms with our customers.  We may not be able to obtain adequate levels of additional financing, whether through equity financing, debt financing or other sources.  Additional financings could result in significant dilution to our earnings per share or the issuance of securities with rights superior to our current outstanding securities.  In addition, we may grant registration rights to investors purchasing our equity or debt securities in the future.  If we are unable to raise additional financing, we may be unable to implement our long-term business plan, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures on a timely basis, if at all.  In addition, a lack of additional financing could force us to substantially curtail or cease operations.

Our future success depends in part on attracting and retaining key senior management and qualified technical and sales personnel.

Our future success depends in part on the contributions of our management team and key technical and sales personnel and our ability to attract and retain qualified new personnel. In particular, our success depends on the continuing employment of our Chief Executive Officer Mr. Guoshen Tu, our Chief Technical Officer Dr. Yong Zhao, our Chief Operating Officer Shufang Yang, our Vice President Jianguo Jiang and our Vice President Terence Yap. There is significant competition in our industry for qualified managerial, technical and sales personnel and we cannot assure you that we will be able to retain our key senior managerial, technical and sales personnel or that we will be able to attract, integrate and retain other such personnel that we may require in the future. We also cannot assure you that our employees will not leave and subsequently compete against us. If we are unable to attract and retain key personnel in the future, our business, financial condition and results of operations could be adversely affected.

Our growth strategy includes making acquisitions in the future, which could subject us to significant risks, any of which could harm our business.

Our growth strategy includes identifying and acquiring or investing in suitable candidates on acceptable terms. We recently completed the acquisition of the assets of Shenzhen Yuan Da Wei Shi Technology Limited, or Yuan Da and have entered into an agreement with the shareholders of Shanghai Chengfeng Digital Technology Co. Ltd., or Chengfeng to acquire 100% ownership of Chengfeng. We also acquired the security and surveillance business of the Jian Golden An Ke Technology Co. Ltd. or Jian An Ke, Shenzhen Golden Guangdian Technology Co. Ltd. or Shenzhen Guangdian, Shenyang Golden Digital Technology Co. Ltd. or Shenyang Golden and Jiangxi Golden Digital Technology Co. Ltd. or Jiangxi Golden. We refer to these four companies in this prospectus as the Four-Related Companies. In addition, over time, we may acquire or make investments in other providers of products that complement our business and other companies in the security industry.

Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

•	diversion of management’s attention from running our existing business;

•	increased expenses, including travel, legal, administrative and compensation expenses resulting from newly hired employees;

•	increased costs to integrate personnel, customer base and business practices of the acquired company with our own;

•	adverse effects on our reported operating results due to possible write-down of goodwill associated with acquisitions;

•	potential disputes with sellers of acquired businesses, technologies, services, products and potential liabilities; and

•	dilution to our earnings per share if we issue common stock in any acquisition.

Moreover, performance problems with an acquired business, technology, product or service could also have a material adverse impact on our reputation as a whole. In addition, any acquired business, technology, product or service could significantly under-perform relative to our expectations, and we may not achieve the benefits we expect from our acquisitions. For all of these reasons, our pursuit of an acquisition and investment strategy or any individual acquisition or investment, could have a material adverse effect on our business, financial condition and results of operations.

Our limited ability to protect our intellectual property may adversely affect our ability to compete.

We rely on a combination of patents, trademarks, copyrights, trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. A successful challenge to the ownership of our technology could materially damage our business prospects. Our technologies may infringe upon the proprietary rights of others.  We may be required to obtain from others licenses that may not be available on commercially reasonable terms, if at all. Our competitors may assert that our technologies or products infringe on their patents or proprietary rights.  Problems with patents or other rights could increase the cost of our products or delay or preclude our new product development and commercialization.  If infringement claims against us are deemed valid, we may not be able to obtain appropriate licenses on acceptable terms or at all. Litigation could be costly and time-consuming but may be necessary to protect our technology license positions or to defend against infringement claims.

We sometimes extend credit to our customers. Failure to collect the trade receivables or untimely collection could affect our liquidity.

We extend credit to a large number of our customers while generally requiring no collateral. Generally, our customers pay in installments, with a portion of the payment upfront, a portion of the payment upon receipt of our products by our customers and before the installation, and a portion of the payment after the installation of our products and upon satisfaction by our customer. Sometimes, a small portion of the payment will not be paid until after a certain period following the installation. We perform ongoing credit evaluations of those customers’ financial condition and generally have no difficulties in collecting our payments. However, if we encounter future problems collecting amounts due from our clients or if we experience delays in the collection of amounts due from our clients, our liquidity could be negatively affected.

If our subcontractors fail to perform their contractual obligations, our ability to provide services and products to our customers, as well as our ability to obtain future business may be harmed.

Many of our contracts involve subcontracts with other companies upon which we rely to perform a portion of the services that we must provide to our customers. There is a risk that we may have disputes with our subcontractors, including disputes regarding the quality and timeliness of work performed by the subcontractor. A failure by one or more of our subcontractors to satisfactorily perform the agreed-upon services may materially and adversely impact our ability to perform our obligations to our customers, expose us to liability and could have a material adverse effect on our ability to compete for future contracts and orders.

Safetech is a BVI company, while Golden is a PRC company, and all of our officers and directors reside outside the United States. Therefore, certain judgments obtained against our Company by our shareholders may not be enforceable in the BVI or China.

Safetech is a BVI company and our operating subsidiary Golden is a PRC company. All of our officers and directors reside outside of the United States. All or substantially all of our assets and the assets of these persons are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon our Company or such persons or to enforce against it or these persons the United States federal securities laws, or to enforce judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States, including the Securities Act and the Exchange Act.

Risks Related to Our Industry

Seasonality affects our operating results.

Our sales are affected by seasonality. Our revenues are usually higher in the second half of the year than in the first half of the year because fewer projects are undertaken during and around the Chinese spring festival.

Our success relies on our management’s ability to understand the highly evolving surveillance and security industry.

The Chinese surveillance and security industry is an immature and highly evolving industry. Therefore, it is critical that our management is able to understand industry trends and make good strategic business decisions. If our management is unable to identify industry trends and act in response to such trends, our business will suffer.

If we are unable to respond to the rapid technological changes in our industry and changes in our customers’ requirements and preferences, our business, financial condition and results of operation could be adversely affected.

If we are unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or customer requirements, we could lose customers and market share. The electronic security systems industry is characterized by rapid technological change. Sudden changes in customer requirements and preferences, the frequent introduction of new products and services embodying new technologies and the emergence of new industry standards and practices could render our existing products, services and systems obsolete. The emerging nature of products and services in the electronic security systems industry and their rapid evolution will require that we continually improve the performance, features and reliability of our products and services. Our success will depend, in part, on our ability to:

•	enhance our existing products and services;

•
anticipate changing customer requirements by designing, developing, and launching new products and services that address the increasingly sophisticated and varied needs of our current and prospective customers; and

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of additional products and services involves significant technological and business risks and requires substantial expenditures and lead time. If we fail to introduce products with new technologies in a timely manner, or adapt our products to these new technologies, our business, financial condition and results of operations could be adversely affected. We cannot assure you that even if we are able to introduce new products or adapt our products to new technologies that our products will gain acceptance among our customers. In addition, from time to time, we or our competitors may announce new products, product enhancements or technological innovations that have the potential to replace or shorten the life cycles of our existing products and that may cause customers to defer purchasing our existing products, resulting in inventory obsolescence.

We may not be able to maintain or improve our competitive position because of strong competition in the electronic security systems industry, and we expect this competition to continue to intensify.

The electronic security systems industry is highly competitive. There are about 9,000 companies in China that engage in the business of manufacturing, designing and building surveillance and security products. In addition, since China joined the World Trade Organization (“WTO”), we also face competition from international competitors. Some of our international competitors are larger than we and possess greater name recognition, assets, personnel, sales and financial resources. These entities may be able to respond more quickly to changing market conditions by developing new products and services that meet customer requirements or are otherwise superior to our products and services and may be able to more effectively market their products than we can because they have significantly greater financial, technical and marketing resources than we do. They may also be able to devote greater resources than we can to the development, promotion and sale of their products. Increased competition could require us to reduce our prices, result in our receiving fewer customer orders, and result in our loss of market share. We cannot assure you that we will be able to distinguish ourselves in a competitive market. To the extent that we are unable to successfully compete against existing and future competitors, our business, operating results and financial condition would be materially adversely affected.

Our business and reputation as a manufacturer of high quality surveillance and security equipment may be adversely affected by product defects or substandard performance.

We believe that we offer high quality products that are reliable and competitively priced. If our products do not perform to specifications, we might be required to redesign or recall those products or pay substantial damages. Such an event could result in significant expenses, disrupt sales and affect our reputation and that of our products. In addition, product defects could result in substantial product liability. We do not have product liability insurance. If we face significant liability claims, our business, financial condition, and results of operation would be adversely affected.

Our product offerings involve a lengthy sales cycle and we may not anticipate sales levels appropriately, which could impair our profitability.

Some of our products and services are designed for medium to large commercial, industrial and government facilities desiring to protect valuable assets and/or prevent intrusion into high security facilities in China. Given the nature of our products and the customers that purchase them, sales cycles can be lengthy as customers conduct intensive investigations and deliberate between competing technologies and providers. For these and other reasons, the sales cycle associated with some of our products and services is typically lengthy and subject to a number of significant risks over which we have little or no control. If sales in any period fall significantly below anticipated levels, our financial condition and results of operations could suffer.

Risks Related to Doing Business in China

Economic, political, legal and social uncertainties in China could harm our future interests in China.

All of our future business projects and plans are expected to be located in China. As a consequence, the economic, political, legal and social conditions in China could have an adverse effect on our business, results of operations and financial condition. The legislative trend in China over the past decade has been to enhance the protection afforded to foreign investment and to allow for more active control by foreign parties of foreign invested enterprises. There can be no assurance, however, that legislation directed towards promoting foreign investment will continue. More restrictive rules on foreign investment could adversely affect our ability to expand our operations into China or repatriate any profits earned there. Some of the changes that could adversely affect us include:

•	level of government involvement in the economy;

•	control of foreign exchange;

•	methods of allocating resources;

•	balance of payments position;

•	international trade restrictions; and

•	international conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development (“OECD”), in many ways. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

The legal environment in China is uncertain and your ability to legally protect your investment could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign-owned enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign-invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to effect service of process in the United States, or to enforce a judgment obtained in the United States against us or any of these persons.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Public health problems that may uniquely affect the Chinese population may disrupt our operations.

A renewed outbreak of severe acute respiratory syndrome or another widespread public health problem in China, where our operations are conducted, could have a negative effect on our operations.

Our operations may be impacted by a number of other health-related factors, including the following:

•	quarantines or closures of some of our offices which would severely disrupt our operations;

•	the sickness or death of our key officers and employees; and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could damage our operations.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in Renminbi, and any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, and only at those banks in China authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

The value of our securities will be affected by the foreign exchange rate between the U.S. Dollars and Renminbi.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs, should the Renminbi appreciate against the U.S. dollar at that time, our financial position, the business of the company, and the price of our common stock may be harmed. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes, should the U.S. dollar appreciate against the Renminbi, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

Risks Related to the Market for Our Stock

We expect CSST Delaware common stock to be quoted only on the OTC Bulletin Board, which may have an unfavorable impact on stock price and liquidity.

CSST BVI common stock is quoted only on the OTCBB, and we expect CSST Delaware common stock to be quoted only on the OTCBB as well. The OTCBB is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTCBB may result in a less liquid market available for existing and potential stockholders to trade shares of the common stock, could depress the trading price of the common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We are subject to penny stock regulations and restrictions.

The SEC has adopted regulations which generally define so-called “penny stock” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. As of November 3, 2006, the closing sales price for our common stock was $8.24 per share, respectively. Although our share price is currently above the penny stock level, there is no assurance, given the volatility of the OTC market, that the CSST Delaware share price can be maintained above the penny stock level all the time. Although since September 2005, we have met the net worth exemption from the “penny stock” definition, no assurance can be given that CSST Delaware will maintain such exemption. As a “penny stock,” the common stock may become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule.” This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell CSST Delaware securities and may affect the ability of purchasers to sell CSST Delaware securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the Exchange Act rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that CSST Delaware common stock will qualify for exemption from the Penny Stock Rule. In any event, even if CSST Delaware common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Provisions in CSST Delaware’s certificate of incorporation and bylaws or Delaware law might discourage, delay or prevent a change of control of CSST Delaware or changes in its management and, therefore depress the trading price of the common stock.

Delaware corporate law and CSST Delaware’s certificate of incorporation and bylaws contain provisions that could discourage, delay or prevent a change in control of CSST Delaware or changes in its management that the stockholders of CSST Delaware may deem advantageous. These provisions:

•
deny holders of CSST Delaware common stock cumulative voting rights in the election of directors, meaning that stockholders owning a majority of CSST Delaware outstanding shares of common stock will be able to elect all of CSST Delaware’s directors;

•	any stockholder wishing to properly bring a matter before a meeting of stockholders must comply with specified procedural and advance notice requirements; and

•	any vacancy on the board of directors, however the vacancy occurs, may only be filled by the directors.

In addition, Section 203 of the Delaware General Corporation Law generally limits our ability to engage in any business combination with certain persons who own 15% or more of our outstanding voting stock or any of our associates or affiliates who at any time in the past three years have owned 15% or more of our outstanding voting stock. These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirors at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

THE REINCORPORATION

This section of the prospectus describes the reincorporation proposal. Although we believe that the description in this section covers the material terms of the reincorporation proposal, this summary may not contain all of the information that is important to you. The summary of the material provisions of the merger agreement provided below is qualified in its entirety by reference to the merger agreement, which we have attached as Annex A to this prospectus and which we incorporate by reference into this prospectus. You should carefully read the entire prospectus and the merger agreement for a more complete understanding of the reincorporation proposal.

Reasons for the Reincorporation; Recommendation of our Board

On April 4, 2006, CSST BVI entered into a stock purchase agreement with certain investors under which CSST BVI covenanted, among other things, to change its domicile from BVI to a jurisdiction within the United States. A copy of the stock purchase agreement was filed as Exhibit 10.1 to CSST BVI’s current report on Form 6-K filed on April 5, 2006.

After careful consideration, the CSST BVI board decided to choose Delaware as its new domicile and concluded that the reincorporation and changing CSST BVI’s domicile from BVI to Delaware are advisable, determined that the terms of the merger agreement are fair to and in the best interest of CSST BVI and its shareholders and adopted and approved the merger agreement.

During the course of its deliberations, our board considered a number of positive factors, including the following:

•
Attractiveness to Potential Investors. We believe that our stockholders will benefit from the well established principles of corporate governance that Delaware law affords. We believe that the well established principles of corporate governance offered by Delaware law will make CSST Delaware, as a Delaware corporation, more attractive to potential investors. In addition, as a U.S. domestic issuer, CSST Delaware will be subject to more stringent reporting obligations under the Exchange Act which may result in increased visibility in the financial community. We believe our status as a U.S. domestic public reporting company will result in improved transparency of operations and an enhanced corporate image.

•
Predictability, Flexibility and Responsiveness of Delaware Law to Corporate Needs. For many years, Delaware has followed a policy of encouraging incorporation in that state and has adopted comprehensive, modern and flexible corporate laws, which are updated regularly to meet changing business needs. As a result of this deliberate policy to provide a hospitable climate for corporate development, many major public corporations have chosen Delaware for their domicile. In addition, the Delaware courts have developed considerable expertise in dealing with corporate issues relating to public companies. Thus, a substantial body of case law has developed construing Delaware corporate law and establishing legal principles and policies regarding publicly-held Delaware corporations. We believe that, for these reasons, Delaware law will provide greater legal predictability with respect to our corporate legal matters than we have under the BVI law. We believe that Delaware law will provide greater efficiency, predictability and flexibility in our public company’s legal affairs than is presently available under BVI law.

•
Attractiveness of Delaware Law to Directors and Officers. We believe that organizing our company under Delaware law will enhance our ability to attract and retain qualified directors and officers. The corporate law of Delaware, including its extensive body of case law, offers directors and officers of public companies more certainty and stability. Under Delaware law, the parameters of director and officer liability are more clearly defined and better understood than under BVI law. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. We therefore believe that providing the benefits afforded directors by Delaware law will enable us to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. At the same time, we believe that Delaware law regarding corporate fiduciary duties provides appropriate protection for our stockholders from possible abuses by directors and officers. In addition, under Delaware law, directors’ personal liability cannot be eliminated for:

i.	any breach of the director’s duty of loyalty to the corporation or its stockholders;

ii.	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

iii.	unlawful payment of dividends or unlawful repurchases or redemptions of stock; or

iv.	any transactions from which the director derived an improper personal benefit.

In addition to the positive factors described above, our board also considered the following potential negative factors associated with the reincorporation proposal.

•
Increased Costs and Expenses Associated with Implementing the Reincorporation Proposal and Administering a U.S. Domestic Public Reporting Company. The reincorporation may result in substantial direct costs. These costs and expenses are expected to consist primarily of attorneys’ fees, accountants’ fees, filing fees and financial printing expenses and will be substantially incurred prior to the vote of our shareholders. The reincorporation may also result in certain indirect costs by diverting the attention of our management and employees from our business and resulting in increased administrative costs and expenses. In addition, we will incur more costs and expenses in compliance with our public company reporting obligations because a U.S. domestic issuer is subject to more stringent obligations as compared to that of a foreign private issuer. For example, we will be required to issue quarterly reports or proxy statements and will be allowed three months to issue annual reports instead of six months.

After careful consideration, our board of directors has determined that the change of domicile from the BVI to Delaware offers a net benefit to our shareholders. The board has approved the merger proposal, determined that the terms of the merger agreement and the merger are advisable and in the best interest of our shareholders, and has adopted the merger agreement.

Reorganization Procedure

CSST BVI currently owns all of the issued and outstanding common stock of CSST Delaware. Following the approval of the merger agreement by the CSST BVI shareholders and the satisfaction or waiver of the other conditions specified in the merger agreement (which are described below), CSST BVI will merge with and into CSST Delaware. As a result of this reincorporation:

•	CSST Delaware will be the surviving corporation, and the separate corporate existence of CSST BVI will cease;
•
each outstanding share of CSST BVI common stock will automatically convert into one share of CSST Delaware common stock and the current shareholders of CSST BVI will become the stockholders of CSST Delaware;

•
each warrant to purchase share of CSST BVI common stock, if not exercised before the completion of the reincorporation, will automatically convert into a warrant to purchase, at the same exercise price, an identical number of shares of CSST Delaware common stock; and

•	each share of CSST Delaware common stock now held by CSST BVI will be cancelled.

The result of the reincorporation will be that your current company, CSST BVI, will cease to exist, and you will own CSST Delaware common stock, instead of CSST BVI common stock. A copy of the CSST Delaware certificate of incorporation is included as Annex B to this prospectus, and a copy of the CSST Delaware bylaws is included as Annex C to this prospectus. For more information regarding your rights as a shareholder before and after the reincorporation, see “Description of CSST Delaware Capital Stock,” “Description of CSST BVI Capital Stock” and “Comparative Rights of CSST Delaware Capital Stock and CSST BVI Capital Stock.”

In all other respects, the company will remain the same. The current directors and officers of CSST BVI will continue as directors and officers of CSST Delaware. In addition, our business and operations will remain the same.

What CSST BVI Shareholders Will Receive in the Merger

Each share of CSST BVI common stock will convert into one share of CSST Delaware common stock. After the completion of the reincorporation, you will own the same number and percentage of shares of CSST Delaware common stock as you currently own of CSST BVI common stock.

CSST BVI Stock Warrants to Receive CSST BVI Stock

Each of the outstanding warrants to acquire shares of CSST BVI common stock in the aggregate will become warrants to acquire, on the same terms and conditions as before the reincorporation, an identical number of shares of CSST Delaware common stock. There were outstanding warrants representing an aggregate of 1,768,006 shares of CSST BVI common stock on the record date.

Exchange of Stock Certificates

In the reincorporation, your shares of CSST BVI common stock will be converted automatically into shares of CSST Delaware common stock. Your certificates of CSST BVI common stock will represent, from and after the reincorporation, an equal number of shares of CSST Delaware common stock, and no action with regard to stock certificates will be required on your part. Do not destroy your current stock certificate issued by CSST BVI.

If you have lost your certificate, you can contact our transfer agent, Manhattan Transfer Registrar Company, 57 Eastwood Road, Miller Place, NY 11764, telephone: (631) 928-7655 to have a new certificate issued. You may be requested to post a bond or other security to reimburse us for any damages or costs if the lost certificate is later delivered for sale or transfer.

Conditions to Reorganization

        We will complete the reincorporation only if each of the following conditions is satisfied or waived:

•	the merger agreement has been duly approved by the affirmative votes required of the shareholders of CSST BVI common stock;

•	the approval of the merger agreement by CSST BVI as the sole stockholder of CSST Delaware;

•	the approval of the merger agreement by the board of directors of both CSST BVI and CSST Delaware;

•	the approval for quotation on the OTCBB of the shares of common stock of CSST Delaware immediately upon the effective time of the reincorporation;

•	the absence of any temporary restraining order, preliminary or permanent injunction or other legal restraints preventing consummation of the reincorporation; and

•
the absence of any event that has or would result in the triggering of any right or entitlement of any security holder of CSST BVI that would not have been triggered absent the consummation of the reincorporation.

Effectiveness of Reincorporation

The merger will become effective on the date CSST Delaware files a certificate of merger with the State of Delaware. CSST BVI will also file articles of merger with the BVI Registry of Corporate Affairs. We will file the certificate of merger and articles of merger when the conditions to the reincorporation described above have been satisfied or waived.

Amendment and Termination of Merger Agreement

The merger agreement can be terminated, even after approval by its shareholders, if the board of directors of CSST BVI determines to do so. The merger agreement can also be amended by the boards of directors of CSST BVI and CSST Delaware at any time prior to its being filed with one or more of the appropriate authorities. However, under the BVI laws, if the amendment is made after stockholders of CSST BVI have approved, then the amended merger agreement should be brought before the stockholders of CSST BVI for their approval again.

Anticipated Accounting Treatment

For U.S. accounting purposes, the reincorporation of our company from a BVI company to a Delaware company represents a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at historical cost in accordance with the guidance for transactions between entities under common control in Statement of Financial Accounting Standards No. 141, Business Combinations. The historical comparative figures of CSST BVI will be those of CSST Delaware.

Material U.S. Federal Income Tax Consequences

In General

The following discussion is a general summary of the U.S. federal income tax considerations in connection with the merger anticipated to be material to a holder of CSST BVI common stock who is a U.S. person (a “CSST BVI Holder”). Generally, a U.S. person is:

•	an individual citizen or resident of the United States;
•
a corporation (including an entity other than a corporation which is treated as a corporation for U.S. federal income tax purposes), a partnership or a limited liability company, that is created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if, in general, a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust in existence on August 20, 1996 if such trust has elected to continue to be treated as a U.S. person and met certain other requirements.

THE TAX CONSEQUENCES TO CSST BVI HOLDERS WHO ARE NOT U.S. PERSONS (INCLUDING INDIVIDUALS WHO WERE U.S. PERSONS IN THE PAST) INVOLVE TAX CONSIDERATIONS THAT ARE BEYOND THE SCOPE OF THIS DISCUSSION. IT IS THEREFORE ADVISED THAT EACH SUCH HOLDER CONSULT ITS TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL, AS WELL AS FOREIGN, TAX CONSEQUENCES OF THE MERGER AND OWNERSHIP OF CSST DELAWARE STOCK APPLICABLE TO SUCH HOLDER.

The discussion herein does not intend to be exhaustive of all possible tax considerations; for example, the discussion does not contain a description of any state, local or foreign tax considerations. In addition, this summary discussion is intended to address only those U.S. federal income tax considerations that are generally applicable to a CSST BVI Holder who holds common stock as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)), and this summary does not discuss all aspects of U.S. federal income taxation that might be relevant to a specific CSST BVI Holder in light of such person’s particular investment or tax circumstances.

In particular, the discussion does not purport to deal with all aspects of taxation that may be relevant to CSST BVI Holders that are subject to special treatment under the U.S. federal income tax laws, including, without limitation, individual retirement and other tax-deferred accounts; banks and other financial institutions; insurance companies; tax-exempt organizations; dealers, brokers or traders in securities or currencies; persons subject to the alternative minimum tax; persons who hold their CSST BVI stock as part of a straddle, hedging, synthetic security, conversion transaction or other integrated investment consisting of CSST BVI stock, and one or more other investments; persons whose functional currency is other than the U.S. dollar; persons who received their CSST BVI stock as compensation in connection with the performance of services or on exercise of options received as compensation in connection with the performance of services; persons eligible for tax treaty benefits; and foreign corporations, foreign partnerships, other foreign entities and individuals who are not citizens or residents of the United States.

The information in this discussion is based on the federal income tax laws as of the date of this document, which include:

•	the Code;
•	current, temporary and proposed treasury regulations promulgated under the Code (the “Treasury Regulations”);
•	the legislative history of the Code;
•
current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), including its practices and policies as expressed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling; and

•	court decisions.

There is a risk that future legislation, Treasury Regulations, administrative interpretations and/or court decisions may change the current law or adversely affect existing interpretations of the U.S. federal income tax laws. Any change could apply retroactively to transactions preceding the date of the change and CSST Delaware does not undertake to inform CSST BVI Holders of any change. In addition, there is a risk that the statements set forth in this summary discussion (which do not bind the IRS or the courts) may be challenged by the IRS and may not be sustained by a court if so challenged.

THE DISCUSSION HEREIN IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED BY ANY CSST BVI HOLDER AS BEING, TAX ADVICE. THEREFORE, EACH CSST BVI HOLDER IS URGED TO CONSULT WITH ITS TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL, AS WELL AS FOREIGN, TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP OF CSST DELAWARE STOCK OR SECURITIES, INCLUDING THE PARTICULAR FACTS AND CIRCUMSTANCES THAT MAY BE UNIQUE TO SUCH HOLDER.

U.S. Federal Income Tax Consequences to CSST BVI Holders

At closing, CSST BVI will be merged with and into CSST Delaware and CSST BVI common stock will be converted into CSST Delaware common stock as set forth in the merger agreement.

Provided the transactions described herein are completed in accordance with the terms of the merger agreement, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Subject to the limitations and qualifications referred to herein, the merger described in the preceding paragraph should result in the following U.S. federal income tax consequences:

(1) neither CSST Delaware nor CSST BVI will recognize any gain or loss as a result of the merger;

(2) a CSST BVI Holder will not recognize gain or loss on the conversion of its CSST BVI common stock into shares of CSST Delaware common stock at closing;

(3) the basis of the CSST Delaware common stock owned by each CSST BVI Holder following the merger will be the same as the basis of the CSST BVI common stock converted in the merger;

(4) the holding period of the CSST Delaware common stock owned by each CSST BVI Holder following the merger will include such holder’s holding period for the CSST BVI common stock converted in the merger; and

(5) a CSST BVI Holder who (i) perfects its dissenters’ rights under applicable law and receives a cash payment for its CSST BVI common stock and (ii) does not own any CSST Delaware common stock or securities (either actually or constructively within the meaning of Section 318 of the Code) following the receipt of the cash, will generally recognize capital gain or loss measured by the difference between the amount of cash received and the holder’s adjusted tax basis in the surrendered CSST BVI common stock.

Each CSST BVI Holder will be required to attach a statement to its federal individual income tax return for the taxable year in which the merger takes place. Such statement must contain the information listed in Treasury Regulation section 1.368-3(b). The statement must include, among other things, the holder’s adjusted tax basis in its CSST BVI common stock and the number of shares of CSST Delaware stock received.

The treatment of the merger for U.S. federal income tax purposes summarized immediately above cannot be guaranteed by CSST Delaware, and it is possible that the IRS may take a different position. If the IRS were to successfully assert that the merger is not a reorganization within the meaning of Section 368(a) of the Code, each CSST BVI Holder would be required to recognize gain or loss in the year of the merger closing based on the difference between the fair market value of the CSST Delaware stock received by such holder, and the holder’s adjusted tax basis in the surrendered CSST BVI stock. In such an event, each CSST BVI Holder’s aggregate basis in any CSST Delaware stock received would equal the fair market value of the stock at the time of receipt and the holding period for the stock would begin on the date of receipt.

Under the Code, a CSST BVI Holder in some circumstances may be subject to backup withholding with respect to the amount of cash, if any, received in the merger, unless the holder provides proof of an applicable exemption or a correct taxpayer identification number to CSST Delaware and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be credited against the CSST BVI Holder’s U.S. federal income tax liability for the appropriate taxable year, provided the required information is furnished to the IRS.

Thelen Reid & Priest LLP has delivered an opinion to CSST BVI incorporating the preceding discussion. The opinion has been filed as an exhibit to the registration statement of which this prospectus is a part. The opinion is based, in part, on assumptions and on representations made by CSST BVI’s management.

An opinion of counsel only represents counsel’s best legal judgment, and has no binding effect or official status of any kind. No assurance can be given that contrary positions will not be taken by the IRS or a court considering the issues. Neither CSST BVI nor CSST Delaware has requested or will request a ruling from the IRS with regard to the U.S. federal income tax consequences of the merger.

Restrictions on the Sale of CSST Delaware Shares

The shares of CSST Delaware common stock to be issued in the reincorporation will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for CSST Delaware common stock issued to any person who is deemed to be an “affiliate” of CSST Delaware after the reincorporation.

Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by or are under common control with us and include our directors and executive officers.

Our affiliates may not sell their CSST Delaware common stock acquired in the reincorporation except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

DESCRIPTION OF CSST DELAWARE CAPITAL STOCK

CSST Delaware is incorporated in the State of Delaware. The rights of stockholders of CSST Delaware will generally be governed by Delaware law and CSST Delaware’s certificate of incorporation and bylaws. This summary is not a complete discussion of, and is qualified by reference to, Delaware law, including the DGCL and the common and constitutional law of the State of Delaware, and the full texts of CSST Delaware’s certificate of incorporation and bylaws, which may be found as Annexes B and C to this prospectus.

General

Upon the completion of the reincorporation, the authorized capital of CSST Delaware will be 100 million shares of common stock, par value $0.0001 per share. No preferred stock is authorized. All of the shares issued and outstanding upon completion of the reincorporation will be fully paid and nonassessable.

Upon completion of the reincorporation, the number of shares of CSST Delaware common stock that will be outstanding will be equal to the number of shares of CSST BVI common stock outstanding immediately prior to the reincorporation.

Common Stock

        Dividends and Distributions.    The holders of outstanding shares of CSST Delaware common stock will be entitled to receive dividends and other distributions out of assets legally available at times and in amounts as the board of directors of CSST Delaware may determine from time to time. All shares of CSST Delaware common stock are entitled to participate ratably with respect to dividends or other distributions.

        Liquidation Rights.    If CSST Delaware is liquidated, dissolved or wound up, voluntarily or involuntarily, holders of CSST Delaware’s common stock are entitled to share ratably in all assets of CSST Delaware available for distribution to CSST Delaware’s stockholders.

        Voting Rights.    Holders of CSST Delaware common stock are entitled to one vote per share on all matters to be voted upon by stockholders. There are no cumulative voting rights. Stockholders may vote by proxy.

        Other.    There are no preemption, redemption, sinking fund or conversion rights applicable to the CSST Delaware common stock.

Limitation of Director Liability and Indemnification.

CSST Delaware’s certificate of incorporation provides, to the full extent permitted by Delaware law, that directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law currently provides that this waiver may not apply to liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the DGCL (governing distributions to stockholders); or
•	for any transaction from which the director derived any improper personal benefit.

However, in the event the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The certificate of incorporation and bylaws of CSST Delaware further provide that we will indemnify each of our directors and officers to the full extent permitted by Delaware law and may indemnify other persons as authorized by the DGCL. These provisions do not eliminate any monetary liability of directors under the federal securities laws.

Stockholders

•	Stockholder meetings may be at any place designated by resolution of the board of directors.
•	Stockholders’ meetings must be held annually for the election of directors and the transaction of other business.
•
CSST Delaware’s board may fix a record date for stockholder meetings that will be not be more than 60 days nor less than 10 days before the meeting. Should CSST Delaware’s board fail to do so, the record date will be either the close of business on the day preceding the day on which notice of the stockholder meeting was given, or the close of business on the day on which CSST Delaware’s board adopts a resolution for the payment of dividends or distributions.

•	Notice of any stockholder meeting must be provided to stockholders not less than 10 nor more than 60 days before the date of the meeting.
•
Where notice is required to be given, a waiver of notice has the same effect as notice. Waiver of notice includes attendance by a stockholder at a meeting, unless the stockholder attends the meeting for the express purpose of objecting that the meeting was not lawfully called due to the lack of notice.

•	The secretary of CSST Delaware must prepare and make available to any stockholder a list of all stockholders entitled to vote at a meeting at least 10 days before every meeting.
•	Stockholders may vote by proxy and may revoke any proxy that is revocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy.
•	At meetings for the election of directors, a majority of the votes cast is necessary to elect directors.
•	Any director may be removed from office with or without cause by the holders of a majority of the combined voting power of the outstanding shares of voting stock, voting together as a single class.

DESCRIPTION OF CSST BVI CAPITAL STOCK

CSST BVI is incorporated in BVI. The rights of shareholders of CSST BVI are generally governed by CSST BVI’s Memorandum of Association and Articles of Association and by BVI statutory and common law. The following is a summary of the material provisions of CSST BVI’s Memorandum of Association and Articles of Association. This summary is not complete and is qualified by reference to BVI statutory and common law and the full texts of CSST BVI's Memorandum of Association and Articles of Association.

Under CSST BVI’s Memorandum of Association, as amended, CSST BVI is authorized to issue 100 million shares of common stock, $.01 par value per share. The outstanding shares of CSST BVI’s stock are fully-paid and non-assessable.

As of November 3, 2006, CSST BVI had 29,209,259 shares of common stock outstanding held of record by approximately 47 shareholders. There were also outstanding warrants to purchase a total of 1,768,006 shares of CSST BVI common stock.

Each holder of CSST BVI common stock is entitled to one vote for each share of common stock held on all matters as to which holders of common stock are entitled to vote and do not have cumulative voting rights. The holders of CSST BVI common stock have exclusively all other rights of shareholders of the company, including (i) the right to receive dividends, when, as and if declared by CSST BVI’s board of directors out of funds legally available for such dividends; and (ii) in the event of any distribution of assets upon CSST BVI’s dissolution and liquidation, the right to receive ratably and equally all of CSST BVI’s assets remaining after payment of indebtedness and other liabilities and the satisfaction of any liquidation preferences granted to the holders of any outstanding shares of equity securities ranking senior to the common stock.

Holders of CSST BVI common stock have no preemptive rights and no conversion rights. There are no redemption or sinking fund provisions applicable to CSST BVI common stock. All the outstanding shares of common stock are validly issued, fully paid and nonassessable.

COMPARATIVE RIGHTS OF HOLDERS OF CSST DELAWARE CAPITAL STOCK
AND CSST BVI CAPITAL STOCK

Upon the completion of the reincorporation, the certificate of incorporation and bylaws of CSST Delaware will become the governing documents of the surviving corporation. Although the corporate statutes of Delaware and the British Virgin Islands are similar, certain differences exist. The most significant differences, in the judgment of our management, are summarized below. Stockholders should refer to Annexes B and C and to the Delaware corporate law and corporate law of the BVI, including the IBC Act to understand how these laws apply to CSST BVI and CSST Delaware and may affect you. Neither Delaware law nor the certificate of incorporation and bylaws of CSST Delaware impose any limitations on the right of nonresident or foreign owners to hold or vote securities.

Provision	CSST Delaware	CSST BVI

Authorized Shares
The authorized capital stock of CSST Delaware consists of 100 million shares of common stock, $.0001 par value per share. No preferred stock is authorized. Following the completion of the reincorporation, a total of 29,209,259 shares of common stock will be issued and an additional 1,768,006 shares will be reserved for issuance under the warrants assumed by CSST Delaware from CSST BVI.

The authorized capital stock of CSST BVI consists of 100 million shares of common stock, $.01 par value per share. No preferred stock is authorized. A total of 29,209,259 shares of common stock have been issued and an additional 1,768,006 shares are reserved for issuance under outstanding warrants.

Par Value	Stated in U.S. dollars. Changes in capital generally require stockholder approval.	Stated in U.S. dollars. Changes in capital may be made upon resolution of members* or directors, but will not be effective until filed at the BVI regulatory.

Registered Shares	Shares of capital stock of CSST Delaware to be registered shares.	CSST BVI is authorized to issued registered or bearer shares.

Purpose of Corporation	To engage in any lawful act not prohibited by law.	Same as CSST Delaware subject to the prohibition of conducting certain business activities in the BVI (i.e., banking, insurance and local BVI businesses).

Amendment of Certificate of Incorporation	Requires stockholder vote and, except in limited circumstances, approval of the board of directors.	The Memorandum of Association and Articles of Association may be amended by a resolution of members* or directors.

Registered Office	Corporate Service Company 2711 Centerville Road, Suite 400 Wilmington, Delaware 19808	Offshore Incorporations Centre P.O.Box 957 Road Town Tortola, British Virgin Islands

Transfer Agent	Manhattan Transfer Registrar Company.	Same as CSST Delaware.

Voting Rights
Common stock: holders of common stock are entitled to one vote per share and vote together as a single class on all matters to be voted on by the stockholders.

Directors elected by plurality, all other matters either by majority of issued and outstanding shares or majority of those present and entitled to vote as specified by law.
Common stock: Same as CSST Delaware. Directors may be elected by the members* or directors of the Company as set out in the Articles of Association.

Redemption of Equity	Shares may be repurchased or otherwise acquired, provided the capital of the company will not be impaired by the acquisition. Company may hold or sell treasury shares.	Shares may be repurchased or otherwise acquired in accordance with the specific rules set out in the IBC Act.

Stockholder/Member* consent	Permitted as required for a vote at a meeting.	Same as CSST Delaware.

Notice Requirements for Stockholder/Member* Nomination and Other Proposals
In general, to bring a matter before an annual meeting or to nominate a candidate for director, a stockholder must give notice of the proposed matter or nomination not less than 60 days and not more than 90 days prior to public disclosure of the date of the annual meeting.

In the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made by stockholder, to be timely, the notice must be received by the company no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure was made, whichever first occurs.

The directors shall give not less than 7 days notice of a meeting of members* to those persons whose names are on the share register of the company on the date that notice is given.

A meeting of members* may be called at short notice if holders of not less than 90% of the total number of shares entitled to vote have agreed to short notice of the meeting or if all the members* holding shares entitled to vote on all the matters to be considered at the meeting have waived notice of the meeting.

Meetings of Stockholders/Members* - Presence	In person or by proxy or other appropriate electronic means.	In person or by proxy or by any teleconference means where all persons participating in the meeting can hear one another.

Meeting of Stockholder/Member* - Notice	Not less than 10 days or more than 60 days.
The directors shall give not less than 7 days notice of a meeting of members* to those persons whose names are on the share register of the Company on the date that notice is given.

A meeting of members* may be called at short notice if members* holding not less than 90% of the total number of shares entitled to vote have agreed to short notice of the meeting or if all the members* holding shares entitled to vote on all the matters to be considered at the meeting have waived notice of the meeting.

Meeting of Stockholders/Members* - Call of Meeting
Regular and annual meetings shall be called by the directors. Special meetings may be called only by majority of board of directors, president or by a majority of the issued and outstanding capital stock entitled to vote.

Upon the written request of members* holding 10% or more of the outstanding voting shares in the company, the directors shall convene a meeting of members*.

Meetings on short notice may be called upon waiver or presence of all the members* holding shares entitled to vote or holders of 90% of the total number of shares entitled to vote agree to short notice.

Meeting of Stockholders /Members* - Place	Within or without Delaware.	Within or outside the BVI as the directors consider necessary or desirable.

Meeting of Stockholders/Members* - Quorum	Majority of the capital stock issued and outstanding and entitled to vote at meeting. Meeting may be adjourned for up to 30 days without additional notice to stockholders.
One-half of the votes of the shares of each class or series entitled to vote. If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of members*, shall be dissolved; in any other case it shall stand adjourned to the next business day at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitled to vote on the resolutions to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

Meeting of Stockholders/Members* - Record Date	As fixed by the directors, no more than 60 days and no less than 10 days before the meeting. If not fixed, the day before notice of meeting is given.	As fixed by the directors.

Directors - Election	By the stockholders as entitled by their terms, including the holders of common stock.	By the members* or the directors of the Company as specified in the Articles of Association.

Directors - Term	Annual term.	Until death, resignation or removal or as specified by a resolution of members*.

Directors - Removal	By the stockholders for cause or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.	A director may be removed with or without cause by a resolution of members* or with cause by a resolution of directors.

Directors - Vacancy	May be filled by majority of remaining directors (unless they are the result of the action of stockholders).	The directors may at any time appoint any person to fill a vacancy.

Directors - Number	Five directors unless otherwise determined by the board.	No fewer than one, no more than 12.

Directors - Quorum and Vote Requirements	A majority of the entire board. The affirmative vote of a majority of directors present at a meeting at which there is a quorum constitutes action by the board of directors.	One-half of the total number of directors, present in person or by alternate, unless there are only two directors in which case the quorum is two. Sole directors pass written resolutions.

Directors - Managing Director	Not applicable.
Provision for the board to select one or more directors to be managing directors, provide for special remuneration and assign such powers as the board determines so long as it is not a power that requires board approval.

Directors - Powers	All powers to govern the corporation not reserved to the stockholders.	Same as CSST Delaware.

Directors - Committees	Directors may establish one or more committees with the authority that the board determines.	Same as CSST Delaware.

Directors - Consent Action	Directors may take action by written consent of all directors, in addition to action by meeting.	By written consent in same manner as if at a meeting in person, by directors or by alternate.

Director - Alternates	Not permitted.	Directors may, by written instrument, appoint an alternate who need not be a director, who may attend meetings in the absence of the director and vote and consent in the place of the directors.

Directors - Appoint Officers	Directors appoint the officers of the corporation, subject to the by-laws, with such powers as they determine.	Same as CSST Delaware, subject to the articles of association.

Director - Limitation of Liability
Directors liability is limited, except for (i) breach of loyalty, (ii) act not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) willful violation of law in respect of payment of dividend or redeeming shares, or (iv) actions in which director receives improper benefit.

Duty to act honestly and in good faith with a view to the best interests of the company and exercise care, diligence and skill of a reasonably prudent person acting in comparable circumstances. No provisions in the memorandum, articles or other agreements may relieve a director, officer, or agent from the duty to act in accordance with the memorandum or articles or from personal liability arising from the management of the business or affairs of the company.

Director - Indemnification Insurance
Company may purchase insurance in relation to any person who is or was a director or officer of the Company.

Under Delaware law, a person seeking indemnification is generally required to have acted in a manner he or she reasonably believes to be in, or not opposed to, the best interests of the Company.
Same as CSST Delaware, extends to a liquidator of the company.

Amendments to Organizational Documents
Amendments must be approved by the board of directors and by a majority of the outstanding stock entitled to vote on the amendment, and if applicable, by a majority of the outstanding stock of each class or series entitled to vote on the amendment as a class or series. By-laws may be amended by the stockholders entitled to vote at any meeting or, if so provided by the certificate of incorporation, by the board of directors.
Amendments to the memorandum and articles may be made by resolution of the members* or by the directors.

Sale of Assets	The sale of all or substantially all the assets of the company requires stockholder approval.	Subject to the Memorandum and Articles of Association, the sale of more than 50% of the assets of the company requires member* approval.

Dissenters Rights
Delaware law provides appraisal rights only in the case of stockholder objection to certain mergers or consolidations. Thus, under Delaware law, stockholders have no appraisal rights in a sale, lease or exchange of all or substantially all of a corporation’s assets. Appraisal rights in Delaware are available to record holders only.
Provision is made under the IBC Act to dissent and obtain fair value of shares in connection with certain corporate actions that require member* approval or consent.

Franchise Tax	The DGCL requires corporations to pay franchise tax annually (the current maximum is $165,000 a year and we do not expect that CSST Delaware will pay the maximum franchise tax each year).	There is no franchise tax in BVI.

* Under the BVI law, holders of a company’s stock are referred to as members, as opposed to stockholders.

Under the law of the British Virgin Islands, there is little statutory law for the protection of minority shareholders. Such protections relate primarily to transactions where the directors of a BVI Company are interested in a particular transaction.

There are common law rights for the protection of shareholders that may be invoked. The BVI generally follows English Common Law. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority of the board of directors. However, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum of association or articles, then the courts will grant relief in certain circumstances. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority, (ii) acts that constitute fraud on the minority where the wrongdoers control the company, (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote, and (iv) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders.

Under the law of Delaware, the rights of minority shareholders are similar to those applicable to the shareholders of CSST BVI. The principal difference will be the methodology and the forum for bringing such an action. It is also generally the case that the Delaware courts can exercise a wide latitude in interpretation and wide discretion in fashioning remedies as they think fits the circumstances for the regulation of the company. Under English precepts of the law of minority shareholders, there is generally a more restricted approach to the enforcement of the rights through the interpretation of the law, articles and memorandum.

Dissenters’ Rights of Appraisal

The following summary of the rights of dissenting shareholders is qualified in its entirety by the provisions of Section 83 of the IBC Act. The text of Section 83 is set out in full as Annex D to this prospectus. The right to dissent is applicable only to our shareholders as of the record date. Any shareholder wishing to avail himself of his rights to dissent provided by Section 83 of the IBC Act should seek his own legal advice, as failure to comply strictly with the provisions of Section 83 of the IBC Act may prejudice such shareholder’s right of dissent.

•
Under the IBC Act, a shareholder can invoke the right to receive payment of the fair value of his or her shares if the shareholder dissents, under Section 83 (1)(a) of the IBC Act, from a proposal by CSST BVI to merge.

Any shareholder wishing to dissent, and obtain payment in cash of the fair value of his shares, must adhere to the following procedure:

•
He or she must give written notice to CSST BVI before the meeting of shareholders at which the merger is submitted to a vote, or at the meeting but before the vote on the merger, that he or she objects to the merger proposal and that the shareholder proposes to demand payment for his or her shares if the merger proposal is approved.

•	Within 20 days immediately following the date on which shareholders approve the merger, CSST BVI shall give written notice to the dissenting shareholder(s) that the merger proposal was approved.

•
Within 20 days of the date of the notice referred to above, the dissenting shareholder(s) must give to CSST BVI written notice of their decision to dissent, such notice to state their name and address, the number and class of share in respect of which they dissent and a demand for payment of fair value of their shares.

A shareholder who dissents shall do so in respect of all shares that he holds in CSST BVI.

Once the written notice is given, a dissenting shareholder ceases to have any rights as a shareholder of CSST BVI except the right to be paid the fair value of their shares.

•
Within seven (7) days immediately following the date of expiration of the period within which a shareholder may give his or her written notice of election to dissent, or within seven (7) days immediately following the date on which the merger takes effect (i.e. after registration of the merger under the laws of the State of Delaware) whichever is later, CSST Delaware, as surviving corporation, must make a written offer to each dissenting shareholder for the purchase of their shares at a specified price which CSST Delaware, as surviving corporation, determines to be their fair value. If CSST Delaware, as surviving corporation, and the dissenting shareholder can agree on a price within 30 days of the date on which CSST Delaware, as surviving corporation, makes its offer, then CSST Delaware, as surviving corporation, must pay the price to the shareholder in exchange for the surrender by the shareholder of his or her share certificate(s). In the event that the parties fail, within the period of 30 days, to agree on price, then within 20 days immediately following the date on which the 30-day period expires, CSST Delaware, as surviving corporation, and the shareholder must both appoint an appraiser. Those two appraisers will then appoint a third appraiser. The appraisers together will then fix a fair value for the shares using the following benchmark:

(i)
the value is fixed as at the close of business on the day prior to the date on which the vote of shareholders approving the merger was taken, excluding any appreciation or depreciation directly or indirectly induced by the merger or its proposal; and

(ii)	that value is binding on the surviving corporation and the dissenting shareholders for all purposes.

CSST Delaware, as surviving corporation, shall pay to the dissenting shareholder the amount representing the appraised fair value in money upon the surrender by him to CSST Delaware, as surviving corporation, of certificates representing his shares.

INFORMATION ABOUT OUR COMPANY

Since CSST Delaware was formed solely for the purpose of the reincorporation of CSST BVI from the BVI to the state of Delaware and has no assets or operations other than incidental to its formation, the discussion below is related to CSST BVI only.

Our Business

History and Development of the Company

We were incorporated in the BVI on April 8, 2002 under the name “Apex Wealth Enterprises Limited” as a corporation under the International Business Companies Ordinance of 1984. In February 2006, we changed our name to China Security and Surveillance Technology Inc. Prior to our reverse acquisition of Safetech, discussed in more detail below which was consummated on September 12, 2005, we were a development stage enterprise and had not yet generated any revenues. Prior to the reverse acquisition, we provided business advisory and management consulting services in greater China, initially concentrating on the Hong Kong market. The focus of these services was on small to medium size enterprises.

From and after the reverse acquisition, our business became the business of our indirect, wholly-owned subsidiary, Golden. Golden is a corporation incorporated in the PRC which is engaged in the business of manufacturing, distributing, installing and maintaining security and surveillance systems. Golden was organized in the PRC in January 1995. We are headquartered in Shenzhen, China.

Reverse Acquisition with Safetech

On September 12, 2005, we acquired 50,000 shares of the issued and outstanding capital stock of Safetech, constituting all of the issued and outstanding capital stock of Safetech. The 50,000 shares of Safetech were acquired from the individual shareholders of Safetech in a share exchange transaction in return for the issuance of 8,138,000 shares of our common stock. As a result of this transaction, Safetech became our wholly-owned subsidiary, and Golden became our indirect wholly-owned subsidiary. Completion of the transaction resulted in a change in control of our Company.   After the transaction, we were no longer a shell company. The contracts relating to this transaction have been filed as exhibits to our current report on Form 6-K that was filed with the SEC on July 22, 2005 and are incorporated herein by reference.

Upon the closing of the reverse acquisition, our sole director Szetang Li submitted his resignation letter pursuant to which he resigned from all offices of our Company that he then held, effective immediately, and from his position as our director, effective as of September 27, 2005.

For accounting purposes, the transaction was treated as a reverse acquisition, with Safetech as the acquirer and our Company as the acquired party. When we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Golden on a consolidated basis unless otherwise specified.

Recent Acquisitions and Transactions

On October 25, 2005, we entered into an agreement with the equity owners of Yuan Da, which was subsequently amended in April and May 2006. Pursuant to the amended agreement, we acquired all of the assets of Yuan Da. Yuan Da is a limited liability company established in Shenzhen, China and was principally engaged in the sales and development of security and surveillance systems. Under the amended agreement with Yuan Da, the purchase price consisted of (i) a cash payment of RMB 1,000,000 (approximately $125,000) and (ii) the issuance of 200,000 unregistered shares of our common stock valued at $500,000 (based upon the average closing market price during the twenty days before the date of the agreement).

On July 6, 2006, we entered into a stock transfer agreement with the shareholders of Chengfeng pursuant to which our subsidiary Safetech will acquire 100% ownership of Chengfeng, a leader in security surveillance software development and manufacturing in China. Chengfeng owns advanced video technology which integrates with other software and hardware applications. Proprietary software owned by Chengfeng includes the Security Resource Integration Management Platform and the Security Integration Platform, which are designed to integrate all security installations, both hardware and software, onto a single operating platform to greatly improve the management of the entire security system. Chengfeng has an established brand name and 22 valuable distribution channels across China. Under the agreement, we will pay consideration of RMB 120 million (approximately $15 million), consisting of RMB 60 million (approximately $7.5 million) in cash and RMB 60 million (approximately $7.5 million) in shares of our common stock. RMB 10 million (approximately $1.25 million) has been paid as of October 20, 2006. The balance of the cash portion of the purchase price, RMB 50 million (approximately $6.3 million), is due upon receipt of acknowledgement of the stock transfer by the Shanghai Industry & Commerce Bureau. The number of shares issuable in satisfaction of the equity portion of the purchase price is 1,331,376 (based upon the average of the closing price of our common stock on the OTCBB for the 20 trading days prior to the date of the execution of the agreement). The shares must be issued within 90 days following the receipt of the aforementioned approval from the Shanghai Industry & Commerce Bureau. We expect that we will obtain the necessary approval from the Shanghai Industry & Commerce Bureau before December 31, 2006. Please see our current report on Form 6-K filed on July 7, 2006 for more details.

On September 5, 2006, we entered into agreements to purchase the security and surveillance business of the Four-Related Companies. We were required to acquire the Four-Related Companies pursuant to a covenant contained in a securities purchase agreement with certain accredited investors, dated April 4, 2006. The covenant contained in the securities purchase agreement required us to acquire these four companies on or before October 4, 2006. Mr. Tu will not receive any consideration for the acquisition of his interest in the Four-Related Companies. However, his wife Zhiqun Li is a 20% shareholder of Jian An Ke and will receive 100,000 shares of our common stock as part of the transaction. The minority shareholders of these four companies, including Mr. Tu’s wife, will receive in aggregate 850,000 shares of our common stock. Shenzhen Guangdian is engaged in the business of manufacturing and distributing security and surveillance products. The other three companies are engaged in the business of distributing security and surveillance products.

Business Overview

Through Golden, we are engaged in the business of manufacturing, distributing, installing and maintaining security and surveillance systems. Our customers are located throughout China.

Golden’s customers are mainly government entities, non-profit organizations and commercial entities. Golden’s marketing network divides China into nine geographic regions. Golden has 37 branch offices. Golden derives most of its revenues from the installation of security and surveillance systems as well as the sales of products including embedded digital video recorders, PC digital video recorders, mobile digital video recorders, digital cameras and auxiliary apparatus.

We have established a partnership with Beijing University to conduct our research and development on security and surveillance technology and the development of new products.

Opportunities for Growth

Currently, there are a number of formal and planned regulatory drivers which we believe offer significant growth opportunities. These include the estimated $6 billion to $12 billion that the Chinese government expects to spend for security infrastructure in preparation for the 2008 Olympics, along with the planned investment by Shanghai for the 2010 World’s Fair. In addition, several ordinances have been passed by the Chinese government which require security surveillance systems to be installed in: (1) 660 cities throughout China for street surveillance; (2) all entertainment locations; (3) all Justice Departments and Courts; and (4) all coal mines in China by the end of 2008 (currently estimated to be 28,000 coal mines).

We recently acquired the security and surveillance business of the Four-Related Companies and entered into an agreement with the shareholders of Chengfeng to acquire 100% ownership of Chengfeng. We are actively pursuing near-term acquisition prospects and other strategic opportunities.

Our Industry

The Chinese surveillance and security industry was established at the beginning of the 1980’s, and the surveillance and security products were used primarily by government agencies, financials institutions, transportation companies and mega-size companies. Since then, the industry has experienced significant growth and is growing at an annual rate of approximately 40%, according to the China Public Security Guide published by the Chinese Security and Protection Association, which also predicts that the industry will grow by 20-30% annually in the near future and that the Chinese market for security and surveillance products and services will reach RMB 1 trillion by 2020.

In 2006, the Chinese government promulgated Ordinance 458 which requires all entertainment locations to install surveillance systems. In addition, the booming Chinese real estate market and the increasing focus on the security of the Chinese mining industry provide great opportunities for the surveillance and security industry.

At present, video surveillance is estimated to have a market of about RMB 60 billion and accounts for about 40% of the surveillance and security market. It is expected that the video surveillance market share will increase to approximately 60% of the whole industry, according to the China Public Security Guide published by the China Security and Protection Association.

Our Strategy

Our primary business strategy is to achieve annual growth in revenue by building our brand and reputation. We intend to focus significant efforts on promoting our brand and improving our brand recognition.

Our research and development efforts are aimed at finding new varieties of products, improving existing products, improving overall product quality and reducing production costs. We cooperate with Beijing University and have established a joint lab for the research of video surveillance technology. Our research and development efforts are led by Dr. Yong Zhao, who worked for the research and development department of a large international surveillance and security company and has extensive research experience.

In addition, Shenzhen is one of the biggest and most concentrated bases for electronic products in China. We are headquartered in Shenzhen, which allows us to take advantage of the resources of Shenzhen’s numerous electronic product manufacturers and benefit from economies of scale.

Over the last several years, we have established one of the largest surveillance and security product distribution networks in China. Our distribution network covers nine regions and includes 33 branches, which allows us to provide timely services and specially tailored solutions to our customers throughout China.

Our growth strategy also includes identifying and acquiring businesses engaged in similar or complementary industries. However, we may not be able to consummate any additional acquisitions, and any businesses that we do acquire may not be successful. In addition, the acquisition of a business through the issuance of our securities, which is the most likely consideration for any acquisition that we pursue, will result in dilution of our earnings per share affecting our existing stockholders.

Products and Services

We engage in the business of manufacturing, distributing, installing and maintaining surveillance and security products.

Installation Services

In the past three years, we derived approximately 90% of our revenues from the supply and installation of security and surveillance systems for various projects involving railways, schools, banks, highways, commercial buildings, and public security and government entities, among others. Generally, our installation projects involve the following steps:

Bidding

We receive most of our installation projects through a bidding process. In a typical bidding process, our potential client will send us and our competitors a request for proposal that outlines the work to be performed and the specifications of the equipment to be installed. We then prepare and submit our bid and the potential client chooses the winning contractor from among all the bids submitted. On some projects, we also act as a subcontractor where a third party has submitted a winning bid.

System Design

Upon winning a project, we provide the final project design for approval. System design is generally conducted through the joint efforts of our research and development personnel, sales department, project service department and quality control department.

Purchase of Security and Surveillance Products

The major products used in our installation projects include computer accessories, decoders, video capture cards, recorders and computer cases. We use equipment manufactured by us in most of the installation projects, but also use products from other manufacturers. Generally, approximately 60% of the equipment used in any given project is equipment we have manufactured.

Installation

We have a project service department which performs installations. We use subcontractors for non-technical labor intensive work. We usually assign a project group with 5-10 members who are in charge of the technical components of the project and manage the progress of each project.

System Software Design and Integration

System software design and integration services are usually conducted by our technical department. We design software for our customers’ security and surveillance systems in accordance with our customers’ specifications. We generally test the software on our own computer system before integrating it into our customer’s computer system. We then assign our technicians to the site of each project to assist in the integration of the security and surveillance system with our customers’ computer system.

Testing

Upon integration, our technical department will test and examine the system to ensure the proper functioning of the installed security and surveillance system.

Our Products

In the past three years, we have derived approximately 10% of our revenues from sales of our products, excluding products sold in connection with the installation projects described above. We manufacture the key components of the security and surveillance products and rely on third party electronic assembling companies to assemble the final products utilizing our technology. The final products are sold under our brand names. Our main products include embedded digital video recorders, PC digital video recorders, mobile digital video recorders, digital cameras and auxiliary apparatus.

Embedded digital video recorders (Embedded DVR)

The Embedded DVR stores digital images captured via the security cameras. It also controls the recording functions of the cameras and manages the storage of the data. This product has a pre-installed Golden surveillance software system which will enable it to perform access control and recording functions. It also has an upgradable hard drive which will allow clients to customize the digital storage capacity, network server functions which will allow the clients to access the digital images via Internet, MPEG-4 video compression which will allow a more efficient compression of the images and higher image quality and 4-16 signal input channels which will allow 4 to 16 cameras to be connected to the Embedded DVR. This product has the competitive features of small size, low cost and high reliability. The targeted markets for this product are small to medium size businesses, non-profit organizations and home use. It is suitable for small sized security and surveillance needs.

PC digital video recorders (PC DVR)

Similar to the Embedded DVR, the PC DVR provides recording and compression functions. It has pre-installed Golden surveillance software system, upgradable hard drive, network server function, MPEG-4 Video compression method and 4-36 signal input channels and uses Windows operating system. The main difference is that the PC DVR has expanded capacity to accommodate recording functions for a greater number of cameras compared to the Embedded DVR. In addition, it is operated via Microsoft’s Windows Operating System. The targeted markets for these products are large projects and community security projects.

Mobile digital video recorders (Mobile DVR)

Similar to the Embedded DVR, the Mobile DVR is smaller in size and has a maximum of 4 ports. The Mobile DVR, which can be installed in a vehicle, enables recording of digital video images within the cabin. This product is easily installed, supports GPS/GPRS and has 1 to 4 signal input channels and MPEG-4 video compression. The targeted markets for this product are the transportation industry and governmental agencies.

Digital Camera

Digital cameras can be easily installed within the customer’s site. The range of cameras that we produce and sell includes color Charge Coupled Device (“CCD”) cameras, indoor color CCD dome cameras, color/black and white CCD flying saucer cameras, Infra Red CCD multi-function cameras, mini Digital Signal Processing (“DSP”) cameras, indoor stand alone sphere CCD cameras and network high speed sphere CCD cameras.

Auxiliary apparatus

Auxiliary apparatus includes DVR compression cards, decoders, alarm notification switches, digital video fiber optics systems and matrix switch/control systems.

As discussed above, we recently acquired the security and surveillance business of Shenzhen Guangdian, a manufacturer and distributor of security and surveillance system products. In addition, our acquisition of Chengfeng is expected to close before December 31, 2006. The addition of Shenzhen Guangdian and Chengfeng will significantly improve the manufacturing capacity and sales of the above products.

Distribution and Marketing

We have developed a multi-tiered marketing plan, allowing us to effectively market products and services to our clients. We sell most of our products and services through our own distribution network. Our distribution network covers all of China.

We have approximately 160 engineers and sales personnel. We divide our market into 9 geographic regions and have 37 branch offices in provincial capital cities throughout China. Each region is managed by a regional manager who is responsible for technical support and management within the region as well as client relations. 22 more distribution points will be added into our distribution network upon the consummation of the acquisition of Chengfeng.

In addition to our own branch offices and employees, we cooperate with independent sales agents and have established close relationships with these sales agents in order to take advantage of their regional resources and provide products and services that are tailored to the needs of our customers in those regions.

Through this distribution and marketing network, we believe we can continue to promote our brand recognition, strengthen the management of our distribution network and improve our sales revenue and market share.

We have also been marketing and promoting our products through the following means:

•	participating in various industrial shows to display our products;

•	advertising in industrial magazines and periodicals to introduce and promote our products;

•	publishing our own magazine which is distributed to our suppliers and sales agents so that they can better understand our company and strengthen their confidence in us; and

•	utilizing the Internet to promote our products, such as the public safety network, Chinese Security Association network and HuiChong Network.

Employees

We have approximately 480 full-time employees, 75 of them are administrative and accounting staff, 70 of them are research and development staff and 170 of them are engineers and sales staff.

Approximately 152 employees are located in Shenzhen, and the rest of the employees are located in various branches throughout China.

Approximately 80% of our employees have bachelor degrees and most of those majored in computer sciences.

Our employees have trade unions which protect employees’ rights, aim to assist in the fulfillment of our economic objectives, encourage employee participation in management decisions and assist in mediating disputes between us and union members.  We believe that we maintain a satisfactory working relationship with our employees and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

 As required by applicable Chinese law, we have entered into employment contracts with all of our officers, managers and employees.  Our employees in China participate in a state pension plan organized by Chinese municipal and provincial governments.  We are required to contribute monthly to the plan at the rate of 23% of the average monthly salary.  As of the date of this report, we have complied with the regulation and have paid the state pension plan as required by the law.

In addition, we are required by Chinese law to cover employees in China with various types of social insurance. We have purchased social insurance for part of our employees. For those whom we have not purchased social insurance, the premium has been added into their salary so that they can purchase social insurance in their individual capacity at the location of their recorded residences.

With the expansion of our business operations and the acquisition of Chengfeng, we expect that the number of our employees will increase in the next 12 months.

Seasonality

Our sales are affected by seasonality. Our revenue is usually higher in the second half of the year than in the first half of the year because fewer projects are undertaken during and around the Chinese spring festival.

Customers

Our customers are mainly government entities (customs agencies, courts, public security bureaus and prisons), non-profit organizations (including schools, museums, sports arenas and libraries) and commercial entities (including airports, hotels, real estate developments, banks, mines, railways, supermarkets, hospitals and entertainment venues), which account for approximately 40%, 10% and 50% of our sales revenues, respectively.

Our revenues are not concentrated in any one customer or group of customers because a large portion of our sales revenue derives from the installation of projects. After we have manufactured and installed a system at any particular customer site, we have generated the majority of revenues from that particular client. We would not expect to generate significant revenues from any existing client in future years unless that client has several possible installation sites. In addition, we have 37 branch offices all over China and we do not rely on customers located in one particular geographic area. As a result, in order to maintain a level of revenues each year that is at or in excess of the level of revenues we generated in prior years, we must identify and be retained by new clients. If our business development, marketing and sales techniques do not result in an equal or greater number of projects of at least comparable size and value for us in a given year compared to the prior year, then we may be unable to increase our revenues and earnings or even sustain current levels in the future.

Raw Materials

We use manufactured electronic components in our products. The main components of our products include camcorders, monitors, frames, decoders, lenses, outdoor hoods and digital video recorders (“DVR”).

Shenzhen is one of the biggest and most concentrated bases for electronic products in China. As a result, there are numerous suppliers and vendors of the components needed for our products. Because of the fierce competition among the suppliers, the prices of our principal components are not volatile and we are able to purchase these raw materials at reasonable prices. We have entered into written contracts with several suppliers and vendors. Our main suppliers are Shenzhen Ronghen Co. Ltd., Shenzhen Dongxun Shidai Technology Co. Ltd., Shenzhen Kerui Electronic Co. Ltd., Shenzhen Huichuang Computer Technology Co. Ltd. and Shenzhen Jingfeiya Electronic Co. Ltd. We believe we are not dependent on any of these suppliers and will be able to replace them, if necessary, without material difficulties.

Our Competition

There are many companies in China engaged in the business of manufacturing surveillance and security products and designing and installing security and surveillance systems. The surveillance and security industry in China is still an immature industry and no company has monopolized the industry. In the surveillance and security industry, it is difficult for very large companies to reap benefits from their size, because most of the projects require the product to be specially tailored to meet customers’ individual requirements.

In the security and surveillance industry, we compete based upon price, product quality, ability to distribute products, and ability to provide after sales service.

Our major competitor in China is Hangzhou Haikang Weishi Digital Technology Co. Ltd. Hangzhou Haikang Weishi Digital Technology Co. Ltd. focuses on the development of video and audio decoding technology and the development and manufacture of digital video compression cards. Its most successful product is a digital video compression card which accounts for approximately 50% of the market.

Another group of competitors is international companies. Some of our international competitors are larger than we and possess greater name recognition, assets, personnel, sales and financial resources. However, these competitors generally have higher prices for their products, and most of them do not have strong distribution networks in China.

We believe that the range of our product and service offerings, our brand recognition by the market, our relatively low labor cost and our extensive distribution channels enable us to compete favorably in the market for the security and surveillance products and services that we offer in China.

Regulation

All security and surveillance products produced in China must satisfy testing by the China Public Security Bureau, and manufacturers of such products must receive the Security Technology Protection Product Manufacturing Permit from the provincial agency. We satisfactorily completed this testing in 2002 and also received a permit from Guangdong province in May 2003. In addition, we have a license from the Guangdong province for the design, installation and repair of security protection systems.

We believe that we are in material compliance with all registrations and requirements for the issuance and maintenance of all licenses required by the governing bodies, and that all license fees and filings are current.

Intellectual Property

We have registered with the Trademark office of the State Administration for Industry and Commerce of China the following trademarks:

	Name	Trademark No.	Type	Expiration Date	Status
1	Golden Group	4108508	Word (Chinese)	July 2014	Approved
2	DVR	4108509	Word	July 2014	Approved
3		4108511	Word and Logo	July 2014	Approved
4		4108510	Logo	July 2014	Approved
5	威勒	3814725	Word and logo	December 2013	Approved
6	JDR	N/A	Word	N/A	Pending

In addition, our subsidiary Golden has registered the domain name www.goldengroup.cn.

We hold no patents under our own name. We protect our trade secrets through confidentiality provisions of the employment contracts we enter into with our employees. In addition, our engineers are generally divided into different project groups, each of which generally handles only a portion of the project. As a result, any one engineer generally has no access to the entire design process and documentation.

Organizational Structure

CSST BVI owns all of the issued and outstanding shares of Safetech. Safetech owns all of the issued and outstanding shares of Golden and China Security & Surveillance Technology (HK) Ltd., a Hong Kong corporation. Currently, Golden is the sole operating subsidiary of our Company. Upon the consummation of the acquisition of Chengfeng, Chengfeng will become another operating subsidiary of our Company. China Security & Surveillance Technology (HK) Ltd. was established in September 2006 for the sole purpose of being the holding company of Chengfeng. We expect to transfer all the equities of Cheng Feng to China Security & Surveillance Technology (HK) Ltd. after the closing of the acquisition.

Property, Plant, and Equipment

All land in China is owned by the State. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

We currently have land use rights to approximately 119,245 square meters consisting of manufacturing facilities and office buildings in various parts of China, including Shenzhen and Jiangxi province. We have fully paid the land use fees. The chart below lists all facilities owned by us.

Location	Type of Facility	Size of the Land (Square Meters)	Size of the Building (Square Meters)

Shangtian, Taihe County, Jiangxi Province	Manufacturing	64,533	45,877.5

No. 45 Jifu Road, Jiangxi Province	Manufacturing	28,592.66	5,224.34

Jishui County, Jiangxi Province	Manufacturing	24,866.52	10,404.67

4th Floor, Building 3, Shaige Technology Park, Futian District, Shenzhen	Office and Manufacturing	1,252.47	1,252.47

Total		119,244.65	62,758.98

In addition, in April 2006, we entered into a lease agreement with Shenzhen Huiye Technology Co. Ltd. (“Huiye”) pursuant to which we lease 3,288 square meters of office space and manufacturing facilities from Huiye. The lease has a two-year term which runs from April 16, 2006 to April 15, 2008. The rent was free from April 16, 2006 to June 15, 2006. The monthly rent is now approximately $1.38 (RMB 11) per square meter.

We believe our property is sufficient to meet our current needs. As our business expands, we will consider acquiring additional property rights.

Legal Proceedings

From time to time, we have disputes that arise in the ordinary course of its business. Currently, there are no material legal proceedings to which we are a party, or to which any of our property is subject, that will have a material adverse effect on our financial condition.

Exchange Controls

(1) BVI and Hong Kong

There are no material exchange controls restrictions on payment of dividends, interest or other payments to the holders of our common stock or on the conduct of our operations in the BVI, where it is incorporated. There are no material BVI laws which impose any material exchange controls on us or that affect the payment of dividends, interest or other payments to nonresident holders of our common stock. BVI law and our Memorandum and Articles of Association impose no material limitations on the right of non-residents or foreign owners to hold or vote our common stock.

(2) China

China imposes control over the convertibility of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People’s Bank of China (“PBOC”) publishes a daily exchange rate for Renminbi (the “PBOC Exchange Rate”) based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC Exchange Rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations issued by the State Council on April 1, 1996 and the Administration of Settlement, Sale and Payment of Foreign Exchange Regulations which came into effect on July 1, 1996 regarding foreign exchange control (the “Regulations”) conversion of Renminbi into foreign exchange by foreign investment enterprises for current account items, including the distribution of dividends and profits to foreign investors of joint ventures, is permissible. Foreign investment enterprises are permitted to remit foreign exchange from their foreign exchange bank account in China on the basis of, inter alia, the terms of the relevant joint venture contracts and the board resolutions declaring the distribution of the dividend and payment of profits. Conversion of Renminbi into foreign currencies and remittance of foreign currencies for capital account items, including direct investment, loans, security investment, is still subject to the approval of the State Administration of Foreign Exchange, or SAFE, in each such transaction. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, Article 5, which provides that the Chinese Government shall not impose restrictions on recurring international payments and transfers.

Under the Regulations, foreign investment enterprises are required to open and maintain separate foreign exchange accounts for different types of foreign exchange transactions, and the permitted scope of receipts and expenditures for such accounts is limited to the type of foreign exchange transactions designated for such accounts. In addition, foreign investment enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business upon the production of valid commercial documents and, in the case of capital account item transactions, document approval from the SAFE.

Currently, foreign investment enterprises (“FIEs”) are required to apply to the SAFE for foreign exchange registration certificates. These certificates are subject to review and renewal by the SAFE on an annual basis, Once an FIE obtains this certificate or a foreign exchange sales notice from the SAFE (which is obtained on a transaction-by-transaction basis), upon fulfilling certain other conditions, the FIE may enter into foreign exchange transactions at banks authorized to conduct foreign exchange business to obtain foreign exchange for their needs. The above requirements will not limit our ability to declare dividends in the future, if ever declared.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We manufacture, distribute, install and service security and surveillance products and systems. We generate revenues from the sale of products to, the installation of our products for, and the delivery of after sales/installation services to, our customers. Our customers are mainly government entities (customs agencies, courts, public security bureaus and prisons), non-profit organizations (including schools, museums, sports arenas and libraries) and commercial entities (including airports, hotels, real estate developments, banks, mines, railways, supermarkets, hospitals and entertainment venues), which account for approximately 40%, 10% and 50% of our sales revenues, respectively.

Our revenues are not concentrated in any one customer or group of customers because a large portion of our sales revenue derives from the installation of projects. After we have manufactured and installed a system at any particular customer site, we have generated the majority of revenues from that particular client. We would not expect to generate significant revenue from any existing client in future years unless that client has several possible installation sites. In addition, we have 37 branch offices all over China and we do not rely on customers located in particular geographic areas. As a result, in order to maintain a level of revenues each year that is at or in excess of the level of revenue we generated in prior years, we must identify and be retained by new clients. If our business development, marketing and sales techniques do not result in an equal or greater number of projects of at least comparable size and value for us in a given year compared to the prior year, then we may be unable to increase our revenues and earnings or even sustain current levels in the future.

Material Opportunities and Challenges

Regulations promulgated by governmental agencies in China relating to security and surveillance often create opportunities for us. Currently, there are a number of formal and planned regulatory drivers which we believe offer significant growth opportunities. These include the estimated $6 billion to $12 billion that the Chinese government expects to spend for security infrastructure in preparation for the 2008 Olympics, along with the planned investment by Shanghai for the 2010 World’s Fair. In addition, several ordinances have been passed by the Chinese government which require security surveillance systems to be installed in: (1) 660 cities throughout China for street surveillance; (2) all entertainment locations; (3) all Justice Departments and Courts; and (4) all coal mines in China by the end of 2008 (currently estimated to be 28,000).

We are actively pursuing near-term acquisition prospects and other strategic opportunities, including the acquisition of Chengfeng that is pending government approval from Shanghai Industry & Commerce Bureau.

We have a government policy monitoring group within the Company that regularly monitors changes in governmental regulations affecting security and surveillance. If we determine that a new regulation or a change to an existing regulation presents an opportunity for us, we actively pursue such opportunity. As a result, we act promptly on policy changes and are able to turn them into business opportunities.

We believe that in order to compete effectively in this market, we need to constantly improve the quality of our products and deliver new products. As such, we face the challenge of expanding our research and development capacity. We need to maintain a strong and sufficient research and development team and identify the right directions for our research and development.

We also face the long-term challenge of maintaining our rapid growth. In addition to maintaining the growth of our existing business, we will also employ an acquisition strategy to ensure growth in future years.

Results of Operation

Three Months Ended June 30, 2006 and 2005

The following table summarizes the results of our operations during the three months ended June 30, 2006 and 2005 and provides information regarding the dollar and percentage increase from the 2005 fiscal period to the 2006 fiscal period:

All amounts, other than percentages, in millions of U.S. dollars
	Three Months Ended June 30,
Item	2006	2005	Increase	% Increase
Revenue	$8.0	$5.5	$2.5	46.3%
Cost of Goods Sold	5.0	4.1	0.9	20.3%
Gross Profit	3.0	1.3	1.7	126.9%
Operating Expenses	0.6	0.5	0.1	29.5%
Other Income (expense)	0.4	0.1	0.3	279%
Provision for Taxes	0.3	(0.2)	0.5	-
Net Income	2.5	1.2	1.3	109.6%

Revenue

Revenue for the three months ended June 30, 2006 increased by 46.3% to $8.0 million against $5.5 million for the same period in 2005. The increase was mainly due to several reasons. First, the entire security and surveillance market in China has been expanding rapidly since the end of 2005. As the population in China in general has become wealthier, the demand for security products has grown. As a result, the demand from various industries and organizations has been increasing significantly. Second, the Chinese government began to require many public places, including city-wide surveillance systems, traffic surveillance systems, critical government locations, cyber cafés, bars and discotheques, to install security systems, which has also contributed to the increase of the demand for our products and services. Third, our strategic efforts to increase our distribution channels in 2004 and 2005 turned out to be a highly successful way to capture the wave of this growth in market demand. Finally, after we became a public reporting company in the U.S. through a reverse merger, we were able to raise sufficient working capital to facilitate our capturing more business.

During the second quarter of 2006, we signed 32 new contracts, 7 of which were completed by June 30, 2006. Based on Staff Accounting Bulletin (SAB) No. 104, we deferred the entire contract revenue for these 25 contracts at June 30, 2006 to the third fiscal quarter. The total value of the contracts signed and in progress in the second quarter was approximately $23 million. $5.7 million of this $23 million was recognized as revenue in the second quarter of 2006. Management expects that the remaining $17.9 million of revenue will be recognized in the third quarter of 2006.

Components of Revenues

The following table shows the different components comprising our total revenues over the three month periods ended June 30, 2006 and 2005.

All amounts in millions of U.S. dollars
	Three months ended June 30,
	2006	2005

Security systems and installation	$6.5	$5.2
Sales of parts	1.5	0.3

Total	$8.0	$5.5

For the three months ended June 30, 2006, we realized $5.7 million revenue from the installation of projects pursuant to contracts signed in the second fiscal quarter of 2006. We also realized approximately $0.8 million revenue from installation projects pursuant to contracts signed in the first quarter of 2006. Income from installation projects contributed approximately 81% of the total revenue for the three months ended June 30, 2006 as compared to approximately 95% for the same period in 2005. Management believes that revenues from the installation projects will continue to be our major revenue source. However, as we put more resources into research and development of products and the expected addition of Shenzhen Guangdian and Chengfeng, management believes that the percentage of revenue from the outright sale of products will increase in the future.

Cost of Goods Sold

Cost of goods sold for three months ended June 30, 2006 increased by 20.3% to $4.98 million from $4.14 million for the same period of 2005. Such increase was mainly attributable to the increase in sales revenue. However, the increase in sales revenue outpaced the increase in costs because we were able to purchase raw materials at lower prices due to higher sales volume.

Gross profit margin increased from 24.4% for the three months ended June 30, 2005 to 37.9% for the three months ended June 30, 2006. This was mainly attributable to the higher gross purchase margins and the large increase in sales. Gross margins improved significantly during the second quarter of 2006 because of the significant increase in our business volume and hence the size of orders from our vendors.

Selling and Marketing Expenses

Selling and marketing expenses were $0.17 million for the three months ended June 30, 2006, a $0.11 million increase as compared to $0.06 million for the same period of 2005. Such increase was mainly attributable to the hiring of new staff.

General and Administrative Expenses

General and administrative expenses were $0.38 million for the three months ended June 30, 2006 as compared to $0.31 million for the same period of 2005. We believe such increase was due to the hiring of additional staff, increased property tax expenses, research and development costs, and traveling expenses. General and administrative expenses consist mainly of salaries, office utility expenses and other daily office expenses.

Income taxes

We incurred income tax expenses of $0.3 million for the three months ended June 30, 2006, an increase of $0.5 million against the tax benefits of $0.2 million for the three months ended June 30, 2005. The main reason was the increase in net income.

In accordance with the relevant tax laws and regulations of the People’s Republic of China for the Shenzhen Special Economic Zone, the corporate income tax rate was 15% for the first half of fiscal year of 2006 and fiscal year 2005. We are not aware of any tax rate change in the near future.

Net income (profit after taxes)

We earned net income of $2.5 million for the three months ended June 30, 2006, an increase of 109.5% from $1.2 million for the same period of 2005. Such increase was mainly attributable to higher gross purchase margins and the large increase in sales. Gross margins improved significantly during the second quarter of 2006 because of the significant increase in our business volume and the resulting increase in the size of orders from our vendors.

Amount due from/(to) directors

We have received advances from a director. The advances are non-interest bearing and are repayable upon demand. The balance due to the director was $ 70,990 at June 30, 2006. We expect to pay off such balances before December 31, 2006.

Six Months Ended June 30, 2006 and 2005

The following table summarizes the results of our operations during the six months ended June 30, 2006 and 2005 and provides information regarding the dollar and percentage increase from the 2005 fiscal period to the 2006 fiscal period:

All amounts, other than percentages, in millions of U.S. dollars

	Six Months Ended June 30,
Item	2006	2005	Increase	% Increase
Revenue	$22.6	$12.7	$9.9	77.6%
Cost of Goods Sold	15.2	9.8	5.4	54.1%
Gross Profit	7.4	2.9	4.5	158.1%
Operating Expenses	1.2	0.4	0.8	163.7%
Other Income (expense)	0.7	0.2	0.5	190.7%
Provision for Taxes	0.9	0.06	0.84	1375.5%
Net Income	6.0	2.6	3.4	130.5%

Revenue

Revenue for the six month period ended June 30, 2006 increased by 77.6% to $22.6 million from $12.7 million for the same period of 2005. The increase was mainly due to the same reasons as discussed above relating to the three month periods.

Components of Revenues

The following table shows the different components comprising our total revenues over the six month periods ended June 30, 2006 and 2005.

All amounts in millions of U.S. dollars
	Six months ended June 30,
	2006	2005
Security systems and installation	$19.6	$12.0
Sales of parts	3.0	0.7
Total	$22.6	$12.7

For the six month period ended June 30, 2006, we realized $22.6 million in revenue. Income from installation projects contributed approximately 86.7% of the total revenue for the six month period ended June 30, 2006 as compared to approximately 95% for the same period in 2005. Management believes that revenues from the installation projects will continue to be our major revenue source. However, as we put more resources into research and development of products and the expected addition of Shenzhen Guangdian and Chengfeng, management believes that the percentage of revenue from the outright sale of products will increase in the future.

Cost of Goods Sold

Cost of goods sold for the six month period ended June 30, 2006 increased by 54.1% to $15.2 million against $9.8 million for the same period of 2005. Such increase was mainly attributable to the increase in sales volume.

Gross profit margin increased from 22.6% for the six month period ended June 30, 2005 to 32.9% for the six month period ended June 30, 2006. This was mainly attributable to an increase in sales volume and a decrease in raw material prices.

Selling and Marketing Expenses

Selling and marketing expenses were $0.3 million for the six month period ended June 30, 2006, a $0.18 million increase as compared to $0.12 million for the same period of 2005. Such increase was mainly attributable to the hiring of new staff.

General and Administrative Expenses

General and administrative expenses were $0.67 million for the six month period ended June 30, 2006 as compared to $0.08 million for the same period last year. We believe such increase was due to the hiring of additional staff, increased property tax, research and development costs, and traveling expenses. General and administrative expenses consist mainly of salaries, office utility expenses and other daily office expenses.

Income taxes

We incurred income tax expenses of $0.9 million for the six month period ended June 30, 2006, an increase of 1375.5% against the $0.06 million for the three month period ended June 30, 2006. The main reason for such increase was the rapid increase in net income.

In accordance with the relevant tax laws and regulations of the People’s Republic of China for the Shenzhen Special Economic Zone, the corporate income tax rate was 15% for the three month periods ended June 30, 2006 and 2005.

Net income (profit after taxes)

We earned net income of $6.0 million for the three month period ended June 30, 2006, an increase of 130.5% from $2.6 million for the same period last year. Such increase was mainly attributable to the significant increase in our business volume and the resulting increase in the size of orders from our vendors.

Fiscal Years Ended December 31, 2005 and 2004

The following table summarizes the results of our operations during the fiscal years ended December 31, 2005 and 2004 and provides information regarding the dollar and percentage increase from the 2004 fiscal period to the 2005 fiscal period:

All amounts, other than percentages, in millions of U.S. dollars
	Year Ended December 31,
Item	2005	2004	Increase	% Increase
Revenue	32.69	16.06	16.63	103.55%
Cost of Goods Sold	23.47	8.80	14.67	166.70%
Gross Profit	9.22	7.26	1.96	27.00%
Operating Expenses	1.74	1.14	0.60	52.63%
Other Income (expense)	0.57	0.47	0.10	21.28%
Provision for Taxes	0.78	0.87	(0.09)	(10.34%)
Net Income	7.27	5.72	1.55	27.10%

Fiscal Year Ended December 31, 2004 and 2003

The following table summarizes the results of our operations during the fiscal years ended December 31, 2004 and 2003 and provides information regarding the dollar and percentage increase from the 2003 fiscal period to the 2004 fiscal period:

All amounts, other than percentages, in millions of U.S. dollars
	Year Ended December 31,
Item	2004	2003	Increase	% Increase
Revenue	16.06	11.79	4.27	36.22%
Cost of Goods Sold	8.80	7.58	1.22	16.09%
Gross Profit	7.26	4.21	3.05	72.45%
Operating Expenses	1.14	0.95	0.19	20.00%
Other Income (expense)	0.47	0.007	0.463	6614.28%
Provision for Taxes	0.87	0.52	0.35	67.31%
Net Income	5.72	2.75	2.97	108.00%

Revenue
Revenue for the year ended December 31, 2005 increased by 103.55% to $32.69 million from $16.06 million for the prior year. The substantial increase in revenue was mainly attributable to our increased marketing efforts, the increased brand recognition of our services and products and the growth of the Chinese security and surveillance market.

Revenue for the year ended December 31, 2004 increased by 36.22% to $16.06 million against $11.79 million for 2003. Such increase was mainly due to the growth of the Chinese security and surveillance market and the public’s increased awareness of the importance of having security and surveillance systems.

Components of Revenues

The following table shows the different components comprising our total revenues over each of the past three fiscal years.

All amounts in millions of U.S. dollars
Revenue	2005	2004	2003
Project income from supply and installation of security and surveillance equipment	30.56	15.53	10.06
Outright sale of security and surveillance equipment	2.13	0.53	1.73

Income from installation projects contributed approximately 90% of the total revenue in each of 2003, 2004 and 2005. Management believes that revenues from the installation projects will continue to be our major revenue source. However, as we put more resources into research and development of products and the expected acquisition of Shenzhen Guangdian and Chengfeng, management believes that the percentage of revenue from the outright sale of products will increase in the future.
Cost of Goods Sold

Cost of goods sold for the year ended December 31, 2005 increased by 166.70% to $23.47 million against $8.80 million for 2004. Such increase was mainly attributable to the increase of sales revenue.

Gross profit margin decreased from 45.21% for the year ended December 31, 2004 to 28.19% for the year ended December 31, 2005. This was mainly attributable to increased competition and our strategic decision in taking some projects that had a lower profit margin, but were important for gaining market share.

Cost of goods sold for the year ended December 31, 2004 increased by 16.09% to $8.80 million from $7.58 million for 2003. The increase was generally in line with the revenue increase.

Gross profit margin increased from 35.73% for the year ended December 31, 2003 to 45.21% for the year ended December 31, 2004 which was mainly attributable to the increase in our brand recognition which allowed us to have higher profit margins.

The following table illustrates in detail the items constituting our cost of goods sold.

All amounts, other than percentages, in millions of U.S. dollars

Cost Item	2005FY	2004FY	2003FY
Salary	1.09	1.01	0.25
Percentage	4.64%	11.48%	3.30%

Purchase	22.38	7.79	7.33
Percentage	95.36%	88.52%	96.70%

Total	23.47	8.80	7.58
Percentage	100%	100%	100%

Selling and Marketing Expenses

Selling and marketing expenses were $0.29 million for the year ended December 31, 2005, a $0.10 million decrease as compared to $0.39 million for the year ended December 31, 2004. We started building branches in provincial cities in China in the fiscal year of 2003, and incurred large costs in connection with setting up these branches. All of our branch offices were set up by the end of 2004. As a result, selling and marketing expenses decreased in 2005.

Selling and marketing expenses were $0.39 million for the year ended December 31, 2004 as compared to $0.50 million for the year ended December 31, 2003. The $0.11 million decrease in the selling and marketing expenses was mainly attributable to the larger costs incurred in connection with the initial setting up of the branches in 2003. Such expenses decreased in 2004.

General and Administrative Expenses

General and administrative expenses were $1.18 million for the year ended December 31, 2005 as compared to $0.51 million for the year ended December 31, 2004. We believe such increase was generally in line with the increase in revenue. General and administrative expenses consist mainly of salaries, office utility expenses and other daily office expenses.

General and administrative expenses were $0.51 million for the year ended December 31, 2004 as compared to $0.32 million for the year ended December 31, 2003. Such increase was mainly attributable to the increase in daily office expenses that resulted from the expansion of our business.

Finance Costs

We did not incur finance costs in 2003, 2004 and 2005, as we had no bank loans during these periods.

Income taxes

We incurred income tax expenses of $0.78 million for the year ended December 31, 2005, a decrease of 10.34% from the $0.87 million for the year ended December 31, 2004. We incurred a tax expense of $1.37 million in fiscal year 2005 due to higher revenue and profits in fiscal year 2005. However, $589,601 of the taxes paid was treated as net deferred tax assets. As a result, a $0.78 million income tax was recorded after deducting the $589,601 from the account of income taxes actually paid of $1.37 million.

We incurred income tax expenses of $0.87 million for the year ended December 31, 2004, an increase of 67.31% from $0.52 million for the year ended December 31, 2003. Such increase was mainly attributable to the higher revenue and the $0.48 million rental income we received from our related parties, namely Jiangxi Golden, Jiangxi Golden Motuo Che Zhizhao Co. Ltd. and Jian Golden An Ke Technology Co. Ltd. for renting our manufacturing plants in fiscal year 2004.

In accordance with the relevant tax laws and regulations of the People’s Republic of China for the Shenzhen Special Economic Zone, the corporate income tax rate was 15% for the fiscal years 2005, 2004 and 2003. We are not aware of any tax rate change in the near future.

Net income (profit after taxes)

We earned net income of $7.27 million for the year ended December 31, 2005, an increase of 27.10% from $5.72 million for the year ended December 31, 2004. Such increase was mainly attributable to the increase in revenue.

We earned net income of $5.72 million in the year ended December 31, 2004, an increase of 108.00% from $2.75 million for the year ended December 31, 2003. Such increase was mainly attributable to the increase in revenue and the rental income as mentioned above.

Amount due from/(to) directors

We made advances to our directors which were non-interest bearing and were repayable upon demand. The balances due were $1,006,806 on December 31, 2004 and were repaid during 2005. These advances were made before the reverse acquisition of Safetech. Since the reverse acquisition, we have adopted a policy of not making any loans to our officers, directors or affiliates in order to comply with the requirements of the Sarbanes-Oxley Act of 2002.

We also received advances from one of our directors to facilitate our business operations during the years ended December 31, 2005 and 2004. Such loans were non-interest bearing and were payable upon demand. The balances due at December 31, 2005 and 2004 were $69,646 and $13,946, respectively. We expect to pay off such balances by the end of 2006.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

•
Basis of Consolidation - The consolidated financial statements of the Company and its subsidiaries are prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in the consolidation.

•
Deferred Income - Deferred income represents amount billed for contracts for supply and installation of security and surveillance equipment which have not been fully completed at the balance sheet date.

•
Intangible Assets - Intangible assets represent a surveillance recording system acquired from Yuan Da. The value was established by an independent accounting firm. The value of the recording system is to be amortized using the straight-line method over its estimated useful life of five years.

•
 Inventories - Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale.

When inventories are sold, their carrying amount is charged to expense in the year in which the revenue is recognized. Write-downs for declines in net realizable value or for losses of inventories are recognized as an expense in the year the impairment or loss occurs.

•
Accounts Receivable - Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

•	Advances to Suppliers - Advances to suppliers represent the cash paid in advance for purchasing of inventory items from suppliers.

•
Revenue Recognition - The Company derives the bulk of its revenue from the supply and installation of security and surveillance equipment, and the two deliverables do not meet the separation criteria under EITF issue 00-21. The installation is not considered to be essential to the functionality of the equipment having regard to the following criteria as set out in SAB 104:

(i) The security and surveillance equipment is a standard product with minor modifications according to customers’ specifications;

(ii) Installation does not significantly alter the security and surveillance equipment’s capabilities; and

(iii) Other companies which possess the relevant licenses are available to perform the installation services.

Accordingly, the portion of the contract price which is not payable until the installation service is completed is deferred until the completion of the installation service and the balance of the contract price is recognized as revenue upon delivery and acceptance of the security and surveillance equipment by the customers.

Certain contracts provide for delivery and installation of equipment which may require extensive wiring and configuration. All revenue on these contracts is deferred until installation is complete and the Company has received customer acceptance.

Revenue from the outright sale of security and surveillance equipment is recognized when delivery occurs and risk of ownership passes to the customers. No right of return exists on the sale of security and serveillance equipment.

•
Foreign Currency Translation - The functional currency of the Company is Renminbi (RMB) and RMB is not freely convertible into foreign currencies. The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and shareholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of shareholders’ equity. The exchange rates adopted are as follows:

	2005	2004	2003
Year end RMB/US $: exchange rate	8.07	8.28	8.28
Average yearly RMB/US $: exchange rate	8.19	8.28	8.28

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation

•
Use of Estimates - The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

•
Income Taxes - Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standard (SFAS) No. 109, “Accounting for Income Taxes,” these deferred taxes are measured by applying currently enacted tax laws.

Inflation

We believe our operations have not been and will not in the foreseeable future be materially adversely affected by inflation or changing prices.

Foreign Currency Translation Gain

Our operating subsidiary is located in China.  The operating subsidiary purchases all products and renders services in China and receives payment from customers in China using Chinese Renminbi as the functional currency.  We do not engage in currency hedging.

We incurred a foreign currency translation gain of $545,233 for the year ended December 31, 2005 as compared with no foreign currency translation gain for the period ended December 31, 2004. On July 21, 2005, China reformed its foreign currency exchange policy, revalued the Renminbi by 2.1% and allowed the Renminbi to appreciate as much as 0.3% per day against the U.S. dollar. As a result, we implemented different exchange rates in translating Renminbi into U.S. dollar in our financial statements for fiscal year 2005, the exchange rates of 8.07, 8.19 and 8.28 were implemented in calculating the assets and liabilities, revenue and expenses, and shareholders’ equity, respectively, which results in a $545,233 foreign currency translation gain in fiscal year 2005.

Chinese Economic, Fiscal, Monetary and other Policy

Our operating subsidiary Golden is located in China and uses RMB as its functional currency, therefore, changes in Chinese economic, fiscal, monetary or political policies could materially affect our operations and investors. See “Risk Factors - Risks Related to Doing Business in China” for more details.

Liquidity and Capital Resources

As of June 30, 2006 and December 31, 2005, we had cash and cash equivalents of $9.6 million and $2.3 million, respectively. The following table provides detailed information about our net cash flow for all financial statement periods presented in this prospectus.

Cash Flow

	Years Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(In thousands)
Net cash provided by (used in) operating activities	$1,019	$684	$799	$1,443	$(81)
Net cash provided by (used in) investing activities	$(676)	$(110)	$(79)	$(139)	$(1)
Net cash provided by (used in) financing activities	$72	$(1,056)	$1,063	$1,007	$7,360
Cash and cash equivalents at end of period	$516	$33	$2,277	$2,344	$9,618

Operating Activities:

Net cash used for operating activities was $0.08 million for the six month period ended June 30, 2006 which is a decrease of $1.5 million from the $1.4 million net cash provided by operating activities for the same period in 2005. The decrease was mainly due to substantial increases in accounts receivables, inventories and advances to suppliers.

Net cash provided by operating activities in 2005 totaled $0.8 million, which is an increase of $0.1 million from net cash provided by operating activities of $0.7 million in 2004. The increase was mainly due to an increase in current liabilities.

Net cash provided by operating activities during 2004 totaled $0.7 million, which is a decrease of $0.3 million from net cash provided by operating activities of $1.0 million during 2003. The increased was mainly due to an increase in account receivables.

Investing Activities:

Our main uses of cash for investing activities are payments for the acquisition of property, plant and equipment.

Net cash used for investing activities in the six month period ended June 30, 2006 was $ 0.01 million, which is a decrease of $0.13 million from net cash used for investing activities of $0.14 million in the same period of 2005 due to the decrease in purchases of fixed assets.

Net cash used for investing activities in the year 2005 was $0.08 million, which is a decrease of $0.1 million from net cash used for investing activities of $0.1 million in 2004. The decrease for 2005 was primarily the result of the decrease in purchases of fixed assets.

Net cash used for investing activities in 2004 totaled $0.1 million as compared to $0.7 million used for investing activities in 2003. The $0.6 million decrease of net cash used for investing activities in 2004 was mainly attributable to the reversion of construction in progress.

Financing Activities:

Net cash provided by financing activities in the six month period ended June 30, 2006 totaled $7.3 million as compared to $1.0 million provided by financing activities in the same period of 2005. The increase in the cash provided by financing activities was mainly attributable to the issuance of new shares to investors.

Net cash provided by financing activities was $1.0 million in 2005 as compared to $1.0 million used for financing activities in 2004. Such increase was mainly attributable to the cash advanced to the Company by one of our directors.

Net cash used for financing activities was $1.0 million in 2004, a decrease of $1.0 million from net cash of $0.07 million provided by financing activities in 2003. Such decrease was mainly attributable to an advance made to one of our directors.

We are substantially debt-free and no credit facility has been applied for by our Company. In April 2006, we completed a private placement of shares of our common stock to 3 accredited investors. As a result of this private placement, we raised $8,000,000 in gross proceeds, which left us with approximately $7.36 million in net proceeds after the deduction of approximately $0.64 million of offering expenses. In July 2006, we raised another $16.2 million in gross proceeds from another private placement transaction, most of the $14.9 million net proceeds will be used for the acquisition of Chengfeng.

Other than the consideration to be paid to Chengfeng and the Four-Related Companies, we have no material commitments for capital expenditures as of September 30, 2006. As part of our business strategy, we may acquire other businesses engaged in similar or complementary industries if the appropriate opportunity arises. In that event, we may need to raise more capital from the equity market to finance such acquisition. However, we believe that our currently available working capital, after receiving the aggregate proceeds of the capital raising activities referred to above, should be adequate to sustain our operations at our current levels through at least the next twelve months.

Research and Development

We have established a strategic partnership with Beijing University under which we will provide funds to Beijing University for the research and development of video surveillance and security products. Under the agreement, we have agreed to provide Beijing University a maximum amount of RMB 2,000,000 (approximately $250,000). Management anticipates that the RMB 2,000,000 (approximately $250,000) will be provided during 2006 and 2007.

Trend Information

Please see “Risk Factors,” “Information about Our Company” and “- Material Opportunities and Challenges” above for a discussion of the most recent trends in our operation costs and revenues since the end of 2004. In addition, please refer to this section for a discussion of known trends, uncertainties, demands or events that we believe are reasonably likely to have a material effect on our net operating revenues, income from continuing operations, profitability, liquidity and capital resources.

Off-Balance Sheet Arrangements

We currently do not engage in any off-balance sheet arrangements.

Tabular Disclosure of Contractual Obligations

Below is a brief summary of the payment obligations under materials contracts to which we are a party.

Contractual Obligations	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	0	0	0	0	0
Capital (Finance) Lease Obligations	0	0	0	0	0
Operating Lease Obligations	$93,286	$34,982	$58,304	0	0
Purchase Obligations	0	0	0	0	0
Other Long-Term Liabilities Reflected on the Company’s Balance Sheet under GAAP of the primary financial statements	0	0	0	0	0
Total	$93,286	$34,982	$58,304	0	0

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Interest Rate Risk

We had no bank loans or other interest bearing borrowings as of June 30, 2006, therefore, we are not exposed to interest rate risk.

Foreign Exchange Risk

While our reporting currency is the U.S. Dollar, all of our consolidated revenues and consolidated costs and expenses are denominated in Renminbi. All of our assets are denominated in RMB except for cash. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between U.S. Dollars and RMB. If the RMB depreciates against the U.S. Dollar, the value of our RMB revenues, earnings and assets as expressed in our U.S. Dollar financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenues if the selling prices of our products do not increase with these increased costs.

MANAGEMENT

The following table sets forth our current directors and executive officers, their ages and the positions they hold.

NAME	AGE	POSITION
Guoshen Tu	41	CEO and Chairman of the Board
Shufang Yang	36	COO and Director
Jianguo Jiang	40	Vice President and Director
Jinxu Wu	35	Chief Financial Officer
Lingfeng Xiong	54	Vice President and Director
Yong Zhao	43	Chief Technology Officer
Terence Yap	35	Vice Chairman of the Board and Vice President

Biographical Information

Guoshen Tu.  Mr. Tu has been our Chief Executive Officer and a director since September 2005.  He has extensive experience in surveillance and technology.  From 1999 to 2001, he served as Chief Executive Officer of Zhongshan Golden Grains Industry Limited and as President of Jiangxi Golden Group Limited.  From 2001 to 2005, Mr. Tu was the Chief Executive Officer and Secretary of Golden Group Corporation (Shen Zhen) Limited.  Mr. Tu currently serves as the Chairman of Shenzhen Guangdian, Shenyang Golden, Jiangxi Golden, Jian Golden An Ke and Jiangxi Golden Motuo Che Zhizhao Co. Ltd., but is not involved in the daily management of these companies. Mr. Tu holds his position as the Chairman of Jiangxi Golden through his brother.

Shufang Yang. Mr. Yang has served as our Chief Operating Officer and director since August 17, 2006. Mr. Yang worked for Zhejiang Yin Cheng Electronic Ltd. as the general manager from July 1998 to April 2001 and has served as the President and CEO of Chengfeng since April 2001. Mr. Yang has extensive experience in the security and surveillance industry and received an EMBA from China Europe International Business School.

Jianguo Jiang. Mr. Jiang has served as our Vice President since August 2006 and our director since January 2006. From 1999 to 2003, Mr. Jiang worked for Shen Zhen Shi Xun Tong Electronics Ltd as a general manager. He was responsible for supervising daily operations and marketing activities.  From 2003 to 2005, Mr. Jiang served as the president in Yuan Da Wei Shi Technology Limited. He is responsible for strategic decision-making and market expansion of our Company.

Jinxu Wu.  Mr. Wu has been our Chief Financial Officer since January 2005.  He has experience in financial activities of corporations.  From 2000 to 2004, he worked as a financial manager for Shenzhen Shi Roydatas Technical Limited where he supervised preparation of financial statements, financing activities, capital allocation and internal controls.  From 2004 to 2005, Mr. Wu was the Chief Financial Officer of Golden Group Corporation (Shen Zhen) Ltd.  At our Company, he supervises financial statements analysis, budgeting, internal control and auditing. Mr. Wu has a master degree in Economics from Jinan University and is a certified CPA.

Lingfeng Xiong.  Mr. Xiong has been our Vice President and our director since September 2005.  He has served as the Vice President of Golden since 2001.  He supervises many aspects of our Company and our products.

Yong Zhao. Dr. Zhao has been our Chief Technology Officer since February 2006.  From 2000 to 2004, Dr. Zhao worked as a technology consultant for Honeywell Corporation, Ottawa, Canada, which is one of the 30 biggest companies listed on the Dow Jones index. During his service, Dr. Zhao was responsible for the development of core technology and for supervising research and development activities.  From 2004 to present, Dr. Zhao has been a director of Mobile Video Networking Lab and an associate professor of Shenzhen Graduate School of Peking University. His major responsibilities include supervising the research and development activities in the lab and providing valuable advice and instructions in key projects. Dr. Zhao spends about 60% of his business time on our affairs and approximately 40% of his business time on the affairs of Mobile Video Networking Lab and Shenzhen Graduate School of Peking University.

Terence Yap. Mr. Yap has served as our Vice President since May 2006 and our director since March 2006. Mr. Yap is the President, CEO and a director of Digital Network Alliance International, Inc., a Delaware company which is engaged in the business of providing satellite Internet connections to customers in the Asia Pacific region, including Hong Kong, Singapore, Indonesia, Bangladesh, Pakistan and Mongolia, and the business of providing managed broadband services to commercial office buildings and apartment buildings in Singapore and Hong Kong. Digital Network Alliance International, Inc., is a reporting company with the U.S. Securities and Exchange Commission.  Mr. Yap has been affiliated with Digital Network Alliance International, Inc. and its affiliated entities since January 2002.  From April 2000 to December 2002, he was the Director of Business Development for Skyhub Asia Co., Ltd., where he was responsible for the development of partnerships and alliances with various partners in Hong Kong and within the region.  Skyhub Asia’s main line of business was the provision of satellite services within the Asia Pacific region.  From June, 1999 to April, 2000, he served as the Business Development Manager of MCI WorldCom Asia Pacific, Ltd., where he was part of the business development team in the Asia Pacific region and was involved in mergers and acquisitions of licensed telecommunications companies, building of physical points of presence and negotiations with incumbent telecommunications operators.  MCI WorldCom’s main line of business was the provision of global data communication services.  From June 1998 to June 1999, he served as the distribution manager for Tele Media International H.K. Ltd (“TMI”), where he was responsible for distribution and sale of the company’s products and services within various countries in the Asia Pacific region.  TMI’s main line of business was the provision of data communication services within Europe and the Asia Pacific region.  From January 1996 to June 1998, he was employed by Hutchison Corporate Access (HK) Ltd. and Hutchison Corporate Access Pte. Ltd (HCA), first as a senior market development executive and later as a business development manager.  HCA’s main line of business is the provision of satellite data network services within the Asia Pacific region.  From June 1995 to January 1996, he was employed by Pacific Century Corporate Access Pte. Ltd. (“PCCA”) as a project engineer.  PCCA’s main line of business was the provision of satellite data networking services in the Asia Pacific region. Mr. Yap spends approximately 60% of his time on our affairs and approximately 40% of the time on his other business obligations.

Family Relationships

There are no family relationships among our directors or officers.

Understandings with Respect to Directors and Senior Management

There is no arrangement or understanding between any of our directors or officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current directors to our board. There are also no arrangements, agreements, or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs.

Director Compensation

We have not paid our directors fees in the past for attending scheduled and special meetings of our board of directors. In the future, we may adopt a policy of paying independent directors a fee for their attendance at board and committee meetings. We do reimburse each director for reasonable expenses related to such director’s attendance at board of directors and committee meetings.

Executive Compensation

We do not have written employment agreements with our executive officers. Under our verbal agreements with our executive officers, each of them receives a monthly salary of RMB 10,000 (approximately $1,250). All of our executive officers are entitled to another RMB 120,000 (approximately $15,000) per year upon reaching certain performance thresholds.

Board Composition and Committees

Our board of the directors is currently composed of five members. All board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

We do not currently have a standing audit, nominating or compensation committee. Currently, our entire board of directors is responsible for the functions that would otherwise be handled by these committees. We intend to establish an audit committee, a governance and nominating committee and a compensation committee of the board of directors as soon as is practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The governance and nominating committee will be responsible for nominating directors to our board and will also be generally responsible for overseeing our corporate governance policies and practices. The compensation committee will be primarily responsible for reviewing and approving our salary and benefits policies (including stock options) and other compensation of our executive officers.

Our board of directors has not made a determination as to whether any member of our board is an audit committee financial expert. Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Code of Ethics

On June 9, 2006, our board of the directors adopted a Code of Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer.  The Code of Ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the last three fiscal years, we entered into the following transactions with certain related parties, in addition to the share transactions noted above.

On September 5, 2006, we entered into agreements to purchase the security and surveillance business of Jian An Ke, Shenzhen Guangdian, Shenyang Golden and Jiangxi Golden, of which our CEO and director Guoshen Tu is the Chairman and a shareholder. Mr. Tu will not receive any consideration for the acquisition of his interest in these companies, however his wife Zhiqun Li who owns 20% of Jian An Ke will receive 100,000 shares of our common stock as part of the transaction. Our director and Vice President Lingfeng Xiong, as the 10% shareholder of Jiangxi Golden, will receive 50,000 shares of our common stock. Our director and Vice President Jianguo Jiang, as the 40% shareholder of Shenzhen Guangdian, will receive 550,000 shares of our common stock.

In July 6, 2006, we entered into a stock purchase agreement with the shareholders of Chengfeng pursuant to which we will pay the shareholders of Chengfeng consideration of RMB 120 million (approximately $15 million) in exchange for 100% ownership of Chengfeng. Our newly appointed Chief Operating Officer and director Shufang Yang owns 46.26% of Chengfeng. The acquisition of Chengfeng is expected to close before December 31, 2006.

We have receivables from Jian An Ke, Shenzhen Guangdian, Shenyang Golden and Jiangxi Golden. We also have receivables from Jiangxi Golden Motuo Che Zhizhao Co. Ltd., a motor and elevator manufacturer controlled by our CEO and director Mr. Tu, arising from certain lease arrangements as discussed below. Our net receivables from related parties were $3,783,198 and $4,152,024 in fiscal years 2005 and 2004, respectively, however, all of those have been paid off.

We have leased property to Jiangxi Golden, Jian An Ke and Jiangxi Golden Motuo Che Zhizhao Co. Ltd. all of which Guoshen Tu, our CEO and director, beneficially owns 90% and serves as the Chairman. The aggregated annual rental was $438,516 and $478,261 in 2005 and 2004, respectively. The leases expire on December 31, 2007.

We entered into a consulting service agreement with Terence Yap, our Vice President and director, on February 8, 2006, which was later amended on June 27, 2006. Pursuant to the agreement, as amended, we issued 100,000 shares of our common stock to Terence Yap on March 1, 2006 in exchange for his consulting services valued at $350,000, which are to be provided to our Company from February 8, 2006 to February 7, 2009.

In October 2005, we entered into an agreement with Yuan Da and its stockholder Jianguo Jiang, our Vice President and director, which was subsequently amended in April and May 2006. Pursuant to the agreement, as amended, Mr. Jiang sold all the assets of Yuan Da in exchange for 200,000 shares of our common stock and approximately $125,000 (RMB 1,000,000).

On September 12, 2005, we consummated the transactions contemplated by a share exchange agreement among our Company and the owners of the issued and outstanding capital stock of China Safetech Holdings Limited, including Guoshen Tu, our CEO and director, and certain of our other officers and directors. Pursuant to the share exchange agreement, we acquired 100% of the outstanding capital stock of China Safetech Holdings Limited in exchange for 8,138,000 shares of our common stock.

We made advances to Mr. Xiong during the 2004 fiscal year, which were non-interest bearing and repayable upon demand. The balances due to the Company as of December 31, 2004 were $1,006,806. Such balance has been paid in full.

We also received advances from Mr. Tu during the 2005 and 2004 fiscal year which were non-interest bearing and repayable upon demand. The balance due to Mr. Tu as of December 31, 2005 and 2004 was $69,646 and $13,946, respectively. We expect to pay off such balances by the end of 2006.

INTEREST OF MANAGEMENT IN THE REINCORPORATION

None of our directors or senior officers at any time since the beginning of our most recently completed financial year and no associate or affiliate of any such person has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in the reincorporation, except for any interest arising from the ownership of shares of CSST BVI where the shareholders will receive no extra or special benefit or advantage not shares on a pro-rata basis by all holders of capital stock of CSST BVI.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 29, 2006, the stock ownership of each of our executive officers and directors, of all the executive officers and directors as a group, and of each person known by the Company to be a beneficial owner of 5% or more of our common stock. Except as otherwise noted, each person listed below is the sole beneficial owner of the shares and has sole investment and voting power as to such shares. No person listed below has any options, warrant or other right to acquire additional securities of the Company, except as may be otherwise noted. All shares have identical voting rights. All of the above shareholders of the Company live and work outside of the United States.

Name and Address	Number of Shares Beneficially Owned	Percent of Class (5)

Guoshen Tu(1)	13,627,500(2)	46.7%

Lingfeng Xiong (1)	60,000	*

Jinxu Wu(1)	0	*

Yong Zhao(1)	0	*

Terence Yap(1)	100,000	*

Shufang Yang (1) (3)	0	*

Jianguo Jiang(1)	200,000	*

All Current Officers and Directors as a Group (7 in number)	13,987,500	47.9%

Whitehorse Technology Ltd. (4)	13,627,500	46.7%

Li Zhi Qun (6)	13,627,500	46.7%

Jayhawk China Fund (Cayman) Ltd. (7)	2,139,333	7.3%

The Pinnacle Fund, L.P.	2,441,667	8.4%

The Pinnacle China Fund, L.P.	2,441,667	8.4%

Total shares owned by persons named above	21,010,167	71.9%

* Less than 1%.

(1) The person is an officer, a director or both.

(2) Includes 11,000,000 shares owned by Whitehorse Technology Limited. Mr. Tu is the sole owner of Whitehorse and may be deemed the beneficial owner of these shares. The total also includes the 2,627,500 shares owned by Li Zhi Qun, who is Mr. Tu’s wife. Mr. Tu may be deemed the beneficial owner of these shares as well.

(3) Under the stock transfer agreement, dated July 6, 2006, among the Company and the shareholders of Chengfeng, we will issue 1,331,376 shares of our common stock to the shareholders of Chengfeng. Mr. Yang, as a 46.26% shareholder of Chengfeng, will be entitled to receive approximately 615,895 shares of our common stock. Such shares have not been issued as of the date of this prospectus.

(4) Includes 2,627,500 shares owned by Li Zhi Qun, who is Mr. Tu’s wife.

(5) A total of 29,209,259 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(6) Includes 11,000,000 shares owned by Whitehorse Technology Limited of which Li Zhi Qun’s husband Guoshen Tu is the sole owner.

(7) Includes 228,000 shares underlying the warrant to purchase shares of our common stock.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for CSST Delaware by Thelen Reid & Priest, LLP.

The tax consequences of the merger as described above under “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” have been passed upon for CSST BVI by Thelen Reid & Priest LLP.

EXPERTS

The consolidated financial statements of CSST BVI for the years ended December 31, 2003 and 2004 included in this prospectus and in the registration statement have been audited by the accounting firm of Child, Van Wagoner & Bradshaw, PLLC, independent registered public accounting firm, and are included in reliance upon their report dated September 1, 2005, given upon such firm’s authority as experts in auditing and accounting.

The consolidated financial statements of CSST BVI for the year ended December 31, 2005 included in this prospectus have been audited by the accounting firm of GHP Horwath, P.C., independent registered public accounting firm, and are included in reliance upon their report dated May 25, 2006, given upon such firm’s authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

CSST Delaware has filed a registration statement on Form S-4 to register with the SEC the CSST Delaware common stock to be issued to CSST BVI stockholders in the reincorporation. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information with respect to CSST Delaware and the shares of common stock offered hereby, please refer to the registration statement, including its exhibits and schedules.

CSST BVI files reports as required under the Exchange Act and other information with the SEC. You may read and copy any of the information on file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. These reports can also be reviewed by accessing the SEC’s Internet site.

Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where the contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made. You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement filed on Form S-4 of which this prospectus is a part, as such registration statement is amended and in effect with the SEC. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. We should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

FINANCIAL STATEMENTS

The following financial statements listed below are included with this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

Page
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
Condensed Consolidated Balance Sheets	F-2
Condensed Consolidated Statements of Operations	F-3
Condensed Consolidated Statements of Stockholders’ Equity	F-4
Condensed Consolidated Statements of Cash Flows	F-5
Notes to Condensed Consolidated Financial Statements	F-6-12

AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
Reports of Independent Registered Public Accounting Firm	F-14-15
Consolidated Balance Sheets	F-16
Consolidated Statements of Operations	F-17
Consolidated Statements of Stockholders’ Equity	F-18
Consolidated Statements of Cash Flows	F-19-20
Notes to Audited Consolidated Financial Statements	F-21-37

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
Condensed Consolidated Balance Sheets	F-2
Condensed Consolidated Statements of Operations	F-3
Condensed Consolidated Statements of Stockholders’ Equity	F-4
Condensed Consolidated Statements of Cash Flows	F-5
Notes to Condensed Consolidated Financial Statements	F-6-12

AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
Reports of Independent Registered Public Accounting Firm	F-14-15
Consolidated Balance Sheets	F-16
Consolidated Statements of Operations	F-17
Consolidated Statements of Stockholders’ Equity	F-18
Consolidated Statements of Cash Flows	F-19-20
Notes to Audited Consolidated Financial Statements	F-21-37

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2006 AND DECEMBER 31, 2005
Expressed in US Dollars

ASSETS

	June 30,	December 31,
	2006	2005
	(Unaudited)

CURRENT ASSETS
Cash and cash equivalents	$9,618,069	$2,276,915
Accounts receivable, net	15,290,877	11,642,823
Related party receivables	922,214	3,783,198
Inventories, net	8,879,780	5,311,293
Prepayment for consulting services	302,789	—
Deferred cost of goods sold	12,149,710	—
Advances to suppliers	5,166,844	1,492,512
Other receivables	2,155,001	415,455
Deferred tax assets - current portion	823,513	129,712
Total current assets	55,308,796	25,051,908

Plant and equipment, net	1,844,413	1,951,566
Land use rights, net	1,137,273	1,142,182
Intangible assets, net	463,662	511,127
Deferred tax assets - non-current portion	396,505	459,889

Total Assets	$59,150,650	$29,116,672

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accruals	$1,133,729	$1,839,609
Amount due to a director	70,990	69,646
Taxes payable	913,708	1,115,356
Payable for acquisition of business	87,429	592,846
Deferred income	17,853,121	887,469
Deferred tax liabilities	17,474
Total liabilities (all current)	20,076,451	4,504,926

SHAREHOLDERS' EQUITY
Common stock, $0.01 par value; 100,000,000 shares
authorised 24,524,667 (June 30, 2006) and 21,558,000
(December 31, 2005) shares issued and outstanding	245,247	215,580
Additional paid-in capital	12,674,128	4,494,565
Retained earnings	23,711,713	18,552,610
Surplus reserve fund	1,681,136	803,758
Accumulated other comprehensive income	761,974	545,233
Total shareholders' equity	39,074,198	24,611,746

Total liabilities and shareholders' equity	$59,150,650	$29,116,672

See accompanying notes to consolidated financial statements

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)
Expressed in US Dollars

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005

Revenues	$8,014,810	$5,477,208	$22,609,172	$12,729,441
Cost of goods sold	4,978,063	4,139,282	15,174,982	9,849,515
Gross profit	3,036,747	1,337,926	7,434,190	2,879,926

Selling and marketing	170,896	59,905	293,110	120,440
General and administrative	378,375	306,201	673,062	79,036
Depreciation and amortisation	86,947	125,310	188,793	238,513
Income from operations	2,400,529	846,510	6,279,225	2,441,937

Other income,net	457,743	120,485	699,780	240,721
Income before income taxes	2,858,272	966,995	6,979,005	2,682,658

Income taxes expense (benefit)	321,836	(243,268)	942,524	63,878
Net income	2,536,436	1,210,263	6,036,481	2,618,780

Foreign currency translation gain	597,067	—	216,741	—
Comprehensive income	$3,133,503	$1,210,263	$6,253,222	$2,618,780

Net Income Per Share
Basisc	0.10	0.07	0.26	0.15
Diluted	0.10	0.07	0.26	0.15

Weighted Average Number of Shares
Outstanding
Basic	24,436,755	17,000,000	23,046,766	17,000,000
Diluted	24,621,287	17,000,000	23,139,542	17,000,000

See accompanying notes to consolidated financial statements

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (UNAUDITED)
Expressed in US dollars
	Common Stock
	Shares	Par Value	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Statutory Surplus Reserve Fund	Total
BALANCE AT DECEMBER 31, 2005	21,558,000	$215,580	$4,494,565	$18,552,610	$545,233	$803,758	$24,611,746
Common stock issued for consulting services	100,000	1,000	349,000	—	—	—	350,000
Common stock issued for acquisition of Yuan Da	200,000	2,000	498,000	—	—	—	500,000
Common shares issued under securities purchase agreement	2,666,667	26,667	7,332,563	—	—	—	7,359,230
Foreign currency translation	—	—	—	—	216,741	—	216,741
Net income for six months ended June 20,2006	—	—	—	6,036,481	—	—	6,036,481
Transfer	—	—	—	(877,378)		877,378
BALANCE AT JUNE 30, 2006	24,524,667	$245,247	$12,674,128	$23,711,713	$761,974	$1,681,136	$39,074,198

See accompanying notes to consolidated financial statements

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. (UNAUDITED) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Expressed in US dollars

	Six Months Ended
CASH FLOWS FROM OPERATING ACTIVITIES:	June 30, 2006	June 30, 2005
Net income	$6,036,481	$2,618,780
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	188,793	238,513
Deferred taxes	(625,741)	(666,012)

Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(3,555,714)	919,597
Related party receivables	2,890,989	(2,754,866)
Other receivable	(1,736,251)	(969,280)
Prepayment for consulting services	48,837
Inventories	(3,526,363)	(645,227)
Advances to suppliers	(3,662,495)	3,064,203
Deferred cost of goods sold	(12,149,710)

(Decrease) increase in:
Accounts payable and accruals	(720,470)	(1,450,143)
Deferred income	16,958,613	939,453
Tax payable	(210,494)	147,885
Deferred tax liabilities	(17,474)
Net cash (used in) provided by operating activities	(80,999)	1,442,903

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	(1,449)	(139,116)
Net cash used in investing activities	(1,449)	(139,116)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from Issuance of common stock	7,359,230	-
Cash received from directors	792	1,006,806
Net cash provided by financing activities	7,360,022	1,006,806

Effect of exchange rate changes on cash	63,580
Cash and cash equivalents, beginning	2,276,915	33,298

CASH AND CASH EQUIVALENTS, ENDING	$9,618,069	$2,343,891

SUPPLEMENTARY CASH FLOW INFORMATION

Income taxes paid	$940,353	$651,439

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
AND FINANCING ACTIVITIES

Common stock issued for consulting services	$350,000

Common stock issued for acquisition of Yuan Da	$500,000

See accompanying notes to consolidated financial statements.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

PART 1

1. BASIS OF PRESENTATION

The accompanying financial statements, as of June 30, 2006 and for the three months and six months ended June 30, 2006 and 2005, have been prepared by the Company without audit. Pursuant to the rules and regulations of the Securities and Exchange Commission, certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“USGAAP”) have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's audited annual financial statements for the year ended December 31, 2005.

The preparation of financial statements in conformity with USGAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

In the opinion of the management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position as of June 30, 2006, results of operations for the three months and six months ended June 30, 2006 and 2005, and cash flows for the six months ended June 30, 2006 and 2005, have been made. The results of operations for the three months and six months ended June 30, 2006 are not necessarily indicative of the operating results for the full year.

2. SUMMARY OF SELECTED SIGNIFICANT ACCOUNTING POLICIES

(a)	Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

(b)	Revenue Recognition and deferred income and cost

The Company derives the bulk of its revenue from the supply and installation of security and surveillance equipment and the two deliverables do not meet the separation criteria under EITF issue 00-21 because the company has not established vendor specific objective evidence of fair value of installation. The installation is not considered to be essential to the functionality of the equipment having regard to the following criteria as set out in SAB 104:

(i)	The security and surveillance equipment is a standard product with minor modifications according to customers’ specifications;

(ii)	Installation does not significantly alter the security and surveillance equipment’s capabilities; and

(iii)	Other companies which possess the relevant licenses are available to perform the installation services.

Accordingly, the portion of the contract price which is not payable until the installation service is completed is deferred until the completion of the installation service and the balance of the contract piece is recognized as revenue upon delivery and acceptance of the security and surveillance equipment by the customers.

Certain contracts provide for the delivery and installation of equipment which may require extensive wiring and cofiguration. All revenue on these contracts is deferred until installation is complete and the Company has received customer acceptance.

Revenue from the outright sale of security and surveillance equipment is recognized when delivery occurs and risk of ownership passes to the customers. No right of return exists on the sale of security and surveillance equipment.

During the three months ended June 30, 2006, the Company signed 32 contracts with customers with a total contract price of approximately $23 million. The Company completed 7 of these contracts before June 30, 2006, thus approximately $17.9 million of the revenue and $12 million of the cost of sales were deferred at June 30, 2006 to the 3rd quarter.

(c)	Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(d)	Earnings Per Share

Basic earnings per share is calculated based on the weighted average number of common shares outstanding for the three and six month periods ended June 30, 2006 and 2005. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock warrants, and are determined using the treasury stock method.

3.	INVENTORIES

Inventories consist of the following as of June 30, 2006 and December 31, 2005:

	June 30, 2006	December 31, 2005

Security and surveillance equipment	$8,923,199	$5,354,370
Less: Allowance for obsolete inventories	(43,419)	(43,077)
Inventories, net	$8,879,780	$5,311,293

4.	LAND USE RIGHTS

Land use rights consist of the following as of June 30, 2006 and December 31, 2005:

	June 30, 2006	December 31, 2005

Cost of land use rights	$1,407,975	$1,396,896
Less: Accumulated amortization	(270,702)	(254,714)
Land use rights, net	$1,137,273	$1,142,182

Amortization expense for the three and six months ended June 30, 2006 and 2005 were approximately $7,000, $7,000, $14,000 and $14,000, respectively.

Amortization expense for the next five years and thereafter is as follows:

2006 (remaining 6 months)	$13,934
2007	27,887
2008	27,887
2009	27,887
2010	27,887
2011	27,887
Thereafter	983,904
Total	$1,137,273

5.	INTANGIBLE ASSETS

	June 30, 2006	December 31, 2005

Intangible asset, net	$463,662	$511,127

The Company’s intangible asset represents the value determined by an independent accounting firm attributable to intellectual property pertaining to a surveillance recording system developed by Shenzhen Yuan Da Wei Shi Technology Limited. This intangible asset is being amortized over its useful life of 5 years. Amortization expense for the six months and three months ended June 30, 2006 was $51,300 and $25,700 respectively.

6.	RELATED PARTY RECEIVABLES

The Company has receivables from several companies whose directors and shareholders are common with the Company. All receivables recorded on December 31, 2005 arose from advances made prior to the date of the reverse merger of September 22, 2005 as detailed in note 1 and from the rental of real estate. The receivables were classified as related party receivables on the balance sheets. Since these receivables had no fixed repayment terms, they were classified as non-current assets. However, a significant portion of the balance at December 31, 2005 was repaid. New balances as a result of advances made and the remaining portion of the balance owed at December 31, 2005 have to be repaid in one year and therefore, related party receivables are classified as a current asset on the balance sheet at June 30, 2006. The reconciliation of the related party receivable from the December 31, 2005 balance to the June 30, 2006 balance is as follows:

Related party receivables at December 31, 2005	$4,018,632
Allowance for doubtful accounts	(235,434)
Related party receivables, net, at December 31, 2005	3,783,198
Repayment	(3,373,918)
Addition (primarily rental income)	247,314
Reversal of allowance for doubtful accounts upon collection of amounts owed	235,434
Foreign currency translation gain	30,186
Ending balance at June 30, 2006	$922,214

The Company earned rental income from related parties amounting to $123,364, $119,471, $246,292 and $238,943 for the three and six months ended June 30, 2006 and 2005 respectively.

7.	DUE TO DIRECTOR

The Company has received advances from a director. The advances are non-interest bearing and are repayable upon demand. The balances due to the director were $ 70,990 at June 30, 2006.

8.	ADVANCE PAYMENTS

The Company has made payments to unrelated suppliers in advance of receiving merchandise. The advance payments are meant to ensure preferential pricing and delivery. The amounts advanced under such arrangements totaled $5,166,844 as of June 30, 2006.

9.	ISSUANCE OF COMMON STOCK

On April 4, 2006, the Company entered into a Securities Purchase Agreement (the “Agreement”) with certain investors (the “Investors”) for the sale of 2,666,667 shares (the “Shares”) of the Company’s common stock at a price of $3.00 per share, or an aggregate total of $7,359,230 (net of issuance costs). Closing under the Agreement also occurred on April 4, 2006.

Pursuant to this Agreement, the Company also issued warrants (the “Warrants”) to these investors to purchase 416,667 shares of its common stock. A total of 150,000 of the warrants are exercisable at a price of $3.80 per share, which is the closing bid price for the Company’s stock as of the date of closing under the Agreement, and a total of 266,667 of the warrants are exercisable at a price of $3.00 per share. All of the warrants have a term of 5 years.

In conjunction with execution of the Agreement, the Company also executed a Registration Rights Agreement under which it is obligated, within 45 days after the closing date, to file a registration statement on Form F-1, or other available form, to register the shares and the shares underlying the Warrants for resale. The Company is obligated to use its best efforts to cause the registration statement to be declared effective within 180 days of the Closing Date, and may be liable for payment of penalties to the Investors in the event the registration statement is not declared effective within the 180-day period. This agreement established a cap on the payment of liquidated damages equal to a maximum of 10% of the aggregate purchase price of each purchaser’s securities. The Company believes that the maximum 10% payment for liquidated damages reflects a reasonable estimate of the difference in fair values between registered and unregistered shares. As a result, both the common stock and warrants are classified as a permanent equity.

10.	SUBSEQUENT EVENTS

(a) Execution and closing of a stock purchase agreement

On July 6, 2006, the Company entered into a definitive Securities Purchase Agreement (the “Security Purchase Agreement”) with certain accredited investors relating to the private placement of 2,675,794 units for an aggregate gross cash purchase price of $12,041,094.

Each unit consists of one share of The Company’s common stock and a warrant to purchase one-fifth of one share of common stock. The exercise price for each whole warrant was originally $5.40. The warrants have a term of five years and include a cashless exercise feature. The units were to be sold under the Securities Purchase Agreement at a price of $4.50 per unit. Under the terms of the Securities Purchase Agreement, all of such funds were required to be placed into escrow by the investors by Friday, July 7, 2006.

The Securities Purchase Agreement was amended on July 30, 2006 and July 31, 2006 and closing under the amended agreement occurred July 31, 2006. The major amendments to the Securities Purchase Agreement include the waiver of a closing condition which permitted the Company to break escrow notwithstanding the fact that the acquisition of a China based surveillance software company ( the “Acquisition”) will not be fully consummated until certain governmental approvals are obtained, the reduction of the purchase price of each unit from $4.50 to $3.50 and the exercise price for each whole warrant from $5.40 to $4.80, and the grant of a put right by the Company to all of the investors which allows the investors to require the Company to repurchase all, but not less than all, of the securities issued under the Securities Purchase Agreement if the Company fails to obtain the necessary governmental approval to consummate the Acquisition on or before December 31, 2006.

Pursuant to the amended Securities Purchase Agreement, the Company sold 4,634,592 units to certain accredited investors for $16.2 million. Each unit consists of one share of common stock and a warrant to purchase one-fifth of one share of common stock. The exercise price for each whole warrant is $4.80. The warrants have a term of five years and include a cashless exercise feature. The units were sold under the Securities Purchase Agreement at a price of $3.50 per unit. Net proceeds to the Company from the sale of all of the units are approximately $14.9 million.

Proceeds from the private placement transaction were to be used for the Acquisition with excess funds being used for general working capital purposes.

Following closing, the Company has a total of 29,159,259 shares issued and outstanding. The number of warrants outstanding after the transaction is 1,343,585. A total of 150,000 of the warrants are exercisable at a price of $3.80 per share, a total of 266,667 of the warrants are exercisable at a price of $3.00 per share, and a total of 926,918 of the warrants are exercisable at a price of $4.80 per share. All of the warrants have a term of 5 years.

In conjunction with execution of the Securities Purchase Agreement, as amended, the Company also executed a Registration Rights Agreement under which it is obligated, within 45 days after the closing date, to file a registration statement on Form S-4, or other available form, to register the Shares and the shares underlying the Warrants for resale. The Company is obligated to use its best efforts to cause the registration statement to be declared effective within 180 of the Closing Date, and may be liable for payment of penalties to the Investors in the event the registration statement is not declared effective within the 180-day period. This agreement established a cap on the payment of liquidated damages equal to a maximum of 10% of the aggregate purchase price of each purchaser’s securities. The Company believes that the maximum 10% payment for liquidated damages reflects a reasonable estimate of the difference in fair values between registered and unregistered shares. As a result, both the common stock and warrants are classified as a permanent equity.

(b) Issuance of Warrants to Rubenstein Investor Relations, Inc

On July 26, 2006, the Company issued to Rubenstein Investor Relations, Inc, (the Company’s IR firm), a warrant to purchase 100,000 shares of the Company’s common stock at $1.85 per share. The warrants are exercisable, in whole or in part through September 13, 2010.

(c) Acquisition of Cheng Feng

On July 7, 2006 the Company entered into a Stock Transfer Agreement relating to the acquisition of 100 percent of the equity of Shanghai Cheng Feng Digital Technology Co., Ltd. (“Cheng Feng”). The acquisition was financed with proceeds from the Company’s private placement of common stock and was closed upon the completion of such capital raise.

The Company agreed to pay consideration of RMB 120 million (approximately $15 million) in exchange for 100% ownership of Cheng Feng, consisting of RMB 60 million (approximately $7.5 million) in cash and RMB 60 million (approximately $7.5 million) in restricted stock of the Company. RMB 2 million (approximately $0.25 million) of the purchase price was paid as a deposit on May 18, 2006. An additional amount of RMB 18 million (approximately $2.25 million) was paid during the month of August, 2006. The balance of the cash portion of the purchase price, RMB 40 million (approximately $5 million), is due upon receipt of the approval of the stock transfer by the Shanghai Industry & Commerce Bureau. The number of shares issuable in satisfaction of the equity portion of the purchase price is 1,331,376. The shares must be issued within 90 days following the receipt of the acquisition approval from the Shanghai Industry & Commerce Bureau.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED
DECEMBER 31, 2005, 2004 AND 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

China Security & Surveillance Technology, Inc.

We have audited the accompanying consolidated balance sheet of China Security & Surveillance Technology, Inc. and subsidiaries as of December 31, 2005 and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Security & Surveillance Technology, Inc. and subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

GHP Horwath, P.C.
Denver, Colorado
May 25, 2006

Child, Van Wagoner & Bradshaw, PLLC
A Professional Limited Liability Company of CERTIFIED PUBLIC ACCOUNTANTS

5296 S. Commerce Dr., Suite 300, Salt Lake City, UT 84107	PHONE: (801) 281-4700 FAX: (801) 281-4701

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders
China Security & Surveillance Technology, Inc.

We have audited the accompanying consolidated balance sheet of Golden Group Corporation (Shenzhen) Ltd. (predecessor to China Security & Surveillance Technology, Inc.) as of December 31, 2004, and the related statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting, as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Golden Group Corporation (Shenzhen) Ltd. (predecessor to China Security & Surveillance Technology, Inc.) as of December 31, 2004, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
September 1, 2005

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2005 AND 2004
Expressed in US dollars

ASSETS
	December 31, 2005	December 31, 2004

CURRENT ASSETS
Cash and cash equivalents	$2,276,915	$33,298
Accounts receivable, net	11,642,823	4,306,774
Related party receivables	3,783,198	—
Inventories, net	5,311,293	6,012,019
Advances to suppliers	1,492,512	3,272,371
Other receivables	415,455	78,513
Deferred tax assets - current portion	129,712	—
Total current assets	25,051,908	13,702,975

Plant and equipment, net	1,951,566	2,006,318
Land use rights, net	1,142,182	1,140,797
Intangible assets	511,127	—
Related parties receivables	—	4,152,024

Due from directors	—	1,006,806
Deferred tax assets - non-current portion	459,889
TOTAL ASSETS	$29,116,672	$22,008,920

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accruals	$1,839,609	$4,779,187
Taxes payable	1,115,356	415,231
Payable for acquisition of business	592,846	—
Deferred income	887,469	—
Due to director	69,646	13,946
Total liabilities (all current)	4,504,926	5,208,364

SHAREHOLDERS’ EQUITY
Common stock, $0.01 par value; 100,000,000 shares authorized 21,558,000 (2005) and 17,000,000 (2004) shares issued and outstanding	215,580	170,000
Additional paid-in capital	4,494,565	4,540,145
Retained earnings	18,552,610	12,090,411
Reserve	803,758	—
Accumulated other comprehensive income	545,233	—
Total shareholders’ equity	24,611,746	16,800,556
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$29,116,672	$22,008,920

See accompanying notes to the consolidated financial statements.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

	2005	2004	2003

Revenues	$32,688,582	$16,055,704	$11,794,869
Cost of goods sold	23,473,009	8,796,374	7,580,845
Gross profit	9,215,573	7,259,330	4,214,024

Selling and marketing	287,980	391,238	499,578
Advertising	6,553	5,871	-
General and administrative	1,182,531	506,813	317,504
Depreciation and amortization	259,667	224,629	134,885
Income from operations	7,478,842	6,130,779	3,262,057

Rental income from related parties	438,516	478,261

Other income (expense), net	129,090	(11,610)	6,818
Income before income taxes	8,046,448	6,597,430	3,268,875

Income taxes	780,491	873,404	516,752
Net income	7,265,957	5,724,026	2,752,123

Foreign currency translation gain	545,233	—	—
COMPREHENSIVE INCOME	$7,811,190	$5,724,026	$2,752,123

NET INCOME PER SHARE
BASIC AND DILUTED	$0.39	$0.34	$0.16

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
BASIC AND DILUTED	18,521,479	17,000,000	17,000,000

See accompanying notes to the consolidated financial statements.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

	Common Stock
	Shares	Par Value	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Statutory surplus reserve fund	Total

BALANCE AT JANUARY 1, 2003	17,000,000	$170,000	$4,540,145	3,614,262	$—	—	$8,324,407

Net income for the year	—	—	—	2,752,123	—	—	2,752,123
BALANCE AT DECEMBER 31, 2003	17,000,000	170,000	4,540,145	6,366,385	—	—	11,076,530

Net income for the year	—	—	—	5,724,026	—	—	5,724,026
BALANCE AT DECEMBER 31, 2004	17,000,000	170,000	4,540,145	12,090,411	—	—	16,800,556

Common stock issued for consulting services	1,420,000	14,200	(14,200)	—	—	—	—

Common shares issued to previous
Apex shareholders (Note 1)	3,138,000	31,380	(31,380)	—	—	—	—

Foreign currency translation	—	—	—	—	545,233		545,233

Net income for the year	—	—	—	7,265,957	—	—	7,265,957

Transfer	—	—	—	(803,758)	—	803,758	—
BALANCE AT DECEMBER 31, 2005	21,558,000	$215,580	$4,494,565	$18,552,610	$545,233	803,758	$24,611,746

See accompanying notes to the consolidated financial statements.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,265,957	$5,724,026	$2,752,123
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	259,667	224,629	134,885
Allowance for doubtful accounts	—	239,448	—
Deferred taxes	(589,601)	—	—

Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(7,269,715)	526,337	(1,628,701)
Related party receivables	368,826	(887,926)	(703,030)
Other receivable	(336,942)	(78,513)	-
Inventories	770,871	(4,537,036)	(115,912)
Advances to suppliers	1,779,859	114,356	(1,134,890)

(Decrease) increase in:
Accounts payable and accruals	(3,630,214)	(392,743)	1,138,809
Payable for acquisition of business	592,846	—	—
Deferred income	887,469	—	—
Customer deposits	—	(540,749)	540,749
Tax payable	700,125	292,032	35,137
Net cash provided by operating activities	799,148	683,861	1,019,170

CASH FLOWS FROM INVESTING ACTIVITIES:
Construction in progress	-	-	(676,387)
Additions to fixed assets	(48,898)	(110,527)	—
Net cash outflow on acquisition of net assets of Yuan Da Wei Shi Technology Limited (net of cash acquired)	(30,231)	—	—
Net cash used in investing activities	(79,129)	(110,527)	(676,387)

CASH FLOWS FROM FINANCING ACTIVITIES:

Cash received from (advanced to) directors	1,062,506	(1,055,891)	72,149
Net cash provided by (used in) financing activities	1,062,506	(1,055,891)	72,149

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,782,525	(482,557)	414,932

Effect of exchange rate changes on cash	461,092	—	—
Cash and cash equivalents, at beginning of year	33,298	515,855	100,923

CASH AND CASH EQUIVALENTS, END OF YEAR	$2,276,915	$33,298	$515,855

SUPPLEMENTARY CASH FLOW INFORMATION

Income taxes paid	$1,403,551	$620,849	$438,151

See accompanying notes to the consolidated financial statements.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

Supplemental Schedule of Non cash Investing and Financing Activities

(a)	The Company purchased net assets of Yuan Da Wei Shi Technology Limited for $630,021 as detailed in note 3. In conjunction with the acquisition, liabilities were assumed as follows:-

Fair value of net assets acquired	$630,021
Cash paid	37,175
Amount owed at December 31, 2005	$592,846

(b)	1,420,000 shares of common stock were issued to consultants for services provided to the Company during 2005 in connection with the acquisition of Safetech by Apex (Note 1).

See accompanying notes to the consolidated financial statements.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

1.  ORGANIZATION AND PRINCIPAL ACTIVITIES

Apex Wealth Enterprises Limited (“Apex” or the “Company”) was incorporated in the British Virgin Islands in April 2002 with an authorized capital of $50,000 divided into 50,000 shares of common stock at $1 par value and operated as a corporation under the International Business Companies Ordinance of 1984. On August 1, 2002, the authorized capital was subdivided into 500,000 shares of common stock at $0.01 par value. On May 12, 2003, the authorized capital was increased to $1,000,000, which was divided into 100,000,000 shares of common stock at $0.01 par value. Apex was a development stage company whose significant activities consist of organization, the registering and offering of shares, and forming a subsidiary company in the People’s Republic of China (“PRC” or “China”) to apply for a consultancy license, and business development.

On July 23, 2005, Apex executed a Stock Purchase Agreement and an Agreement for Share Exchange. Both agreements closed on September 12, 2005. Under the Stock Purchase Agreement, Whitehorse Technology Ltd. (“Whitehorse”), purchased a total of 8,862,000 shares, or approximately 66.04% of the issued and outstanding common stock of Apex, from First Asia International Holdings Ltd. Whitehorse is the largest shareholder of China Safetech Holdings Limited (“Safetech”), a British Virgin Islands corporation. Safetech is the investment holding vehicle of the entire equity interest of Golden Group Corporation (Shenzhen) Ltd. (“Golden”). Golden is a corporation in the PRC engaged in the business of the manufacturing and distribution of security and surveillance systems, which integrates development, manufacturing, marketing, and maintenance of digital video surveillance and network communication together.

Simultaneously with the closing under the Stock Purchase Agreement, Apex issued a total of 8,138,000 shares of its common stock to the shareholders of Safetech under the Agreement for Share Exchange. Through the share exchange, Apex acquired 50,000 shares of the issued and outstanding stock of Safetech, which constituted 100% of its issued and outstanding stock from the individual shareholders of Safetech. As a result of the transaction, Safetech and Golden became wholly-owned subsidiaries of Apex.

The acquisition of Safetech by Apex has been recorded as a reverse acquisition based on factors demonstrating that Safetech represents the accounting acquirer. The shareholders of Safetech received 17,000,000 shares (or approximately 78.86%) of the post-acquisition common stock of Apex. In addition, post-acquisition management personnel and the board members of the Company now consist of individuals previously holding position with Safetech. The historical shareholders’ equity of Safetech prior to the exchange has been retroactively restated (a recapitalization) for the equivalent number of shares received in the exchange after giving effect to any differences in the par value of the Apex and Safetech common stock, with an offset to additional paid-in capital. The restated consolidated retained earnings of the accounting acquirer (Safetech) have been carried forward after the exchange.

On February 8, 2006, Apex changed its name to China Security and Surveillance Technology Inc. (“CSST” or the “Company”). The Company’s board of directors authorized changing its fiscal year from that used in its most recent filing. The new fiscal year will be December 31, and the Company is filing an annual report on Form 20-F for the year ended December 31, 2005.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of Consolidation

The consolidated financial statements of the Company and its subsidiaries are prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its subsidiaries. All material inter-company accounts and transactions have been eliminated in consolidation.

(b)	Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation.

(c)	Plant and Equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over the assets’ estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Building	20 years
Leasehold improvement	10 years
Plant and equipment	5 years
Electronics equipment	5 years
Motor Vehicle	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to the statement of income as incurred, whereas significant renewals and betterments are capitalized.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(d)	Intangible Assets

Intangible assets represent a surveillance recording system acquired from Yuan Da Wei Shi Technology Limited (see note 3). The value was established by an independent accounting firm. The value of the recording system is to be amortized using the straight-line method over its estimated useful life of five years.

(e)	Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

There were no impairments of long-lived assets as of December 31, 2005 and 2004.

(f)	Deferred Income

Deferred income represents amount billed for contracts for supply and installation of security and surveillance equipment which have not been fully completed at the balance sheet date in accordance with accounting policy note 2(m).

(g)	Inventories

Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale.

When inventories are sold, their carrying amount is charged to expense in the year in which the revenue is recognized. Write-downs for declines in net realizable value or for losses of inventories are recognized as an expense in the year the impairment or loss occurs. Declines in net realizable value of inventory for the years ended December 31, 2005, 2004 and 2003 amounted to $0, $41,984 and $0.

In 2005, approximately 50% of total inventory purchases were from 3 suppliers.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(h)	Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

(i)	Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

(j)	Advances to Suppliers

Advances to suppliers represent the cash paid in advance for purchasing of inventory items from suppliers.

(k)	Land Use Rights

According to the laws of China, the government owns all the land in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights are being amortized using the straight-line method over the lease term of the rights.

The Company paid in advance for the lease of three parcels of land for 48 to 50 year time periods, consisting of approximately $1,361,467. The lease periods began in 1997 and expire during 2045 and 2047. The amount is being amortized and recorded as expense over the 48-50 year terms of the leases. The Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142), effective January 1, 2002. Under SFAS 142, finite lived intangible assets are amortized over their lives, and are reviewed annually for impairment, or more frequently, if indications of possible impairment exist. The Company has performed the requisite annual transitional impairment tests on intangible assets and determined that no impairment adjustments were necessary.

(l)	Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable, related party receivables and payables, advances to suppliers, other receivables, taxes payable and accounts payable. Management has estimated that the carrying amount approximates their fair value due to their short-term nature. The fair value of the related party receivables and amounts due to (from) directors is not practicable to estimate due to the related party nature of the underlining transactions.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(m)	Revenue Recognition

The Company derives the bulk of its revenue from the supply and installation of security and surveillance equipment and the two deliverables do not meet the separation criteria under EITF issue 00-21. The installation is not considered to be essential to the functionality of the equipment having regard to the following criteria as set out in SAB 104:

(i)	The security and surveillance equipment is a standard product with minor modifications according to customers’ specifications;

(ii)	Installation does not significantly alter the security and surveillance equipment’s capabilities; and

(iii)	Other companies which possess the relevant licenses are available to perform the installation services.

Accordingly, the portion of the contract price which is not payable until the installation service is completed is deferred until the completion of the installation service and the balance of the contract piece is recognized as revenue upon delivery and acceptance of the security and surveillance equipment by the customers.

Revenue from the outright sale of security and surveillance equipment is recognized when delivery occurs and risk of ownership passes to the customers.

(n)	Advertising Costs

The Company expenses advertising costs as incurred or the first time advertising takes place.

(o)	Foreign Currency Translation

The functional currency of the Company is Renminbi (RMB) and the RMB is not freely convertible into foreign currencies. The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(o)	Foreign Currency Translation (continued)

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and shareholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of shareholders’ equity. The exchange rates adopted are as follows:-

	2005	2004	2003
Year end RMB : exchange rate	8.07	8.28	8.28
Average yearly RMB : exchange rate	8.19	8.28	8.28

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation

(p)	Retirement Benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the consolidated statements of income as incurred. The retirement benefit expenses for 2005, 2004 and 2003 were $34,560, $30,651 and $36,923, respectively and are included in general and administrative expenses.

(q)	Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(r)	Income Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting for Income Taxes," these deferred taxes are measured by applying currently enacted tax laws.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(s)	Earnings Per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. There were no outstanding dilutive securities during 2005, 2004 and 2003.

(t)	Reclassifications

Certain amounts reported in the 2004 and 2003 financial statements have been reclassified to conform to the 2005 presentation.

(u)	Recent Accounting Pronouncements

In December 2004, the FASB issued FAS No. 123(R), “Share-Based Payment,” (FAS 123 (R)). FAS 123(R) requires employee stock options and rights to purchase shares under stock participation plans to be accounted for under the fair-value method, and eliminates the ability to account for these instruments under the intrinsic-value method prescribed by APB Opinion No. 25, which was allowed under the original provisions of FAS 123. FAS 123(R) requires the use of an option-pricing model for estimating fair value, which is amortized to expenses over the requisite periods. The requirements of FAS 123(R) were effective for interim periods beginning after June 15, 2005. The Securities and Exchange Commission (SEC) has postponed the effective date of FAS 123(R), giving companies more time to develop their implementation strategies. Under the SEC’s rule, FAS 123(R) is now effective for public companies for annual, rather than interim, periods that begin after June 15, 2005. We adopted this new standard on January 1, 2006, using the modified prospective method and the Black-Scholes valuation model. Because the Company had not recorded any compensation cost in its Statement of income and comprehensive income prior to the adoption of FAS 123(R), no cumulative effect adjustment was recorded upon adoption. Our adoption of FAS 123(R) may have a material impact on future net income and net income per share.

In May 2005, the FASB issued FAS No. 154, "Accounting Changes and Error Corrections" (FAS 154), a replacement of Accounting Principles Board ("APB") Opinion No. 20 and FAS No. 3. FAS 154 changes the requirement for the accounting for and reporting of a change in accounting principles. FAS 154 apply to all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement if the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. The provisions of FAS 154 will be effective for accounting changes made in fiscal years beginning after December 15, 2005. It is not expected that FAS 154 will have a material effect on our financial position or results of operations.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(u)	Recent Accounting Pronouncements (continued)

In March 2005, the FASB issued Interpretation No. 47 (FIN 47), “Accounting for Conditional Asset Retirement Obligations, an Interpretation of FASB Statement No. 143, “Accounting for Asset Retirement Obligations.” FIN 47 generally applies to long-lived assets and requires a liability to be recognized for a conditional asset retirement obligation if the fair value of that liability can be reasonably estimated. A conditional asset retirement obligation is defined as a legal obligation to perform an activity associated with an asset retirement in which the timing and/or method of settlement are conditional on a future event that may or may not occur or be within the control of the company. A liability should be recognized when incurred (based on its fair value at that date), which generally would be upon the acquisition or construction of the related asset. Upon recognition, the offset to the liability would be capitalized as part of the cost of the asset and depreciated over the estimated useful life of that asset. FIN 47 is effective no later than December 31, 2005. We adopted FIN 47 in the fourth quarter of 2005 without material effect on our financial position or results of operations.

In September 2005, the Emerging Issues Task Force (EITF) ratified EITF 04-13 (EITF 04-13), "Accounting for Purchases and Sales of Inventory with the Same Counterparty." This issue addresses the circumstances under which two or more inventory purchase and sales transactions with the same counterparty should be viewed as a single exchange transaction and whether there are circumstances under which such non-monetary exchanges should be accounted for at fair value.  The adoption of EITF 04-13 is effective for new or modified agreements for fiscal periods beginning after March 15, 2006. It is not expected that the adoption of EITF 04-13 will have a material effect on our financial position or results of operations.

In November 2005, FASB Staff Position (FSP) 115-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” was issued. The FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” The FSP applies to investments in debt and equity securities and cost-method investments. The application guidance within the FSP includes items to consider in determining whether an investment is impaired, in evaluating if an impairment is other-than-temporary and recognizing impairment losses equal to the difference between the investment’s cost and its fair value when an impairment is determined. The FSP is required for all reporting periods beginning after December 15, 2005. Earlier application is permitted. We do not anticipate the amendment will have a material effect on our financial position or results of operations.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(u)	Recent Accounting Pronouncements (continued)

In February 2006, the FASB issued FAS No. 155, "Accounting for Certain Hybrid Financial Instruments." FAS No. 155 amends Financial Accounting Standards Board Statements No. 133 and 140. The statement applies to certain hybrid financial instruments, which are instruments that contain embedded derivatives. The new standard establishes a requirement to evaluate beneficial interests in securitized financial assets to determine if the interests represent freestanding derivatives or are hybrid financial instruments containing embedded derivatives requiring bifurcation. This new standard also permits an election for fair value re-measurement of any hybrid financial instrument containing an embedded derivative that otherwise would require bifurcation under FASB Statement No. 133. The fair value election can be applied on an instrument-by-instrument basis to existing instruments at the date of adoption and can be applied to new instruments on a prospective basis. It is not expected that FAS 155 will have a material effect on our financial position or results of operations.

3.  ACQUISITION OF ASSETS AND ASSUMPTION OF LIABILITIES OF YUAN DA WEI SHI TECHNOLOGY LIMITED (“YUAN DA”)

On October 25, 2005, Golden entered into an agreement (“Acquisition Agreement”) with the equity owners of Yuan Da to acquire the business effective December 31, 2005. Yuan Da is a limited liability company established in Shenzhen and was principally engaged in the sales and development of security and surveillance systems. The purchase price consisted of (i) a cash payment of RMB 1,000,000 and (ii) the issuance of 200,000 unregistered shares of common stock of the Company valued at $500,000 (based upon the average closing market price during the twenty days before the date of the agreement.)

The purchase price is being settled in the following manner:-

(i)	A cash payment of RMB300,000 was paid on December 31, 2005.

(ii)	The issuance of 200,000 unregistered shares of common stock of the Company on March 10, 2006.

(iii)	A payable of RMB700,000 was accrued at December 31, 2005 and is to be paid in 2006.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

3.   ACQUISITION OF ASSETS AND ASSUMPTION OF LIABILITIES OF YUAN DA WEI SHI TECHNOLOGY LIMITED (“YUAN DA”) (CONTINUED)

On December 31, 2005, all the assets of Yuan Da were transferred to Golden. The total consideration of US$630,021 was allocated as follows:-

Total assets transferred to the Company:
Cash on hand and bank balance	$6,944
Accounts receivable	43,185
Other receivable	23,148
Inventories	70,146
Fixed assets	79,367
Intangible assets	511,127
Other payables	(103,896)
$630,021

Total cash consideration paid	$37,175

Total payable to Yuan Da:
To be paid in cash	92,846
Common stock issued March 10, 2006	500,000
$630,021

4.  ACCOUNTS RECEIVABLE

The Company provides an allowance for doubtful accounts related to its receivables. The receivables and allowance balances at December 31, 2005 and 2004 are as follows:

	2005	2004

Accounts receivable	$11,653,068	$4,310,593
Employee advances	—	6,166
	11,653,068	4,316,759
Less: Allowance for doubtful accounts	(10,245)	(9,985)
Accounts receivable, net	$11,642,823	$4,306,774

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

5.  INVENTORIES

Inventories consist of the following as of December 31, 2005 and 2004:

	2005	2004

Security and surveillance equipment	$5,354,370	$6,054,003

Less: Allowance for obsolete inventories	(43,077)	(41,984)
Inventories, net	$5,311,293	$6,012,019

6.  DUE FROM DIRECTORS

The Company has made advances to directors, which advances are classified as due from directors on the balance sheets. The advances are non-interest bearing and are repayable upon demand. Since the advances have no fixed repayment terms, they have been classified as non-current assets. The balances due was $1,006,806 at December 31, 2004, which was repaid during 2005.

7.  PLANT AND EQUIPMENT

At December 31, 2005, 2004 and 2003, plant and equipment, at cost, consist of

	2005	2004

Buildings	$2,201,867	$2,146,023
Leasehold improvements	693,988	676,387
Plant and equipment	55,485	243,870
Electronic equipment	137,285	143,820
Motor Vehicle	48,899	—
	3,137,524	3,210,100
Less: Accumulated depreciation	(1,185,958)	(1,203,782)
Plant and equipment, net	$1,951,566	$2,006,318

Depreciation expense for the years ended December 31, 2005, 2004 and 2003 were $231,780 and $197,045 and $107,302 respectively.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

8.  LAND USE RIGHTS

Land use rights consisted of the following as of December 31, 2005 and 2004

	2005	2004

Cost of land use rights	$1,396,896	$1,361,467
Less: Accumulated amortization	(254,714)	(220,670)
Land use rights, net	$1,142,182	$1,140,797

Amortization expense for the years ended December 31, 2005, 2004 and 2003 were $27,887 and $27,584 and $27,583 respectively.

Amortization expense for the next five years and thereafter is as follows:

2006	27,887
2007	27,887
2008	27,887
2009	27,887
2010	27,887
Thereafter	1,002,747
Total	$1,142,182

9.  INTANGIBLE ASSETS

	2005	2004

Intangible assets	$511,127	$—

The Company’s intangible assets represent the value determined by an independent accounting firm for the intellectual property pertaining to a surveillance recording system developed by Yuan Da which was acquired by the Company on December 31, 2005, thus there was no amortization for the year ended December 31, 2005.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

10.  RELATED PARTY RECEIVABLES

The Company has receivables from several companies whose directors and shareholders are common with the Company. All receivables arise from advances made prior to the date of the reverse merger of September 22, 2005 as detailed in note1 and from the rental of landed properties. The receivables are classified as related party receivables on the balance sheets. Since these receivables have no fixed repayment terms as of December 31, 2004, they have been classified as non-current assets as at this date. These receivables as at December 31, 2005 are to be repaid by June 30, 2006 pursuant to the agreements between the Company and these related parties. Accordingly, they have been classified as current assets as at that date. The balances as of December 31, 2005 and 2004 are as follows:

	2005	2004

Related party receivables	$4,018,632	$4,381,487
Allowance for doubtful debts	(235,434)	(229,463)
Related party receivables, net	$3,783,198	$4,152,024

On January of 2006, the Company entered into Agreements of Repayment with the related parties. Pursuant to the agreements, the related parties are to repay the outstanding amounts to the Company by June 30, 2006.

The Company has leased offices to three related parties since January 1, 2004. The leases expire on December 31, 2007 and annual rental income for all periods is RMB3,960,000. Rental income was US$438,516 and US$478,261 in 2005 and 2004, respectively. The rental income from the related parties was included in other income.

11.  DUE TO DIRECTOR

The Company has received advances from a director. The advances are non-interest bearing and are repayable upon demand. The balances due to the director were $69,646 and $13,946 at December 31, 2005 and 2004 respectively.

12.  INCOME TAXES

(a)	Corporation Income Tax (“CIT”)

In accordance with the relevant tax laws and regulations of the PRC for the Shenzhen Special Economic Zone, the corporate income tax rate is 15% for the Company for the years ended December 31, 2005, 2004 and 2003 and future years.

The Company’s tax expense differs from the “expected” tax expense for the years ended December 31, 2005, 2004 and 2003 (computed by applying the CIT rate of 15% to income before income tax of the Company):

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

12. INCOME TAXES (CONTINUED)

(a)	Corporation Income Tax (“CIT”) (Continued)

	2005	2004	2003

Computed “expected” expense	$1,206,967	$989,614	$490,331
Temporary differences	(589,601)	—	—
Others	163,125	(116,210)	26,421
Income tax expense	$780,491	$873,404	$516,752

The provisions for income taxes for each of the three years ended December 31, 2005, 2004, and 2003 are summarized as follows:

	2005	2004	2003

Current	$1,370,092	$873,404	$516,752
Deferred	(589,601)	—	—
	$780,491	$873,404	$516,752

The tax effects of temporary differences that give rise to the Company's net deferred tax assets as of December 31, 2005 are as follows:

2005

Deferred income tax assets:
Deferred income	$133,120
Depreciation	473,760
Deferred income tax liability:
Allowance for doubtful accounts	(17,279)

Net deferred tax assets	$589,601

Current portion	129,712
Non-current portion	459,889
$589,601

(b)	Value Added Tax (“VAT”)

In accordance with the relevant taxation laws in the PRC, the VAT rate for domestic sales is 4%, which is levied on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority. The VAT payable balance was $63,382 and $0 at December 31, 2005 and 2004.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

13.  ADVANCE PAYMENTS

The Company has made payments to unrelated suppliers in advance of receiving merchandise. The advance payments are meant to ensure preferential pricing and delivery. The amounts advanced under such arrangements totaled $1,492,512 and $3,272,371 as of December 31, 2005 and 2004, respectively.

14.  DEFERRED INCOME

Deferred income balances as of December 31, 2005 and 2004 were $887,469 and nil, respectively, and represented amount invoiced but deferred as revenue in accordance with the accounting policy in note 2(m).

15.  COMMITMENTS AND CONTINGENCIES

   (a)    Leases

During 2005 and 2004, the Company’s branches leased offices in various cities in the PRC. The lease agreements expire on various dates through October 15, 2007. Rent expense for the years ended December 31, 2005 and 2004 was approximately $53,000 and $22,000, respectively.

Future minimum lease payments for these office leases for the years ending December 31, 2006 and 2007 amount to $37,000 and $13,000, respectively.

   (b)   Warranty commitments

The Company issues a one to three year warranty with the sales of its surveillance and security systems. The warranty covers labor costs only. Management believes that the amount of future costs to service items covered by warranty is not material, so no liability has been recognized for such future costs at December 31, 2005 and 2004.

   (c)   Retirement benefit

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the consolidated statements of income and comprehensive income as incurred. The retirement benefit expenses for 2005, 2004 and 2003 were $34,560, $30,651 and $36,923, respectively and are included in general and administrative expenses.

   (d)    Research and Development Commitment

The Company has established a strategic partnership with Beijing University under which the Company will provide funds to Beijing University for the research and development of video surveillance and security products. Under the agreement, the Company has agreed to provide Beijing University a maximum amount of RMB 2,000,000. Management anticipates that the RMB 2,000,000 will be provided during 2006 and 2007.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

16.  SUBSEQUENT EVENTS

   (a)   Execution and closing of a stock purchase agreement

On April 4, 2006, the Company entered into a Securities Purchase Agreement (the “Agreement”) with certain investors (the “Investors”) for the sale of 2,666,667 shares (the “Shares”) of the Company’s common stock at a price of $3.00 per share, or an aggregate total of $8,000,000. Closing under the Agreement also occurred on April 4, 2006.

Following the closing, the Company has a total of 24,524,667 shares issued and outstanding. In conjunction with the closing of the transaction, the Company also issued a total of 416,667 warrants (the “Warrants”) to purchase shares of common stock. A total of 150,000 of the warrants are exercisable at a price of $3.80 per share, which was the closing bid price for the Company’s stock as of the date of closing under the Agreement, and a total of 266,667 warrants which are exercisable at a price of $3.00 per share. All of the warrants have a term of 5 years.

In conjunction with execution of the Agreement, the Company also executed a Registration Rights Agreement under which it is obligated, within 45 days after the closing date, to file a registration statement on Form F-1, or other available form, to register the Shares and the shares underlying the Warrants for resale. The Company is obligated to use its best efforts to cause the registration statement to be declared effective within 180 of the Closing Date, and may be liable for payment of penalties to the Investors in the event the registration statement is not declared effective within the 180-day period.

   (b)   Common stock issued for consulting services

The Company entered into a consulting service agreement on February 8, 2006. Pursuant to the agreement, the Company issued 100,000 shares of its common stock to the consultant on March 1, 2006 in exchange for consulting services valued at $350,000, which are to be provided by the Company from February 8, 2006 to October 31, 2006.

   (c)    Statutory surplus reserve fund

As stipulated by the relevant laws and regulations for foreign investment enterprises in the PRC, the PRC subsidiary of the Company is required to maintain three statutory reserves, being a statutory surplus reserve fund, an enterprise expansion fund and a staff welfare and incentive bonus fund which are non-distributable. Appropriations to such reserves are made out of net profit after taxation of the statutory financial statements of the PRC subsidiary while the amount and allocation basis are decided by its board of directors annually. The statutory surplus reserve fund can be used to make up its prior year losses, if any, and can be applied in conversion into capital by means of capitalization issue.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

16. SUBSEQUENT EVENTS (CONTINUED)

   (c)    Statutory surplus reserve fund (continued)

The enterprise expansion fund is used for expanding the capital base of the Company by means of capitalization issue. On May 25, 2006, the board of directors approved to provide 10% of 2005 net profit after taxation as disclosed in the statutory audited financial statements of the PRC subsidiary to the enterprise expansion fund.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

30,977,265 shares of common stock

PROSPECTUS

_______ , 2006

Dealer Prospectus delivery obligation

Until 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of Title 8 of DGCL gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed by the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe his or her conduct was unlawful. The same Section also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 of the DGCL further provides that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

The registrant’s by-laws contain specific authority for indemnification by the registrant of current and former directors, officers, employees or agents of the registrant on terms that have been derived from Section 145 of Title 8 of the DGCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Number	Description

2.1
Plan of Merger by and between China Security & Surveillance Technology, Inc., a BVI corporation, and China Security & Surveillance Technology, Inc., a Delaware corporation, dated September 30, 2006 (included in Annex A of the prospectus).

2.2
Share Exchange Agreement, dated as of July 22, 2005, between CSST BVI and China Safetech Holdings Limited (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 22, 2005).

3.1	Certificate of Incorporation of the registrant (included in Annex B of the prospectus).

3.2	By-laws of the registrant (included in Annex C of the prospectus).

5*	Opinion of Thelen Reid & Priest LLP.

8	Tax opinion of Thelen Reid & Priest LLP as to tax matters.

10.1
Share Purchase Agreement, dated as of July 22, 2005, by and among CSST BVI, Whitehorse Technology Limited and First Asia International Holdings Limited (herein incorporated by reference from the registrant’s report on Form 6-K filed with the Securities and Exchange Commission on July 22, 2005).

10.2
Stock Transfer Agreement, dated as of October 25, 2005, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited, Shenzhen Yuan Da Wei Shi Technology Limited and its stockholders Jianguo Jiang and Jing Li (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006).

10.3
Amendment No. 1 to the Equity Transfer Agreement, dated as of April 28, 2006, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited, Shenzhen Yuan Da Wei Shi Technology Limited and its stockholders Jianguo Jiang and Jing Li (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006).

10.4
Amendment No. 2 to the Equity Transfer Agreement, dated as of May 25, 2006, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited, Shenzhen Yuan Da Wei Shi Technology Limited and its stockholders Jianguo Jiang and Jing Li. (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006).

10.5
Securities Purchase Agreement, dated as of April 4, 2006, with certain investors for the sale of 2,666,667 shares of our common stock (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on April 5, 2006).

10.6
Registration Rights Agreement, dated as of April 4, 2006, with certain investors with respect to resale registration of 2,666,667 shares of our common stock (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on April 5, 2006).

10.7
Lease Agreement, dated as of April 18, 2006, by and between the Company and Shenzhen Huiye Technology Co. Ltd. (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006).

10.8
Cooperation Agreement, dated as of February 17, 2006, by and between Golden Group Corporation (Shenzhen) Limited and Graduate School (Shenzhen) of Beijing University (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006).

10.9
Consulting Agreement, dated as of February 8, 2006, by and between the Company and Terence Yap (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006).

10.10
Amendment No. 1 to Consulting Agreement, dated as of June 27, 2006, by and between the Company and Terence Yap (herein incorporated by reference from the registrant’s annual report on Form 20-F filed with the Securities and Exchange Commission on June 28, 2006).

10.11
Form of Securities Purchase Agreement, dated as July 6, 2006, by and among CSST BVI and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 6, 2006).

10.12
Form of Registration Rights Agreement, dated as July 6, 2006, by and among CSST BVI and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 6, 2006).

10.13	Form of Warrant (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 6, 2006).

10.14
Form of Escrow Agreement, dated July 6, 2006, by and among CSST BVI, certain investors and Thelen Reid & Priest LLP (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 6, 2006).

10.15
Framework Agreement, dated July 6, 2006, by and among CSST BVI, China Safetech Holdings Limited and shareholders of Shanghai Cheng Feng Digital Technology Co., Ltd (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 7, 2006).

10.16
Form of Waiver and Amendment to Securities Purchase Agreement, dated July 26, 2006, by and among CSST BVI and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 31, 2006).

10.17
Form of Second Waiver and Amendment, dated July 27, 2006, by and among CSST BVI and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 31, 2006).

10.18
Asset Purchase Agreement, dated September 5, 2006, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited and Jian Golden An Ke Technology Co. Ltd. (English Summary) (herein incorporated by reference from the registrant’s registration statement on Form S-1 filed with the Securities and Exchange Commission on October 23, 2006).

10.19
Asset Purchase Agreement, dated September 5, 2006, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited and Shenzhen Golden Guangdian Technology Co. Ltd. (English Summary) (herein incorporated by reference from the registrant’s registration statement on Form S-1 filed with the Securities and Exchange Commission on October 23, 2006).

10.20
Asset Purchase Agreement, dated September 5, 2006, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited and Shenyang Golden Digital Technology Co. Ltd. (English Summary) (herein incorporated by reference from the registrant’s registration statement on Form S-1 filed with the Securities and Exchange Commission on October 23, 2006).

10.21
Asset Purchase Agreement, dated September 5, 2006, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited and Jiangxi Golden Digital Technology Co. Ltd. (English Summary) (herein incorporated by reference from the registrant’s registration statement on Form S-1/A filed with the Securities and Exchange Commission on October 23, 2006).

23.1*	Consent of Thelen Reid & Priest LLP (included in Exhibit 5).

23.2	Consent of Thelen Reid & Priest LLP (included in Exhibit 8).

23.3	Consent of GHP Horwath, P.C.

23.4	Consent of Child, Van Wagoner & Bradshaw, PLLC.

24	Power of Attorney (included on the signature page to the original registration statement filing).

* Previously filed in this registration file no. 333-137752.

ITEM 22. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424 (b) (3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall, be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration; statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424 (b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(10) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(11) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, China, on November 7, 2006.

China Security & Surveillance Technology, Inc.

By:	/s/ Guoshen Tu
Guoshen Tu Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on November 7, 2006:

SIGNATURE	TITLE

/s/ Guoshen Tu	Chief Executive Officer, President and Director
Guoshen Tu	(Principal Executive Officer)

*	Chief Financial Officer
Jinxu Wu	(Principal Financial Officer)

*	Chief Operating Officer and Director
Shufang Yang

*	Vice President and Director
Jianguo Jiang

*	Vice President, Director and Secretary
Lingfeng Xiong

*	Vice President and Director
Terence Yap

*By:	/s/ TERENCE YAP
Terence Yap Attorney-in-Fact

ANNEX A

PLAN OF MERGER

This Plan of Merger is made the 30th day of September, 2006 between CHINA SECURITY AND SURVEILLANCE TECHNOLOGY, INC.(sometimes hereinafter referred to as “CSST Delaware” or “the Surviving Company”) and CHINA SECURITY AND SURVEILLANCE TECHNOLOGY INC. (“CSST BVI”).

WHEREAS CSST BVI is an International Business Company incorporated and existing under and by virtue of the International Business Companies Act (the “Act”) and is entering into this Plan of Merger pursuant to the provisions of Section 76 to 79 of the Act.

AND WHEREAS CSST Delaware is a company incorporated under and by virtue of the Law of the State of Delaware and is entering into this Plan of Merger pursuant to the provisions of Section 252 of the Delaware General Corporation Law.

AND WHEREAS the directors of the parties hereto deem it desirable and in the best interest of the companies and their members as the case may be that CSST BVI be merged into CSST Delaware.

NOW THEREFORE this Plan of Merger witnesseth as follows:

1.	The constituent companies to this Plan of Merger are CSST Delaware and CSST BVI.

2.	The Surviving Company is CSST Delaware.

3.
CSST Delaware has 10,000 voting shares in issue which are owned by CSST BVI and CSST BVI has 29,209,259 voting shares in issue which are owned by the persons set out in the attached schedule. The shares issued by the said companies are each entitled to vote on the merger as one class.

4.
Upon the effective date of the merger, the separate corporate existence of CSST BVI shall cease and the Surviving Company shall become the owner, without other transfer, of all the rights and property of the constituent companies and the Surviving Company shall become subject to all liabilities obligations and penalties of the constituent companies.

5.	The manner and basis of converting the shares of the constituent companies into shares of the Surviving Company or other property shall be as follows:

(a)
each share of common stock with US $.0001 par value of CSST Delaware issued and outstanding on the effective date of the merger shall be cancelled and resume the status of authorized and unissued shares;

(b)
each share of common stock with US $.01 par value of CSST BVI issued and outstanding on the effective date of the merger shall be cancelled and be deemed automatically converted into one share of common stock with US $.0001 par value of the Surviving Company; and

(c) each outstanding warrant to purchase share of common stock of CSST BVI immediately prior to the effective time of the merger (“CSST BVI Warrants”), will be canceled and will be deemed automatically converted into a warrant to purchase an equal number of shares of common stock of Surviving Corporation. The so converted warrant shall have the same rights, privileges and obligations as the applicable CSST BVI Warrant.

6.
Consummation of the merger are subject to the satisfaction of the following: (i) the affirmative vote of a majority of the shares of common stock of CSST BVI outstanding and entitled to vote, (ii) the approval of CSST BVI as the sole stockholder of the Surviving Corporation; (iii) the approval of the Board of Directors of both CSST BVI and CSST Delaware; (iv) the absence of any temporary restraining order, preliminary or permanent injunction or other legal restraints preventing consummation of the merger, (v) the approval for quotation on the Over-the-Counter Bulletin Board of the shares of common stock of the Surviving Corporation immediately upon the effective time of the merger and (vii) no event shall have occurred that

A-1

has or would result in the triggering of any right or entitlement of any security holder of CSST BVI that would not have been triggered absent the consummation of the merger.

7.
The constituent documents of CSST Delaware as in effect on the effective date shall be the constituent documents of the Surviving Company until the same shall be altered or amended or until a new constituent documents are adopted as provided therein.

8.	This Plan of Merger shall be submitted to the members of each of the constituent companies for their approval by a resolution of members.

9.	The merger shall be effective as provided by the Law of the State of Delaware.

10.	The directors and officers of the Surviving Corporation shall continue until the next annual meeting of shareholders and until their successors shall have been elected and qualified.

11.	The Board of Directors of CSST BVI and CSST Delaware may amend this Plan of Merger at any time prior to its being filed with one or more of the appropriate state authorities.

12.	The Board of Directors of CSST BVI may determine in their sole discretion to terminate this Plan of Merger and abandon the merger, even if approved by the holders of common stock of CSST BVI.

13.
Service of process on the Surviving Corporation in connection with any proceeding to enforce any obligation or rights of dissenting shareholders or based on a cause of action arising with respect to CSST BVI may be sent by registered or certified mail, return receipt requested, to the address of the Surviving Corporation’s office set forth in the Articles of Merger.

14.	This Plan of Merger may be executed in counterparts which when taken together shall constitute one instrument.

In witness whereof the parties hereto have caused this Plan of Merger to be executed as of the date first written above.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.
a Delaware corporation

By: _______________________
Name:
Title:

CHINA SECURITY AND SURVEILLANCE TECHNOLOGY INC.
a British Virgin Islands corporation

By: _______________________
Name:
Title:

A-2

ANNEX B
CERTIFICATE OF INCORPORATION

OF

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

THE UNDERSIGNED, for the purpose of forming a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the corporation is China Security & Surveillance Technology, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of common stock, $.0001 par value per share.

FIFTH: The Board of Directors shall have the power to make, alter, amend or repeal the By-Laws of the Corporation, except to the extent that the By-Laws otherwise provide.

SIXTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under § 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of § 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

EIGHTH: The Corporation shall, to the fullest extent permitted by the provisions of § 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

B-1

NINTH: The name and mailing address of the sole Incorporator of the Corporation is Qixiang Sun, c/o Thelen Reid & Priest LLP, 701 Eighth Street, N.W., Washington, DC 20001.

IN WITNESS WHEREOF, the undersigned, being the sole Incorporator hereinabove named, does hereby certify that the facts hereinabove stated are truly set forth and, accordingly, hereby executes this Certificate of Incorporation this 19th day of September, 2006.

/s/Qixiang Sun
Qixiang Sun, Incorporator

B-2

ANNEX C
BYLAWS

OF

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

(a Delaware Corporation)

Adopted on September 19, 2006

_______________________________________________________

ARTICLE I

OFFICES

SECTION 1.01. Registered Office. The registered office of the Corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.

SECTION 1.02. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

SECTION 2.01. Annual Meeting. The annual meeting of stockholders shall be held on the first day of May of each year, if not a legal holiday, or if a legal holiday, then on the next day which is not a legal holiday, at such time and place either within or without the State of Delaware as may be designated by the Board of Directors, or on such other date as may be designated from time to time by the Board of Directors.

SECTION 2.02. Voting List. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

SECTION 2.03. Special Meeting. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the Chief Executive Officer of the Corporation or if the Corporation does not have a Chief Executive Officer, by the President of the Corporation or by the Board of Directors or by written order of a majority of the directors or shall be called by the Chief Executive Officer or President or the Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote. Such request shall state the purposes of the proposed meeting. The Chief Executive Officer or President of the Corporation or directors so calling, or the stockholders so requesting, any such meeting shall fix the time and any place, either within or without the State of Delaware, as the place for holding such meeting.

SECTION 2.04. Notice of Meeting. Written notice of the annual, and each special meeting of stockholders, stating the time, place, and purpose or purposes thereof, shall be given to each stockholder entitled to vote thereat, not less than 10 nor more than 60 days before the meeting.

SECTION 2.05. Quorum. The holders of a majority of the shares of the Corporation's capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders for the transaction of business, except as otherwise provided by statute or by the

Certificate of Incorporation. Notwithstanding the other provisions of the Certificate of Incorporation or these Bylaws, the holders of a majority of the shares of the Corporation’s capital stock entitled to vote thereat, present in person or represented by proxy, whether or not a quorum is present, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

SECTION 2.06. Voting. When a quorum is present at any meeting of the stockholders, the vote of the holders of a majority of the shares of the Corporation's capital stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the statutes, of the Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Every stockholder having the right to vote shall be entitled to vote in person, or by proxy appointed by an instrument in writing subscribed by such stockholder and filed with the Secretary of the Corporation before, or at the time of, the meeting.

SECTION 2.07. Consent of Stockholders. Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action by any provision of the statutes, the meeting and vote of stockholders may be dispensed with if all the stockholders who would have been entitled to vote upon the action if such meeting were held shall consent in writing to such corporate action being taken; or on the written consent of the holders of shares of the Corporation's capital stock having not less than the minimum percentage of the vote required by statute for the proposed corporate action, and provided that prompt notice must be given to all stockholders of the taking of corporate action without a meeting and by less than unanimous written consent.

SECTION 2.08. Voting of Stock of Certain Holders. Shares of the Corporation's capital stock standing in the name of another corporation, domestic or foreign, may be voted by such officer, agent, or proxy as the Bylaws of such corporation may prescribe, or in the absence of such provision, as the Board of Directors of such corporation may determine. Shares standing in the name of a deceased person may be voted by the executor or administrator of such deceased person, either in person or by proxy. Shares standing in the name of a guardian, conservator, or trustee may be voted by such fiduciary, either in person or by proxy, but no such fiduciary shall be entitled to vote shares held in such fiduciary capacity without a transfer of such shares into the name of such fiduciary. Shares standing in the name of a receiver may be voted by such receiver. A stockholder whose shares are pledged shall be entitled to vote such shares, unless in the transfer by the pledgor on the books of the Corporation, he has expressly empowered the pledgee to vote thereon, in which case only the pledgee, or his proxy, may represent the stock and vote thereon.

SECTION 2.09. Treasury Stock. The Corporation shall not vote, directly or indirectly, shares of its own capital stock owned by it; and such shares shall not be counted in determining the total number of outstanding shares of the Corporation's capital stock.

SECTION 2.10. Fixing Record Date. The Board of Directors may fix in advance a date, which shall not be more than 60 days nor less than 10 days preceding the date of any meeting of stockholders, nor more than 60 days preceding the date for payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change, or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining a consent, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting and any adjournment thereof, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and in such case such stockholders and only such stockholders as shall be stockholders of record on the date so fixed, shall be entitled to such notice of, and to vote at, any such meeting and any adjournment thereof, or to receive payment of such dividend or distribution, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

SECTION 2.11. Organization. Meetings of stockholders shall be presided over by the Chairman of the Board, or in his absence by the Vice Chairman, or in his absence by the Chief Executive Officer, or in his absence by the President, or in his absence by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the Chairman of the meeting may appoint any person to act as secretary of the meeting.

SECTION 2.12. Telephonic Meetings Permitted. Any stockholder may participate in a meeting of the stockholders by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to these Bylaws shall constitute presence in person at such meeting.

SECTION 2.13. Proxies. A stockholder entitled to vote at a meeting of stockholders or entitled to express consent or dissent without a meeting may authorize other persons to act for him or her by a proxy. A proxy shall be signed by the stockholder or his or her authorized agent or other representative. A proxy is not valid after the expiration of 12 months from its date unless otherwise provided in the proxy.

ARTICLE III

BOARD OF DIRECTORS

SECTION 3.01. Powers. The business and affairs of the Corporation shall be managed by its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

SECTION 3.02. Number, Election, Term, and Qualifications.  The number of Directors which shall constitute the whole Board of Directors may be fixed from time to time by vote of the stockholders or of the Board of Directors, at any regular or special meeting, subject to the provisions of the Certificate of Incorporation, or if not so fixed, the number of directors shall be 5. The directors shall be elected at the annual meeting of stockholders, except as provided in Section 3.03 or in the Certificate of Incorporation, and each director elected shall hold office until his successor shall be elected and shall qualify. Directors need not be residents of Delaware or stockholders of the Corporation.

SECTION 3.03. Vacancies, Additional Directors, and Removal From Office. If any vacancy occurs in the Board of Directors caused by death, resignation, retirement, disqualification, or removal from office of any director, or otherwise, or if any new directorship is created by an increase in the authorized number of directors, a majority of the directors then in office, though less than a quorum, or a sole remaining director, may choose a successor or fill the newly created directorship; and a director so chosen shall hold office until the next applicable election and until his successor shall be duly elected and shall qualify, unless sooner displaced. Any director may be removed either for or without cause at any special meeting of stockholders duly called and held for such purpose.

SECTION 3.04. Compensation. Directors shall not be entitled to any stated salary for their services unless voted by the stockholders or the Board of Directors; but by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board of Directors or any meeting of a committee of directors. No provision of these Bylaws shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

SECTION 3.05. Regular Meeting. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board may from time to time determine, and if so determined notice thereof need not be given.

SECTION 3.06. Special Meeting. A special meeting of the Board of Directors may be called by the Chairman of the Board of Directors or by the Chief Executive Officer or President of the Corporation and shall be called by the Secretary on the written request of a majority of the directors. The Chairman or Chief Executive Officer or President so calling, or the directors so requesting, any such meeting shall fix the time and any place, either within or without the State of Delaware, as the place for holding such meeting.

SECTION 3.07. Notice of Special Meeting. Written notice of special meetings of the Board of Directors shall be given to each director at least 48 hours prior to the time of such meeting. Any director may waive notice of any meeting. The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting, except that notice shall be given of any proposed amendment to the Bylaws if it is to be adopted at any special meeting or with respect to any other matter where notice is required by statute.

SECTION 3.08. Telephonic Meetings Permitted. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any member of the Board of Directors, or any committee designated by the Board, may participate in a meeting of the Board or of such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to these Bylaws shall constitute presence in person at such meeting.

SECTION 3.09. Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, or in his absence by the Vice Chairman of the Board, or in his absence by the Chief Executive Officer, or in his absence by the President, or in their absence by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

SECTION 3.10. Quorum and Vote Required for Action. A majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, by the Certificate of Incorporation or by these Bylaws. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

SECTION 3.11. Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof as provided in Article IV of these Bylaws, may be taken without a meeting, if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.

ARTICLE IV

COMMITTEE OF DIRECTORS

SECTION 4.01. Designation, Powers and Name. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each such committee to consist of two or more of the directors of the Corporation. The committee shall have and may exercise such of the powers of the Board of Directors in the management of the business and affairs of the Corporation as may be provided in such resolution. The committee may authorize the seal of the Corporation to be affixed to all papers that may require it. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Such committee or committees shall have such name or names and such limitations of authority as may be determined from time to time by resolution adopted by the Board of Directors.

SECTION 4.02. Minutes. Each committee of directors shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

SECTION 4.03. Compensation. Members of special or standing committees may be allowed compensation for attending committee meetings, if the Board of Directors shall so determine.

SECTION 4.04. Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board may adopt, amend and repeal rules for the conduct of it business. In the absence of a provision by the Board or a provision in the rules of such committee to the contrary, a majority of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of such members present at a meeting shall be the act of such committee, and in other respects each committee shall conduct its business pursuant to Article III of these Bylaws.

ARTICLE V

OFFICERS

SECTION 5.01. Officers; Election. As soon as practicable after the annual meeting of stockholders in each year, the Board shall elect a President and a Secretary. The Board may also elect a Chairman of the Board, a Vice-Chairman of the Board, a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and may give any of them such further designations or alternate titles as it considers desirable. Any number of offices may be held by the same person.

SECTION 5.02. Term of Office; Removal; Vacancies. Except as otherwise provided in the resolution of the Board of Directors electing any officer, each officer shall hold office until the first meeting of the Board after the annual meeting of stockholders next succeeding his election, and until his successor is elected and qualified or until his earlier resignation or removal. Any officer may resign at any time upon written notice to the Board or to the President of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. The Board may remove any officer with or without cause at any time, provided that such action by the Board shall require the vote of a majority of the whole Board. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights. Any vacancy occurring in any office of the Corporation by death, resignation, removal, or otherwise shall or may be filled for the unexpired portion of the term by the Board at any regular or special meeting in the manner provided in Section 5.01 for election of officers following the annual meeting of stockholders.

SECTION 5.03. Chairman of the Board. The Chairman of the Board, subject to the direction of the Board of Directors, shall perform such executive, supervisory and management functions and duties as from time to time may be assigned to him or her by the Board of Directors. The Chairman of the Board shall preside at all meetings of the stockholders of the Corporation and all meetings of the Board of Directors.

SECTION 5.04. Chief Executive Officer. The Chief Executive Officer shall have general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer shall preside at all meetings of the stockholders of the Corporation and all meetings of the Board of Directors in the absence of the Chairman of the Board.

SECTION 5.05. President. The President shall be subject to the direction of the Board of Directors and the Chief Executive Officer, and shall have general charge of the business, affairs and property of the Corporation and general supervision over its other officers and agents. The President shall see that the officers carry all other orders and resolutions of the Board of Directors into effect. The President shall execute all authorized conveyances, contracts, or other obligations in the name of the Corporation except where required by law to be otherwise signed and executed and except where the signing and execution shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation or reserved to the Board of Directors or any committee thereof. The President shall preside at all meetings of the stockholders of the Corporation and all meetings of the Board of Directors in the absence of the Chairman of the Board and the Chief Executive Officer.

SECTION 5.06. Chief Operating Officer. The Chief Operating Officer shall be subject to the direction of the Chief Executive Officer, President and the Board of Directors and shall have day-to-day managerial responsibility for the operation of the Corporation.

SECTION 5.07. Chief Financial Officer. The Chief Financial Officer shall be subject to the direction of the Chief Executive Officer, President and the Board of Directors and shall have day-to-day managerial responsibility for the finances of the Corporation.

SECTION 5.08. Executive Vice Presidents or Vice Presidents. Any Vice Presidents in the order designated by the Board of Directors or, lacking such a designation, by the President, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties as the Board of Directors shall prescribe.

SECTION 5.09. Treasurer. The Treasurer shall have the custody of the corporate funds, securities, or similar valuable effects, and evidences of indebtedness, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as from time to time may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation in such manner as may be ordered by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President from time to time and shall render the Chairman of the Board and the Board of Directors, at meetings of the Board of Directors or whenever any of them may so require, an account of all transactions and of the financial condition of the Corporation.

SECTION 5.10. Secretary. At every meeting of the Board of Directors, the Secretary shall record the minutes of the proceedings of the Board and shall provide copies of such minutes to all of the Directors and to such officers as the Chairman of the Board may direct. The Secretary shall give (or cause to be given) notice of all meetings of the Board of Directors and shall perform such other duties as from time to time may be proscribed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Treasurer. The Secretary shall have custody of the seal of the Corporation and shall have authority to affix the same to any instrument requiring it, and to attest the seal by his or her signature. The Board of Directors may give general authority to officers other than the Secretary to affix the seal of the Corporation and to attest the affixing thereof by their signature.

SECTION 5.11. Assistant Secretary. At the request of the Secretary, or in his or her absence or disability, any Assistant Secretary, shall perform all the duties of the Secretary and be subject to all the restrictions upon the Secretary. The Assistant Secretary shall perform such other duties as may be assigned to him or her by the Board of Directors or the Secretary.

SECTION 5.12. Assistant Treasurer. At the request of the Treasurer, or in his or her absence or disability, any Assistant Treasurer, shall perform all the duties of the Treasurer and be subject to all the restrictions upon the Treasurer. The Assistant Treasurer shall perform such other duties as may be assigned to him or her by the Board of Directors or the Treasurer.

SECTION 5.13. Other Officers. The other officers, if any, of the Corporation shall have such powers and duties in the management of the Corporation as shall be stated in a resolution adopted by the Board of Directors which is not inconsistent with these Bylaws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board. The Board may require any officer, agent, or employee to give security for the faithful performance of his duties.

ARTICLE VI

STOCK

SECTION 6.01. Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman of the Board of Directors, or by the Chief Executive Officer, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, certifying the number of shares owned by him in the Corporation. If such certificate is manually signed by one officer or manually countersigned by a transfer agent or by a registrar, any other signature on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

SECTION 6.02. Lost, Stolen or Destroyed Stock Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen, or destroyed, and the Corporation may require the owner of the lost, stolen, or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft, or destruction of any such certificate or the issuance of such new certificate.

ARTICLE VII

INDEMNIFICATION

SECTION 7.01. Indemnification. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit, or proceeding, whether civil,

criminal, administrative, or investigative, by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was a director, officer, employee, or agent of the Corporation or any predecessor of the Corporation, or serves or served any other enterprise as a director, officer, employee, or agent at the request of the Corporation or any predecessor of the Corporation.

SECTION 7.02. Payment of Expenses. The Corporation shall pay any expenses reasonably incurred by a director or officer in defending a civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation under this Article or otherwise. The Corporation may, by action of its Board of Directors, provide for the payment of such expenses incurred by employees and agents of the Corporation as it deems appropriate.

SECTION 7.03. Indemnity Not Exclusive. The rights conferred on any person under this Article shall not be deemed exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Corporation’s Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

All rights to indemnification and to the advancement of expenses under this Article shall be deemed to be provided by a contract between the Corporation and the director, officer, employee, or agent who serves in such capacity at any time while these Bylaws and any other relevant provisions of the Delaware General Corporation Law and any other applicable law, if any, are in effect. Any repeal or modification thereof shall not affect any rights or obligations then existing.

For purposes of this Article, references to “the Corporation” shall be deemed to include any subsidiary of the Corporation now or hereafter organized under the laws of the State of Delaware.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Waiver of Notice of Meetings. Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

SECTION 8.02. Seal. The Corporation may have a corporate seal which shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

SECTION 8.03. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs, or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

SECTION 8.04. Dividends. Dividends upon the stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, bonds, in property, or in shares of stock, subject to the provisions of the Certificate of Incorporation.

SECTION 8.05. Reserves. Before the payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve.

SECTION 8.06. Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

SECTION 8.07. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

SECTION 8.08. Off-Shore Offerings. In all offerings of securities pursuant to Regulation S of the Securities Act of 1933 (the “Act”), the Corporation shall require that its stock transfer agent refuse to register any transfer of securities not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933 or an available exemption under the Act.

SECTION 8.09. Amendments. These Bylaws may be altered, amended, or repealed at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, or repeal be contained in the notice of such special meeting.

* * *

ANNEX D

Section 83 of the International Business Companies Act Cap. 291

(1)	A member of a company incorporated under this Ordinance is entitled to payment of the fair value of his shares upon dissenting from-

(a) a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;

(b) a consolidation, if the company is a constituent company;

(c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including:

(i)	a disposition pursuant to an order of the court having jurisdiction in the matter;

(ii)
a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition; or

(iii)	a transfer pursuant to the power described in subsection (2) of section 9;

(d) a redemption of his shares by the company pursuant to section 81; and

(e) an arrangement, if permitted by the court.

(2)
A member who desires to exercise his entitlement under subsection (1) must give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with this Ordinance or where the proposed action is authorised by written consent of members without a meeting.

(3)	An objection under subsection (2) must include a statement that the member proposes to demand payment for his shares if the action is taken.

(4)
Within 20 days immediately following the date on which the vote of members authorising the action is taken, or the date on which written consent of members without a meeting is obtained, the company must give written notice of the authorisation or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented to in writing, the proposed action.

(5)
A member to whom the company was required to give notice who elects to dissent must, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice of his decision to elect to dissent, stating-

(a) his name and address;

(b) the number and classes or series of shares in respect of which he dissents; and

(c) a demand for payment of the fair value of his shares;

and a member who elects to dissent from a merger under section 77 must give to the company a written notice of his decision to elect to dissent within 20 days immediately following the date on which the copy of the plan of merger or an outline thereof is given to him in accordance with section 77.

(6)	A member who dissents must do so in respect of all shares that he holds in the company.

(7)	Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his shares.

D-1

(8)
Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a merger or consolidation, the surviving company or the consolidated company, must make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his shares.

(9)
If the company and a dissenting member fail, within the period of 30 days referred to in subsection (8), to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply-

(a) the company and the dissenting member shall each designate an appraiser;

(b) the two designated appraisers together shall designate a third appraiser;

(c)
the three appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorising the action was taken or the date on which written consent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and

(d)	the company shall pay to the member the amount in money upon the surrender by him of the certificates representing his shares.

(10)	Shares acquired by the company pursuant to subsection (8) or (9) shall be cancelled but if the shares are shares of a surviving company, they shall be available for reissue.

(11)
The enforcement by a member of his entitlement under this section excludes the enforcement by the member of a right to which he might otherwise be entitled by virtue of his holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.

(12)
Only subsections (1) and (8) to (11) shall apply in the case of a redemption of shares by a company pursuant to the provisions of section 81 and in such case the written offer to be made to the dissenting member pursuant to subsection (8) shall be made within 7 days immediately following the direction given to a company pursuant to section 81 to redeem its shares.

D-2

EXHIBIT INDEX

Exhibit Number	Description
2.1
Plan of Merger by and between China Security & Surveillance Technology, Inc., a BVI corporation, and China Security & Surveillance Technology, Inc., a Delaware corporation, dated September 30, 2006 (included in Annex A of the prospectus).

2.2
Share Exchange Agreement, dated as of July 22, 2005, between CSST BVI and China Safetech Holdings Limited (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 22, 2005).

3.1	Certificate of Incorporation of the registrant (included in Annex B of the prospectus).
3.2	By-laws of the registrant (included in Annex C of the prospectus).

5*	Opinion of Thelen Reid & Priest LLP.

8	Tax opinion of Thelen Reid & Priest LLP as to tax matters.
10.1
Share Purchase Agreement, dated as of July 22, 2005, by and among CSST BVI, Whitehorse Technology Limited and First Asia International Holdings Limited (herein incorporated by reference from the registrant’s report on Form 6-K filed with the Securities and Exchange Commission on July 22, 2005).

10.2
Stock Transfer Agreement, dated as of October 25, 2005, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited, Shenzhen Yuan Da Wei Shi Technology Limited and its stockholders Jianguo Jiang and Jing Li (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006).

10.3
Amendment No. 1 to the Equity Transfer Agreement, dated as of April 28, 2006, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited, Shenzhen Yuan Da Wei Shi Technology Limited and its stockholders Jianguo Jiang and Jing Li (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006).

10.4
Amendment No. 2 to the Equity Transfer Agreement, dated as of May 25, 2006, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited, Shenzhen Yuan Da Wei Shi Technology Limited and its stockholders Jianguo Jiang and Jing Li. (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006).

10.5
Securities Purchase Agreement, dated as of April 4, 2006, with certain investors for the sale of 2,666,667 shares of our common stock (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on April 5, 2006).

10.6
Registration Rights Agreement, dated as of April 4, 2006, with certain investors with respect to resale registration of 2,666,667 shares of our common stock (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on April 5, 2006).

10.7
Lease Agreement, dated as of April 18, 2006, by and between the Company and Shenzhen Huiye Technology Co. Ltd. (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006).

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10.8
Cooperation Agreement, dated as of February 17, 2006, by and between Golden Group Corporation (Shenzhen) Limited and Graduate School (Shenzhen) of Beijing University (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006).

10.9
Consulting Agreement, dated as of February 8, 2006, by and between the Company and Terence Yap (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006).

10.10
Amendment No. 1 to Consulting Agreement, dated as of June 27, 2006, by and between the Company and Terence Yap (herein incorporated by reference from the registrant’s annual report on Form 20-F filed with the Securities and Exchange Commission on June 28, 2006).

10.11
Form of Securities Purchase Agreement, dated as July 6, 2006, by and among CSST BVI and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 6, 2006).
.

10.12
Form of Registration Rights Agreement, dated as July 6, 2006, by and among CSST BVI and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 6, 2006).

10.13	Form of Warrant (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 6, 2006).
10.14
Form of Escrow Agreement, dated July 6, 2006, by and among CSST BVI, certain investors and Thelen Reid & Priest LLP (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 6, 2006).

10.15
Framework Agreement, dated July 6, 2006, by and among CSST BVI, China Safetech Holdings Limited and shareholders of Shanghai Cheng Feng Digital Technology Co., Ltd (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 7, 2006).

10.16
Form of Waiver and Amendment to Securities Purchase Agreement, dated July 26, 2006, by and among CSST BVI and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 31, 2006).

10.17
Form of Second Waiver and Amendment, dated July 27, 2006, by and among CSST BVI and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 31, 2006).

10.18
Asset Purchase Agreement, dated September 5, 2006, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited and Jian Golden An Ke Technology Co. Ltd. (English Summary) (herein incorporated by reference from the registrant’s registration statement on Form S-1 filed with the Securities and Exchange Commission on October 23, 2006).

10.19
Asset Purchase Agreement, dated September 5, 2006, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited and Shenzhen Golden Guangdian Technology Co. Ltd. (English Summary) (herein incorporated by reference from the registrant’s registration statement on Form S-1 filed with the Securities and Exchange Commission on October 23, 2006).

10.20
Asset Purchase Agreement, dated September 5, 2006, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited and Shenyang Golden Digital Technology Co. Ltd. (English Summary) (herein incorporated by reference from the registrant’s registration statement on Form S-1 filed with the Securities and Exchange Commission on October 23, 2006).

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10.21
Asset Purchase Agreement, dated September 5, 2006, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited and Jiangxi Golden Digital Technology Co. Ltd. (English Summary) (herein incorporated by reference from the registrant’s registration statement on Form S-1 filed with the Securities and Exchange Commission on October 23, 2006).

23.1*	Consent of Thelen Reid & Priest LLP (included in Exhibit 5).
23.2	Consent of Thelen Reid & Priest LLP (included in Exhibit 8).
23.3	Consent of GHP Horwath, P.C.
23.4	Consent of Child, Van Wagoner & Bradshaw, PLLC.
24	Power of Attorney (included on the signature page to the original registration statement filing).

* Previously filed in this registration file no. 333-137752.

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